   As filed with the Securities and Exchange Commission on February 2, 1999
                                                  Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 -----------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 -----------

                           THE ACKERLEY GROUP, INC.
            (Exact name of registrant as specified in its charter)

                                 -----------

            Delaware                           7310                          91-1043807
  (State or other jurisdiction     (Primary standard industrial           (I.R.S. employer
      of incorporation or
         organization)             classification code number)          identification no.)

                               1301 Fifth Avenue
                                  Suite 4000
                           Seattle, Washington 98101
                                (206) 624-2888
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 -----------

                                Denis M. Curley
                   Co-President and Chief Financial Officer
                               1301 Fifth Avenue
                                  Suite 4000
                           Seattle, Washington 98101
                                (206) 624-2888
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 -----------

                         Copies of communications to:
                                Carmen L. Smith
                               Graham & Dunn PC
                         1420 Fifth Avenue, 33rd Floor
                           Seattle, Washington 98101

                                 -----------

  Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective Registration Statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------
                                                                 Proposed
                                                   Proposed      Maximum
                                      Amount       Maximum      Aggregate    Amount of
     Title of Each Class of           Being     Offering Price   Offering   Registration
   Securities Being Registered      Registered   Per Note(1)     Price(1)      Fee(1)
----------------------------------------------------------------------------------------
9% Series B Senior Subordinated
 Notes
 due 2009.......................   $175,000,000      100%      $175,000,000   $48,650
----------------------------------------------------------------------------------------

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(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

                                 -----------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) 1933 Act, or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS WILL BE AMENDED OR COMPLETED; DATED FEBRUARY
                                    2, 1999

PROSPECTUS                                                          CONFIDENTIAL

                            The Ackerley Group, Inc.

  Offer to Exchange 9% Series B Senior Subordinated Notes due 2009 For Any and
         All Outstanding 9% Series A Senior Subordinated Notes due 2009

                                   --------

  We are offering a total of $175,000,000 of our 9% Series B Senior Subordinated Notes due 2009, which will be freely transferable, in exchange for our outstanding 9% Series A Senior Subordinated Notes due 2009. We refer to this Prospectus and the Letter of Transmittal that accompanies it as the "Exchange Offer." We refer to the 9% Series B Senior Subordinated Notes due 2009 being offered in the Exchange Offer as the "Exchange Notes" and we refer to the outstanding 9% Series A Senior Subordinated Notes due 2009 that can be exchanged for Exchange Notes as the "Initial Notes." We refer to the Exchange Notes and the Initial Notes together as the "Notes."

                          Terms of the Exchange Offer

  The Exchange Offer expires at 5:00 p.m., New York City time, on            ,
1999, unless extended.

  The Exchange Offer is subject to certain customary conditions, including the condition that the Exchange Offer not violate any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

  Tenders of Initial Notes may be withdrawn at any time prior to the expiration of the Exchange Offer.

  All Initial Notes that are validly tendered and not withdrawn will be exchanged for Exchange Notes.

  We will not receive any proceeds from the Exchange Offer.

  All broker-dealers must comply with the registration and prospectus deliver requirements of the Securities Act. See "Plan of Distribution."

  See "The Exchange Offer" for more information.

                          Terms of the Exchange Notes

  The terms of the Exchange Notes are identical to the terms of the Initial Notes, except that the Exchange Notes will not have any transfer restrictions or registration rights.

  The Exchange Notes will bear interest at the rate of 9% per year. Interest on the Exchange Notes is payable on January 15 and July 15 of each year, beginning on July 15, 1999. The Exchange Notes will mature on January 15, 2009.

  We may redeem some or all of the Exchange Notes at any time after January 15, 2004. The redemption prices are discussed under the caption "Description of the Exchange Notes--Optional Redemption." In addition, on or prior to January 15, 2002, we may, at our option, use the net cash proceeds of one or more of Public Equity Offerings (as defined in this Prospectus) to redeem the Exchange Notes in part at a redemption price equal to 109.000% of the aggregate principal amount of the Exchange Notes, provided that 66 2/3% of the aggregate principal amount of the Exchange Notes originally issued remain outstanding after any such redemption.

  The Exchange Notes will be unsecured obligations, subordinated in right of payment to all of our Senior Debt (as defined in this Prospectus).

  We do not intend to apply for listing of the Exchange Notes on any stock exchange or arrange for them to be quoted on any quotation system.

  See "Description of the Notes" for more information about the Exchange Notes.

  Investing in the Exchange Notes involves certain risks. See "Risk Factors" beginning on page 17.

                                   --------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

    , 1999.
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

  You should rely only on the information contained and incorporated by reference in this Prospectus. The Company has not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Where You Can Find More Information........................................   3
Prospectus Summary.........................................................   4
Risk Factors...............................................................  17
Use of Proceeds............................................................  30
Capitalization.............................................................  31
Selected Consolidated Financial Data.......................................  32
Unaudited Pro Forma Condensed Consolidated Financial Information...........  34
Management.................................................................  38
Description of Other Indebtedness..........................................  40
The Exchange Offer.........................................................  43
Description of the Notes...................................................  52
Book Entry; Delivery and Form..............................................  73
Certain Federal Income Tax Considerations..................................  76
Plan of Distribution.......................................................  76
Legal Matters..............................................................  77
Experts....................................................................  77

                      WHERE YOU CAN FIND MORE INFORMATION

  We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the Exchange Notes. This Prospectus does not contain all of the information included in the Registration Statement. Any statement made in this Prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any such contract, agreement or other document as an exhibit to the Registration Statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. We are required to file periodic reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports and other information with the SEC.

  You may read and copy the Registration Statement, including the attached exhibits, and any reports, statements or other information that we file, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549-1004, and at the SEC's Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site (http://www.sec.gov).

  The SEC allows us to "incorporate by reference' the information we file with them, which means that we can disclose important information to you by referring you to those documents. These incorporated documents contain important business and financial information about us that is not included in or delivered with this Prospectus. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information.

  The following documents filed by the Company with the SEC, and all other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the expiration of the Exchange Offer, are incorporated by reference into this
Prospectus:

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

    (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998; and

    (3) The Company's Current Reports on Form 8-K filed July 15, 1998 and December 7, 1998.

  These filings are available at the SEC's offices and internet site described above. They are also available to holders of Initial Notes, without charge, directly from us. To obtain such materials, please contact Denis M. Curley, The Ackerley Group, Inc., 1301 Fifth Avenue, Suite 4000, Seattle, Washington 98101. The Company's telephone number is (206) 624-2888.

  In order to ensure timely delivery of any copies of filings requested from
us, please write or telephone us no later than     , 1999 (five business days
prior to the expiration date of the Exchange Offer).

                               PROSPECTUS SUMMARY

  You should read this summary together with the more detailed information and financial data, including our consolidated financial statements and related notes (the "Consolidated Financial Statements"), included and incorporated by reference in this Prospectus. Unless otherwise expressly stated or the context otherwise requires, all references to "we," "our," "us," and the "Company" mean The Ackerley Group, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis. In addition, references to the "DMA" ranking of markets refer to their Designated Market Area rank, a measure of market size in the United States based on population as reported by the Nielsen Rating Service and a standard market measure used by the media industry; and references to "rating points" for television programs refer to the ratio of the total number of viewers of the program to the total number of television viewers in the geographic market.

The Company

  We are a diversified media and entertainment company which engages in three principal businesses: out-of-home media, broadcasting, and sports & entertainment. Our out-of-home media, broadcasting, and sports & entertainment segments accounted for 41%, 37%, and 22%, respectively, of our net revenue for the nine-month period ended September 30, 1998.

  Out-of-Home Media. We engage in outdoor advertising in Florida, Massachusetts, and the Pacific Northwest. At December 31, 1997, we had 8,838 outdoor displays in the markets of Miami/Fort Lauderdale and West Palm Beach/Fort Pierce, Florida; Boston/Worcester, Massachusetts; Seattle/Tacoma, Washington; and Portland, Oregon. We believe that we have leading positions in outdoor advertising in each of these markets, based upon the number of outdoor advertising displays.

  The following chart summarizes our out-of-home media operations.

                                                     At December 31, 1997
                                              ----------------------------------
                                        DMA                             Junior
  Market                              Rank(1) Bulletins(2) Posters(2) Posters(2)
  ------                              ------- ------------ ---------- ----------
Pacific Northwest:
  Seattle/Tacoma.....................    12       213        1,666       315
  Portland...........................    24       146        1,130         0
Massachusetts:
  Boston/Worcester...................     6       294        1,881        83
Florida:
  Miami/Fort Lauderdale..............    16       515        1,087       955
  West Palm Beach/Fort Pierce........    43       195          358         0

--------
(1) Source: Television & Cable Factbook, 1998 Edition.
(2) Bulletins are generally 14 feet high by 48 feet wide. Posters, the most common type of billboard, are generally 12 feet high by 25 feet wide. Junior posters are generally six feet high by 12 feet wide.

  Broadcasting. We also engage in television and radio broadcasting. Assuming completion of all pending transactions, we would own eleven television stations, operate two additional television stations under time brokerage agreements, and own and operate six radio stations.

  The following table sets forth information about our portfolio of television stations (including television stations we plan to acquire and television stations operated under time brokerage agreements) and the markets in which they operate. Further information regarding pending acquisitions and dispositions is set forth under "--Recent Developments" and "Risk Factors-- Broadcasting--Approval of Purchase and Sale Transactions."

                                                  Date Acquired                                      No. of
                                                   or of Time                                      Commercial
                                          Call      Brokerage         Network               DMA   TV Stations
Market                                  Letters     Agreement       Affiliation Frequency Rank(1) in Market(2)
------                                  -------  ---------------    ----------- --------- ------  ------------
Central New York
----------------
Syracuse, New York (owned)............    WIXT      May 1982            ABC        VHF      72       3 VHF
                                                                                                     2 UHF(3)
Rochester, New York (pending              WOKR         --(4)            ABC        VHF      75       3 VHF
 acquisition).........................                                                               1 UHF
Binghamton, New York (owned)..........    WIVT      July 1997(5)        ABC        UHF     154       1 VHF
                                                                                                     2 UHF
Utica, New York (time brokerage           WUTR      June 1997(6)        ABC        UHF     169       1 VHF
 agreement)...........................                                                               2 UHF
California
----------
Santa
 Barbara/Santa Maria/San Luis Obispo,
 California (pending acquisition;         KCOY   January 1999(7)        CBS        VHF     115        3VHF
 interim time brokerage agreement)....
Salinas/Monterey, California (owned;
 pending sale; future time brokerage    KCBA(TV)    June 1986(8)        FOX        UHF     121       1 VHF
 agreement)...........................                                                               3 UHF(9)
Salinas/Monterey, California (pending
 acquisition; interim time brokerage    KION(TV)   April 1996(10)       CBS        UHF     121       1 VHF
 agreement)...........................                                                               3 UHF(9)
Bakersfield, California (owned).......    KGET    October 1983          NBC        UHF     131       4 UHF(11)
Eureka, California (owned)............    KVIQ      July 1998(12)       CBS        VHF     189       2 VHF
                                                                                                     2 UHF
Santa Rosa, California (owned)........    KFTY     April 1996          None        UHF    --(13)     6 VHF
                                                                                                     11 UHF
Other
-----
Colorado Springs/Pueblo, Colorado
 (owned; pending sale)................    KKTV    January 1983(14)      CBS        VHF      94       3 VHF
                                                                                                     1 UHF(15)
Eugene, Oregon (pending acquisition;      KMTR    December 1998(16)     NBC        VHF     120       3 VHF
 interim time brokerage agreement)....                                                               6 UHF
Fairbanks, Alaska (pending                                                         VHF     205       4 VHF
 acquisition).........................    KTVF         --(17)         NBC/UPN
Vancouver, British Columbia and
 portions of
 Seattle, Washington (owned)..........    KVOS      June 1985          None        VHF    --(18)     --(18)

--------
 (1) Source: Television & Cable Factbook, 1998 Edition. DMA rank is based on population as reported by the Nielsen Rating Service.
 (2) Source: Television & Cable Factbook, 1998 Edition. The number of stations listed does not include digital television stations, public broadcasting stations, satellite stations, or translators which rebroadcast signals from distant stations, and also may not include smaller television stations whose rankings fall below reporting thresholds.
 (3) Two additional UHF channels have been allocated in the Syracuse market; however, there has been no construction activity to date with respect to these channels.
 (4) In September 1998, we entered into an agreement to purchase WOKR.
 (5) We acquired WIVT in August 1998. Pending approval of the acquisition by the FCC, we operated the station under a time brokerage agreement with the previous owner. The date in this column reflects the date the time brokerage agreement was entered into.

 (6) We do not own WUTR but operate the station under a time brokerage agreement with the current owner. The date in this column reflects the date the time brokerage agreement was entered into.
 (7) In December 1998, we entered into an asset exchange agreement, pursuant to which we would exchange KKTV for KCOY and a cash payment. Pending approval of this transaction by the FCC, we are operating KCOY under a time brokerage agreement with the current owner. The date in this column reflects the date that the time brokerage agreement was entered into.
 (8) In November 1998, we entered into an agreement to sell substantially all the assets of KCBA(TV). Subject to FCC approval, we would continue to operate the station after the sale pursuant to a time brokerage agreement with the purchaser.
 (9) One additional UHF channel has been allocated in the Salinas/Monterey market; however, there has been no construction activity to date with respect to this channel.
(10) In November 1998, we entered into a purchase agreement to acquire KION(TV). The purchase of this station is contingent upon our sale of KCBA(TV), as described in footnote (8). Pending approval of this acquisition by the FCC, we are operating the station under a time brokerage agreement with the current owner. The date in this column reflects the date the time brokerage agreement was entered into.
(11) Two additional UHF channels have been allocated in the Bakersfield market; however, there has been no construction activity to date with respect to these channels.
(12) We acquired KVIQ in January 1999. Pending approval of this acquisition by the FCC, we operated the station under a time brokerage agreement with the former owner. The date in this column reflects the date the time brokerage agreement was entered into.
(13) While KFTY is included in the San Francisco-Oakland-San Jose DMA market, which has a DMA rank of 5, the station principally serves the community of Santa Rosa, which is not separately ranked.
(14) In December 1998, we entered into an asset exchange agreement, pursuant to which we would exchange KKTV for KCOY and a cash payment. Pending approval of this transaction by the FCC, the purchaser is operating KKTV under a time brokerage agreement.
(15) Two additional UHF channels have been allocated in the Colorado Springs/Pueblo market; however, there has been no construction activity to date with respect to these channels.
(16) In December 1998, we entered into an agreement to acquire the assets of KMTR. Pending approval of this acquisition by the FCC, we are operating the station under a time brokerage agreement with the current owner. The date in this column reflects the date the time brokerage agreement was entered into. The acquisition includes the assets of two satellite stations, KMTX (Roseburg, Oregon) and KMTZ (Coos Bay, Oregon), and one low power station, KMOR-LP (Eugene, Oregon).
(17) In August 1998, we entered into an agreement to purchase KTVF.
(18) KVOS, located in Bellingham, Washington, serves primarily the Vancouver, British Columbia market (located in size, according to the Nielsen Rating Service as of January 1998, between the markets of Denver, Colorado and Pittsburgh, Pennsylvania, which have DMA rankings of 18 and 19, respectively), and a portion of the Seattle, Washington market (DMA rank
     12) and the Whatcom County, Washington market. The station's primary competition consists of five Canadian stations. DMA rankings are from the Television & Cable Factbook, 1998 Edition.

  The following table sets forth information about our portfolio of radio stations (including radio stations we plan to acquire). Further information with respect to pending acquisitions of radio stations is set forth under "-- Recent Developments" and "Risk Factors--Broadcasting--Approval of Purchase and Sale Transactions."

                                                                               Radio Station
                                                                No. of          Format and
                                                     MSA      Commercial          Primary
                          Call                      Market  Radio Stations      Demographic
      Market            Letters    Date Acquired    Rank(1)  in Market(1)         Target
      ------            -------    -------------    ------  -------------- ---------------------
Seattle/Tacoma,          KJR(AM)     May 1984(2)      13          9 AM         Sports Talk;
 Washington                                                                      Men 25-54(3)
 (owned)
                         KJR-FM(4) October 1987(2)              19 FM          Classic Hits;
                                                                               Adults 25-54
                        KUBE(FM)     July 1994(5)                           Top 40 Contemporary
                                                                                Hit Radio;
                                                                               Persons 18-34
                        KHHO(AM)    March 1998                                 Sports Talk;
                                                                                 Men 25-54
Fairbanks, Alaska       KXLR(FM)        --(6)         --(7)      7 FM(8)   Oldies; Classic Rock;
 (pending acquisition)                                                       Persons 25-49(8)
                        KCBF(AM)        --(6)                    3 AM(8)          Oldies;
                                                                             Persons 35-54(8)

--------

(1) Source: Summer 1998 Arbitron Radio Market Report. Metro Survey Area ("MSA") market rank is based on population.
(2) Reflects the dates on which we originally acquired the stations. We contributed the stations' assets to New Century Seattle Partners, L.P., a Delaware limited partnership (the "Partnership"), in 1994. We first acquired a limited partnership interest in the Partnership in 1994 and, in 1998, the Partnership became our wholly-owned subsidiary. Since then, the broadcast licenses have been transferred to one of our other subsidiaries, and the Partnership dissolved.

(3) KJR(AM) serves as the Seattle SuperSonics' flagship radio station.
(4) Formerly KLTX(FM).
(5) The date shown in the column reflects the date on which the Partnership acquired the station from Cook Inlet, Inc.
(6) On August 4, 1998, we entered into an agreement to acquire these stations.
(7) Not ranked.
(8) Source: Broadcasting & Cable Yearbook, 1997 Edition.

  Sports & Entertainment. Our sports & entertainment segment includes ownership of the Seattle SuperSonics, the National Basketball Association's (the "NBA") Pacific Division Champions for the past three NBA seasons. In addition, we engage in sports marketing and promotion of the SuperSonics through our Full House Sports & Entertainment division.

  We have our principal executive offices at 1301 Fifth Avenue, Suite 4000, Seattle, Washington 98101, and our telephone number is (206) 624-2888.

Strategy

  Our primary strategy is to develop and acquire media assets which enable us to offer advertisers a choice of media outlets for distributing their marketing messages. To this end, we assembled a diverse portfolio of media assets. We believe our businesses are linked by a common goal of increasing the number of advertising impressions made, regardless of whether the impression is made via radio, television, or out-of-home media display. Further, we seek to exploit the operating synergies which we believe exist from its ownership of both distribution (the broadcasting and out-of-home segments) and content (the sports & entertainment segment) assets.

  We seek to grow by investing in the expansion of our existing operations through additions and upgrades to our facilities and programming. We also look to grow through opportunistic acquisitions in our existing business lines and by exploring new synergistic business ventures. We target markets where we see an opportunity to improve market share, take advantage of regional efficiencies, and develop our television stations into local news franchises.

  We believe the following elements of our strategy provide us with certain competitive advantages:

  Leading Market Position in Outdoor Markets Served. We believe that we own the most outdoor advertising display faces in each of the five geographic markets in which we operate, based on the Traffic Audit Bureau's most recent Summary of Audited Markets, issued in October 1998. Our five outdoor advertising markets are Seattle/Tacoma, Washington; Portland, Oregon; Boston/Worcester, Massachusetts; Miami/Fort Lauderdale, Florida; and West Palm Beach/Fort Pierce, Florida.

  Focus on Local News Leadership as Driver of Broadcast Revenue. We believe local news leadership is an important contributor to audience and revenue growth for our television stations, and seek to be the market leader in terms of local news ratings points delivered in the geographic markets served by our television stations. We favor investing in the production of our own local news programming over the purchase of syndicated programming because we believe we have greater ability to improve the ratings of local news programming. For example, after we acquired KGET in Bakersfield, California and WIXT in Syracuse, New York, they both improved to be the first-ranked stations in their respective markets, in terms of local news ratings points delivered according to the February 1998 Nielsen Station Index. Of the five network-affiliated television stations we currently own, three ranked number one in local news ratings points delivered, according to the February 1998 Nielsen Station Index. Over the last three years, we have increased local news programming at eight of the television stations we own or operate by one to three and a half hours per weekday. We believe that this has contributed to the improved financial performance of those stations, and we continue to invest in local news programming.

  Diversified Portfolio of Television Stations. Our television station portfolio is diversified across networks, including stations affiliated with major networks, and across geographic regions. We believe such diversification is beneficial, as it reduces our reliance upon any one network's programming, and mitigates our exposure to the economic cycles of any one geographic market.

  Strength in Seattle/Tacoma Radio Market. We have developed a strong presence in the Seattle/Tacoma radio market through our ownership and operation of four radio stations in the area. One of those stations, KUBE(FM), is the leading FM station in the market in terms of audience share, according to the Summer 1998 Arbitron Radio Market Report. We also seek to use our ownership of the Seattle SuperSonics to increase the audience share of these radio stations, as discussed in the paragraph below.

  Ownership of the Seattle SuperSonics. The Seattle SuperSonics have the second best aggregate regular season win/loss record of any NBA team over the past five seasons. We believe that our ownership of the Seattle SuperSonics enhances the effectiveness of our media operations by (i) providing regionally significant programming, (ii) generating listener loyalty for our radio stations, and (iii) increasing the number of individuals exposed to the advertising we provide. We seek to extract additional value from our ownership of the Seattle SuperSonics through the sale of team sponsorships, which includes sales of advertising on signs in Seattle's Key Arena and on radio and television broadcasts of SuperSonics games. We also receive revenue from our interest in activities coordinated by the NBA, such as advertising on nationally televised games and other licensing arrangements. As a result of our ownership of different media outlets, our sports & entertainment segment can offer advertisers greater choice than a single outlet entity. We believe this helps our advertisers to more effectively reach their target audiences.

  Low Reliance Upon Tobacco Advertisers. Over the past several years, the U.S. Food and Drug Administration ("FDA") and other governmental entities have become more active in their regulation and scrutiny of tobacco, including its advertising. We expect that such increased scrutiny will continue, and will lead to additional restrictions or prohibition of outdoor advertising of tobacco products. For more information on regulation of tobacco advertising, see "Risk Factors--Out-of-Home Media--Tobacco Advertising." We are proactively seeking to reduce our reliance upon tobacco advertising. For the nine-month period ended September 30, 1998, outdoor tobacco advertising represented approximately 3% of our consolidated net revenue, down from 5% of our consolidated net revenue for the year ended December 31, 1997.

  Leadership of Company Founder. Barry A. Ackerley, one of our founders and our current Chairman and Chief Executive Officer, has been actively involved with the Company since our inception in 1975. Early in our history, Mr. Ackerley recognized the synergies that could be achieved through ownership of outdoor advertising, broadcasting, and sports & entertainment assets. With this vision, Mr. Ackerley led our expansion from outdoor advertising into broadcasting and sports and entertainment well before the current trend toward consolidation among these industries.

  Experienced Corporate Management. While Mr. Ackerley remains significantly involved in our operations, and is the single largest stockholder in the Company, he has developed an experienced corporate management team to help us achieve the desired synergies among our business units. Our four executive officers have worked together for eight years, and collectively have an aggregate of 98 years of experience in the various industries in which we are involved.

  Decentralized Management Structure; Experienced Management. We have granted the management of our operating units the authority and autonomy necessary to run each unit as a business and to respond effectively to changes in each market environment. Experienced local managers enhance our ability to respond to local market changes rapidly and effectively. The average experience of our 12 division managers in their respective industries is more than 18 years. We aim to continue improving our operating performance through our team of experienced local managers and corporate staff.

Recent Developments

  New Credit Facility. On January 22, 1999, we entered into a new bank credit agreement ("1999 Credit Agreement") providing us with an aggregate $325.0 million in borrowing capacity. We borrowed $70.0 million at closing consisting of $65.0 million of the term loan facility ("Term Loan Facility") and $5.0 million of the revolving loan facility ("Revolving Loan Facility"). Borrowings under the 1999 Credit Agreement were used to repay our previous credit agreement ("1998 Credit Agreement") and for working capital purposes. We may borrow an additional $85.0 million of the Term Loan Facility to acquire WOKR(TV). See "Pending Acquisition of WOKR(TV)" below. For further description of the terms of the 1999 Credit Agreement, see "Description of Other Indebtedness--1999 Credit Agreement."

  NBA Lockout. On March 23, 1998 the Board of Governors of the NBA voted to reopen the NBA's collective bargaining agreement with the National Basketball Players Association. As a result, the collective bargaining agreement expired on June 30, 1998 and the players were locked out. Preseason and regular season games scheduled through approximately the beginning of February 1999 have been cancelled. On January 20, 1999, the NBA Board of Governors and the National Basketball Players Association entered into a new six-year collective bargaining agreement between the NBA and the National Basketball Players Association. Consequently, the 1998-1999 NBA season will start on February 5, 1999, with 50 regular-season games planned. For more information regarding the NBA lockout and the new collective bargaining agreement, see "Risk Factors-- Sports & Entertainment--NBA Lockout; Labor Relations in Professional Sports."

  Pending Acquisition of WOKR(TV). On September 25, 1998, we entered into a purchase agreement with Sinclair Communications, Inc. to acquire substantially all of the assets of WOKR(TV), an ABC affiliate licensed to Rochester, New York. The purchase price is approximately $125.0 million, subject to possible adjustments under the terms of the purchase agreement, plus the assumption of certain liabilities. We have paid $12.5 million of the purchase price into an escrow account, with the balance due at closing. We will finance the balance principally through funds borrowed under the 1999 Credit Agreement. For more information regarding the 1999 Credit Agreement, see "--New Credit Facility" above and "Description of Other Indebtedness--Credit Agreement." Closing of the transaction is subject to a number of conditions, including the acquisition of the station by Sinclair Communications, Inc. from Guy Gannett Communications and the receipt of approval from the FCC, which we have requested. We anticipate that the closing will occur in the first quarter of 1999. Either party may terminate the purchase agreement, subject to certain conditions, if closing has not occurred by September 4, 1999. See "Risk Factors--Conditions to Acquiring WOKR(TV)."

  Pending Acquisition of KMTR(TV). On November 30, 1998, we entered into an Acquisition Agreement with Wicks Broadcast Group Limited Partnership to acquire the assets of television station KMTR(TV), Eugene, Oregon, together with two satellite stations licensed to Roseburg and Coos Bay, Oregon and a low power station licensed to Eugene. The purchase price is approximately $26.0 million, subject to certain adjustments, plus the assumption of certain liabilities. Closing is subject to, among other things, approval of the FCC, which the parties have requested. We anticipate closing will take place in the first quarter of 1999. Also on November 30, 1998, we entered into a time brokerage agreement to operate the stations until closing.

  Sale of Airport Advertising Operations. On June 30, 1998, we sold substantially all of the assets of our airport advertising operations to Sky Sites, Inc., a subsidiary of Havas, S.A., pursuant to an agreement dated May 19, 1998. The sale price consisted of a base cash price of $40.0 million, paid on the closing date of the transaction, and an additional cash payment of approximately $2.9 million (the "Contingent Payment"), of which $1.2 million was paid in December 1998 and the remainder was paid in January 1999. The pre-tax gain on this transaction (after giving effect to the Contingent Payment) was approximately $35.3 million. The asset sale agreement contains customary indemnification provisions by us and the buyer, and also contains a non-competition agreement whereby we have agreed not to engage in the airport advertising business for a period of five years after the closing date of the transaction.

  Pending Acquisition of KTVF(TV), KXLR(FM) and KCBF(AM). On August 4, 1998, we entered into an agreement to purchase the assets of KTVF(TV), a NBC affiliate, for $7.2 million, and two radio stations, KXLR(FM) and KCBF(AM), for $800,000. All three stations are licensed to Fairbanks, Alaska. The transactions are subject to, among other things, FCC approval. In conjunction with this agreement, on August 5, 1998, we granted an option to a third party for $500,000 to purchase from the Company the assets of KTVF(TV) for $6.7 million and the two radio stations for $800,000, plus certain additional payments. The option may be exercised at any time beginning on the third anniversary of our acquisition of the stations through the seventh anniversary of the acquisition, subject to earlier termination under certain circumstances. In addition, the optionee may require us to repurchase the option for $500,000 under certain circumstances.

  Pending Sale of KCBA(TV) and Acquisition of KION(TV). On November 2, 1998, we entered into an agreement to purchase substantially all of the assets of KION(TV), a CBS affiliate licensed to Monterey, California, for $7.7 million, subject to certain reductions. The purchase of this station is subject to FCC approval and is contingent upon our sale of KCBA(TV) as described below. Pending FCC approval of this transaction, we are operating the station pursuant to a time brokerage agreement with the current owner.

  On November 3, 1998, we entered into an agreement to sell substantially all of the assets of KCBA(TV), a FOX affiliate licensed to Salinas, California, for $11.0 million. This transaction is subject to FCC approval and is contingent upon the Company's purchase of KION(TV), as described above. Subject to FCC approval, we would continue to operate the station after the sale pursuant to a time brokerage agreement with the purchaser.

  Pending Exchange of KKTV(TV) for KCOY(TV). On December 30, 1998, we entered into an asset exchange agreement with Benedek Broadcasting Corporation. Under the agreement, Benedek Broadcasting Corporation would acquire substantially all of the assets, and assume certain liabilities, of KKTV(TV), a CBS affiliate licensed to Colorado Springs, Colorado. In exchange, we would (i) acquire substantially all of the assets, and assume certain liabilities, of KCOY(TV), a CBS affiliate licensed to Santa Maria, California, and (ii) receive a cash payment of approximately $9.0 million (subject to certain adjustments). Closing is subject to, among other things, approval of the FCC and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We anticipate closing will take place in the first quarter of 1999. Also on December 30, 1998, we entered into a time brokerage agreement to operate KCOY(TV) until closing, and a time brokerage agreement for Benedek to operate KKTV(TV) until closing.

  Acquisition of KVIQ(TV). On January 4, 1999, we purchased substantially all of the assets of KVIQ(TV), a CBS affiliate licensed to Eureka, California, for $5.5 million, pursuant to an agreement dated July 15, 1998. Pending closing of the transaction, we operated the station pursuant to a time brokerage agreement with the former owner.

  The pending acquisitions and disposition described above are subject to certain conditions, including receipt of FCC approval. See "Risk Factors-- Broadcasting--Approval of Purchase and Sale Transactions." Accordingly, we cannot guarantee that such transactions will be completed.

  Acquisition of Out-Of-Home Advertising Company in Miami, Florida. On September 4, 1998, we purchased substantially all of the assets of an out-of-home advertising company in Miami, Florida for approximately $2.4 million.

  Repayment of Senior Secured Notes. In October 1998, we repaid $120.0 million aggregate principal amount of our 10.75% Senior Secured Notes due 2003 (the "Senior Secured Notes") with borrowings under the term loan facility of our 1998 Credit Agreement. This repayment resulted in a charge of $4.3 million, net of applicable income taxes, consisting of prepayment fees and the write-off of deferred financing costs, which charge will be recognized in the fourth quarter of 1998. In addition, we repaid $35.0 million aggregate principal amount of borrowings under a subsidiary's credit agreement with the proceeds from revolving credit borrowings under the 1998 Credit Agreement, and terminated that subsidiary's credit agreement.

                               The Exchange Offer


Registration Rights Agreement...  We issued the Initial Notes on December 14,
                                  1998 to Salomon Smith Barney, First Union
                                  Capital Markets, and Fleet Securities, Inc.
                                  (the "Initial Purchasers").
                                  The Initial Purchasers placed the Initial
                                  Notes with qualified institutional buyers and non-U.S. persons in transactions exempt from the registration requirements of the Securities Act and applicable state securities laws. In connection with this private placement, we entered into a registration rights agreement with the Initial Purchasers, which provides, among other things, for the Exchange Offer. See "The Exchange Offer."


The Exchange Offer..............  We are offering Exchange Notes in exchange for an equal principal amount of Initial
                                  Notes. As of this date, there is $175,000,000 aggregate principal amount of Initial Notes outstanding. Initial Notes may be tendered only in integral multiples of $1,000.


Resale of Exchange Notes........  We believe that the Exchange Notes issued in the Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                     . you are acquiring the Exchange Notes in
                                       the ordinary course of your business;

                                     . you are not participating, do not
                                       intend to participate, and have no
                                       arrangement or understanding with any
                                       person to participate, in the
                                       distribution of the Exchange Notes; and

                                     . you are not an "affiliate" of ours.

                                  If any of the foregoing are not true and you transfer any Exchange Note without registering such Exchange Note and delivering a prospectus meeting the requirements of the Securities Act, or without an exemption from registration of your Exchange Notes from such requirements, you may incur liability under the Securities Act. We do not assume or indemnify you against such liability.

                                  Each broker-dealer that is issued Exchange
                                  Notes for its own account in exchange for Initial Notes that were acquired by such broker-dealer as a result of market making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. A broker-dealer may use this Prospectus for an offer to resell, a resale or any other retransfer of the Exchange Notes. See "Plan of Distribution."

                                  Subject to certain limitations, we will take steps to ensure that the issuance of the Exchange Notes will comply with state securities or "blue sky' laws.

Consequences of Failure to
 Exchange Initial Notes.........  If you do not exchange your Initial Notes for
                                  Exchange Notes, you will no longer be able to compel us to register the Initial Notes under the Securities Act. In addition, you will not be able to offer or sell the Initial Notes unless they are registered under the Securities Act (and we will have no obligation to register them, except for some limited exceptions), or unless you offer or sell them under an exemption from the requirements of, or a transaction not subject to, the Securities Act. See "Risk Factors-- Failure to Participate in the Exchange Offer Will Have Adverse Consequences" and "The Exchange Offer--Effect of the Exchange Offer."


Expiration of the Exchange
 Offer..........................  The Exchange Offer will expire at 5:00 p.m.,
                                  New York City time, on            , 1999 (the
                                  "Expiration Date"), unless we decide to
                                  extend the Expiration Date.

Conditions to the Exchange
 Offer..........................  The Exchange Offer is not subject to any condition other than certain customary
                                  conditions, including that: the Exchange
                                  Offer does not violate any applicable law or applicable interpretation of law of the staff of the SEC; no litigation materially impairs our ability to proceed with the Exchange Offer; and we obtain all the governmental approvals we deem necessary for the Exchange Offer. See "The Exchange Offer--Certain Conditions to the Exchange Offer."


Procedures for Tendering
 Initial Notes..................  If you wish to accept the Exchange Offer, you must complete, sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, and transmit it together with all other documents required by the Letter of Transmittal (including the Initial Notes to be exchanged) to The Bank of New York, as exchange agent (the "Exchange Agent") at the address set forth on the cover page of the Letter of Transmittal. In the alternative, you can tender your Initial Notes by following the procedures for book-entry transfer, as described in this document. For more information on accepting the Exchange Offer and tendering your Initial Notes, see "The Exchange Offer--Procedures for Tendering" and "--Book-Entry Transfer."

Guaranteed Delivery
 Procedures.....................  If you wish to tender your Initial Notes and you cannot get your required documents to the Exchange Agent by the Expiration Date, you may tender your Initial Notes according to the guaranteed delivery procedure under the heading "The Exchange Offer--Guaranteed Delivery Procedures."

Special Procedure for
 Beneficial Holders.............  If you are a beneficial holder whose Initial
                                  Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your Initial Notes in the Exchange Offer, you should contact the registered holder promptly and instruct the registered holder to tender your Initial Notes on your behalf. If you are a beneficial holder and you wish to tender your Initial Notes on your own behalf, you must, prior to delivering the Letter of Transmittal and your Initial Notes to the Exchange Agent, either make appropriate arrangements to register ownership of your Initial Notes in your own name or obtain a properly completed bond power from the registered holder. See "The Exchange Offer--Procedures for Tendering."

Withdrawal Rights...............  You may withdraw the tender of your Initial
                                  Notes at any time prior to 5:00 p.m., New
                                  York City time, on the Expiration Date. To withdraw, you must send a written or facsimile transmission of your notice of withdrawal to the Exchange Agent at its address set forth herein under "The Exchange Offer--Exchange Agent" by 5:00 p.m., New York City time, on the Expiration Date.


Acceptance of Initial Notes and
 Delivery of Exchange Notes.....  Subject to certain conditions, we will accept any and all Initial Notes that are properly tendered in the Exchange Offer and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We will deliver the Exchange Notes promptly after the Expiration Date. See "The Exchange Offer-- Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."

Tax Considerations..............  We believe that the exchange of Initial Notes for Exchange Notes will not be a taxable exchange for federal income tax purposes, but you should consult your tax adviser about the tax consequences of this exchange. See "Certain U.S. Federal Income Tax Considerations."

Exchange Agent..................  The Bank of New York is serving as exchange agent in connection with the Exchange Offer.

Fees and Expenses...............  We will bear all expenses related to consummating the Exchange Offer and complying with the Registration Rights Agreement. See "The Exchange Offer--Fees and Expenses."

Use of Proceeds.................  We will not receive any cash proceeds from the issuance of the Exchange Notes. We used the proceeds from the sale of the Initial Notes to reduce outstanding borrowings under the 1998 Credit Agreement. See "Use of Proceeds."

                   Summary Description of the Exchange Notes

   The terms of the Exchange Notes and the terms of the Initial Notes for which they are offered in exchange are identical in all material respects, except that (i) the Exchange Notes will be free of transfer restrictions for most investors, as described below opposite the caption "Resale of Exchange Notes" and (ii) the Exchange Notes will not entitle their holders to registration rights. The terms of the Exchange Notes, which are specified in greater detail in this Prospectus under the heading "Description of the Notes," include the following:

Notes Offered...................  $175,000,000 aggregate principal amount of 9%
                                  Series B Senior Subordinated Notes due 2009.

Maturity........................  January 15, 2009.

Interest Payments...............  January 15 and July 15, commencing July 15,
                                  1999.

Ranking.........................  The Exchange Notes will be unsecured senior subordinated obligations and will be
                                  subordinated to all existing and future
                                  Senior Debt. The Exchange Notes effectively will rank junior to all liabilities of our subsidiaries. Because the Exchange Notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the Exchange Notes will not receive any payment until holders of Senior Debt have been paid in full. The term "Senior Debt" is defined in the "Description of the Notes--Certain Definitions" section of this Prospectus.

                                  As of September 30, 1998, on a pro forma basis after giving effect to the offering of the Initial Notes and our use of the estimated net proceeds therefrom to repay borrowings as described under "Use of Proceeds," and assuming that the repayment of our Senior Secured Notes with borrowings under the 1998 Credit Agreement had occurred on September 30, 1998, we would have had approximately $51.8 million of consolidated Senior Debt outstanding.

Optional Redemption.............  We may redeem the Exchange Notes, in whole or in part, at any time on or after January 15,
                                  2004 at the redemption prices set forth in
                                  this Prospectus.
Public Equity Offering Optional
 Redemption.....................  On or prior to January 15, 2002, we may redeem Exchange Notes with the net proceeds of one or more public equity offerings at 109.000% of the principal amount thereof, plus accrued interest, if at least 66 2/3% of the original aggregate principal amount of the Exchange Notes remains outstanding after such redemption. See "Description of the Notes--Optional Redemption."

Change in Control...............  Upon a Change of Control (as defined below under "Description of the Notes--Certain
                                  Definitions"), each holder of Exchange Notes may require us to repurchase all or a portion of the Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest.

                                  See "Description of the Notes--Change of Control." However, if any such Change of Control occurs, there can be no assurance that we will be able to repurchase Exchange Notes tendered by holders. See "Risk Factors--Limitations on Purchase of Notes Upon a Change of Control."

Sinking Fund....................  None.

Certain Covenants...............  The indenture governing the Exchange Notes
                                  (the "Indenture") contains covenants that, among other things, limit our ability and the ability of our subsidiaries (other than Unrestricted Subsidiaries (as defined in this Prospectus)) to:

                                  . incur additional indebtedness,

                                  . pay dividends on, redeem or repurchase our
                                    capital stock, or make investments,

                                  . issue or allow any person to own any
                                    preferred stock of restricted subsidiaries,

                                  . incur or permit to exist indebtedness of
                                    The Ackerley Group, Inc. senior to the
                                    Exchange Notes which is subordinated to any other indebtedness of The Ackerley Group, Inc.,

                                  . enter into sale and leaseback transactions,

                                  . incur or permit to exist certain liens,

                                  . sell assets,

                                  . in the case of our subsidiaries (other than
                                    Unrestricted Subsidiaries), guarantee
                                    indebtedness,

                                  . in the case of our subsidiaries (other than
                                    Unrestricted Subsidiaries), create or
                                    permit to exist dividend or payment
                                    restrictions with respect to The Ackerley
                                    Group, Inc.,

                                  . engage in transactions with affiliates, and

                                  . consolidate, merge or transfer all or
                                    substantially all of our assets and the
                                    assets of our subsidiaries on a
                                    consolidated basis.

                                  These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this Prospectus.

Trading.........................  We do not intend to apply for listing of the
                                  Exchange Notes on any stock exchange or
                                  arrange for them to be quoted on any
                                  quotation system.

Risk Factors....................  See "Risk Factors" for a discussion of factors which should be carefully considered before deciding to invest in the Exchange Notes.

                             Summary Financial Data

  The following historical consolidated statement of operations data and historical consolidated other data for each of the three years in the period ended December 31, 1997 and the historical consolidated balance sheet data at December 31, 1997 and 1996 are derived from the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 1997 included and incorporated by reference. The Consolidated Financial Statements for such periods have been audited by Ernst & Young LLP, independent auditors. The historical consolidated statement of operations data and historical consolidated other data for the years ended December 31, 1994 and 1993 and the historical consolidated balance sheet data at December 31, 1995, 1994, and 1993 are derived from our audited financial statements not included or incorporated by reference in this Prospectus. The financial data as of and for the nine-month periods ended September 30, 1998 and 1997 are unaudited but, in our opinion include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for such periods. The results of operations for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

  The following data should be read in conjunction with, and are qualified in their entirety by reference to, the historical financial statements and other historical financial data included and incorporated by reference in this Prospectus.

                             Nine-Month Period
                            Ended September 30,              Year Ended December 31,
                          ----------------------- -------------------------------------------------
                             1998        1997       1997      1996      1995      1994      1993
                          ----------- ----------- --------  --------  --------  --------  ---------
                          (unaudited) (unaudited)
                                                 (Dollars in thousands)
Consolidated Statement
 of Operations Data:
Net revenue.............   $204,970    $192,266   $271,175  $247,298  $207,397  $186,102  $ 170,617
Income (loss) before
 income taxes and
 extraordinary item(1)..     37,824      12,380     13,757    18,887    (1,399)    9,004      3,093
Income (loss) before
 extraordinary item(1)..     23,435      14,603     32,929    16,129    (2,914)    8,931      2,960
Net income (loss)(1)....     23,435      14,603     32,929    15,774    (2,914)    6,832      2,335
Other Data:
Segment Operating Cash
 Flow(2)................     47,444      48,797     70,436    68,577    58,571    49,342     42,800
Corporate overhead......    (10,944)     (7,685)   (10,013)   (8,233)   (7,517)   (6,052)    (4,499)
EBITDA(3)...............     36,500      41,112     60,423    60,344    51,054    43,290     38,301
Depreciation and
 amortization...........     10,771       9,858     16,103    16,996    13,243    10,883     12,018
Capital expenditures....     24,207      13,219     17,593    13,124    15,098     8,794      3,478
Interest expense........     20,238      19,131     26,219    24,461    25,010    25,909     22,431
Ratio of EBITDA to
 interest expense.......       1.80x       2.15x      2.30x     2.47x     2.04x     1.67x      1.71x
Consolidated Balance
 Sheet Data (at end of
 period):
Working capital
 (deficiency)...........     (7,379)      9,089     12,019    11,154    15,110    16,783      7,970
Total assets............    308,240     243,609    266,385   224,912   189,882   170,783    160,491
Total long-term
 debt(4)................    227,318     221,243    213,294   229,350   215,328   225,613    213,165
Total debt(4)...........    250,685     226,941    229,424   235,141   220,147   228,646    224,080
Stockholders'
 deficiency.............    (21,726)    (64,939)   (44,909)  (83,839)  (99,093)  (95,958)  (102,852)

--------
(1) Income (loss) before income taxes and extraordinary item for the nine-month period ended September 30, 1998 includes a $32.9 million pre-tax gain from the sale of the assets of our airport advertising operations. Excluding the sale of our airport advertising operations, net income would have been $3.0 million for the nine-month period ended September 30, 1998. The increase in net income in 1997 over 1996 reflects a $19.2 million income tax benefit primarily due to the recognition of a deferred tax asset and a $5.0 million reduction in an accrual for litigation expense, offset in part by a $9.3 million charge for stock compensation expense. Disregarding the impact of this reduction in the accrual for litigation expense and this stock compensation expense, income before income taxes and extraordinary items would have been $18.1 million for 1997 compared to $18.9 million for 1996. Net income for the nine-month period ended September 30, 1997 also reflects such reduction in the accrual for litigation expense, offset in part by a portion of such charge for stock compensation expense ($4.7 million). Disregarding the impact of this reduction in the accrual for litigation expense and this stock compensation expense, income before income taxes and extraordinary items would have been $12.1 million for the nine-month period ended September 30, 1997. See "Selected Consolidated Financial Data."
(2) "Operating Cash Flow" is defined as net revenue less operating expenses before depreciation, amortization, interest expense, disposition of assets, and stock compensation expense. "Segment Operating Cash Flow" is defined as Operating Cash Flow less corporate overhead. Operating Cash Flow and Segment Operating Cash Flow are not to be considered as alternatives to net income (loss) as an indicator of our operating performance or to cash flow as a measure of debt liquidity.
(3) EBITDA means, in general, the sum of consolidated net income (loss), consolidated depreciation and amortization expense, consolidated interest expense and consolidated income tax expense (benefit), consolidated noncash charges, and extraordinary or nonrecurring items. EBITDA has been included solely because we understand that it is used by certain investors and financial analysts as one measure of our historical ability to service its debt. EBITDA is the same as Operating Cash Flow and is not to be considered as an alternative to net income (loss) as an indicator of our operating performance or to cash flow as a measure of our liquidity.
(4) Historical data as of December 31, 1995, 1994, and 1993 have been restated to conform to the current presentation.

                                  RISK FACTORS

  This Prospectus contains forward-looking statements, which are statements other than statements of historical facts. We have based these forward-looking statements on our current expectations and projections about future events, based on the information currently available to us. Certain such forward-looking statements can be identified by the use of words like "believes," "expects," "may," "will," "should," "seeks," "pro forma," "approximately," "intends," "plans," "estimates," or "anticipates" or by discussions of strategy, plans or intentions.

  The forward-looking statements are subject to risks, uncertainties and assumptions about us and about the future, and could prove not to be correct. Important factors that could cause actual results to differ materially from our expectations are discussed in this Prospectus and in the documents incorporated by reference in the Prospectus, including in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." Among the factors that could impact the Company's ability to achieve its goals are:

  . material adverse changes in general economic conditions, including changes in inflation and interest rates;

  . changes in laws and regulations affecting the outdoor advertising and television and radio broadcasting businesses, including changes in the FCC's treatment of time brokerage agreements and related matters, and the possible inability to obtain FCC consent to proposed or pending acquisitions or dispositions of broadcasting stations;

  . competitive factors in the outdoor advertising, television and radio broadcasting, and sports and entertainment businesses;

  . material changes to accounting standards;

  . expiration or non-renewal of broadcasting licenses and time brokerage agreements;

  . labor matters, including after effects of the NBA lockout, changes in labor costs, renegotiation of labor contracts, and risk of work stoppages or strikes;

  . matters relating to the Company's level of indebtedness, including restrictions imposed by financial covenants and the need to refinance a portion of that indebtedness over the next several years;

  . the win-loss record of the Seattle SuperSonics, which has a substantial influence on attendance, and whether the team participates in the NBA playoffs; and

  . recessionary influences in the regional markets that we serve.

  In addition, we recently sold substantially all of the assets of our airport advertising operations, which will cause our results of operations and financial condition for periods and dates subsequent to the sale to differ in certain respects from the results of operations and financial condition for periods and dates prior to the sale. See "Prospectus Summary--Recent Developments" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus may not occur.

  You should carefully consider the following factors as well as the other matters described or incorporated by reference in this Prospectus.

Failure To Participate In The Exchange Offer Will Have Adverse Consequences

  If you do not exchange your Initial Notes for Exchange Notes pursuant to the Exchange Offer, you will continue to be subject to the restrictions on transfer of your Initial Notes, as set forth in the legend on your

Initial Notes. The restrictions on transfer of your Initial Notes arise because we issued the Initial Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption from such requirements. We do not intend to register the Initial Notes under the Securities Act.

  After completion of the Exchange Offer, holders of Initial Notes who do not tender their Initial Notes in the Exchange Offer will no longer be entitled to any exchange or registration rights under the Registration Rights Agreement, except under limited circumstances.

  If you exchange your Initial Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Initial Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Initial Notes would be adversely affected. See "The Exchange Offer."

Conditions to Acquiring WOKR(TV)

  On September 25, 1998, we entered into a purchase agreement with Sinclair Communications, Inc. to acquire substantially all of the assets of WOKR(TV), an ABC affiliate licensed to Rochester, New York. The purchase price is $125.0 million, subject to possible adjustments under the terms of the purchase agreement, plus the assumption of certain liabilities. We have paid $12.5 million into an escrow account, with the balance of the purchase price due on closing. Closing of the transaction is subject to a number of conditions, including (i) the acquisition of the station by Sinclair Communications, Inc. from Guy Gannett Communications, (ii) the accuracy of the parties' representations and warranties, (iii) receipt of certain legal opinions, (iv) the parties' performance of their respective obligations under the purchase agreement, (v) the absence of any injunction or legal proceeding restraining or prohibiting the transaction or limiting our ability to own or operate the station, and (vi) receipt of FCC approval. While our management expects these conditions to be satisfied and the transaction to be completed, there can be no assurance in this regard. Either party may terminate the purchase agreement, subject to certain conditions, if closing has not occurred by September 4, 1999. See "Prospectus Summary--Recent Developments."

  We intend to finance our acquisition of WOKR(TV) through additional borrowings under the 1999 Credit Agreement as follows: (i) an additional $85.0 million under the Term Loan Facility and (ii) $27.5 million under the Revolving Credit Facility. The lending banks' commitment to provide the $85.0 million term loans, however, terminates April 30, 1999 unless the bank lenders agree to extend this date, and is subject to compliance with the additional borrowing terms under the 1999 Credit Agreement. See "Description of Other Indebtedness-- 1999 Credit Agreement."

  If we were unable to complete the acquisition of WOKR(TV) under the terms of the purchase agreement, whether due to lack of necessary financing or otherwise, we could forfeit our deposit.

Financial Condition

  Financial Leverage. As of September 30, 1998, on a pro forma basis after giving effect to the issuance of the Initial Notes and the application of the estimated net proceeds therefrom to repay borrowings under the 1998 Credit Agreement, and assuming that we had repaid our Senior Secured Notes with borrowings under the 1998 Credit Agreement as of that date, we would have had approximately $261.0 million of outstanding indebtedness (including the Initial Notes) and a consolidated stockholders' deficit of $21.7 million. See "Capitalization." This stockholders' deficit resulted primarily from net losses that were incurred during the fiscal years 1982 through 1991, which were caused primarily by (i) high levels of interest expense and depreciation and (ii) amortization of fixed assets and acquired intangibles related to acquisitions. The stockholders' deficit declined by approximately $38.9 million in fiscal year 1997 and $23.2 million in the first nine months of 1998, primarily as a result of net earnings. While we expect that this trend will continue, there can be no assurance that it will.

  In addition, we intend to continue to acquire additional out-of-home media and broadcasting businesses, subject to the availability of required financing. We may assume the indebtedness of businesses that we acquire. We may also make acquisitions or capital expenditures that are financed with the proceeds from borrowings. As a result of such acquisitions, our outstanding indebtedness and interest expense will increase, perhaps substantially. In that regard, the proposed acquisition of WOKR(TV) will, as described above, substantially increase our indebtedness. Likewise, further acquisitions will likely increase our depreciation and amortization expenses, perhaps substantially.

  Our degree of leverage could have important consequences to investors, including the following:

  . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes, or other purposes may be impaired;

  . Operating Cash Flow (defined as net revenue less operating expenses plus other income before depreciation, amortization, interest expense, disposition of assets, and stock compensation expense) available to us for purposes other than payment of indebtedness may be reduced;

  . we may be exposed to the risk of increased interest rates since a portion of our borrowings, including borrowings under the 1999 Credit Agreement, bear interest at floating rates;

  . we may have a competitive disadvantage against competitors that are less leveraged;

  . we may have limited ability to adjust to changing market conditions;

  . we may have decreased ability to withstand competitive pressures; and

  . we may have increased vulnerability to a downturn in general economic conditions or its business.

  Our ability to make scheduled payments on or to refinance our indebtedness will depend on our financial and operating performance, which in turn will be subject to economic conditions and to financial, business, and other factors beyond our control. In order to fund our debt service and other obligations, we may be forced to reduce or delay planned expansion and capital expenditures, sell assets, obtain additional equity capital or debt financing, or restructure our debt. Although our economic performance has improved since 1992, we cannot guarantee that our operating results, Operating Cash Flow, and capital resources will be sufficient for future payments of our indebtedness, to make planned capital expenditures, to finance acquisitions or to pay our other obligations.

  Restrictions Imposed by Debt Instruments; Pledge of Collateral. We are subject to a number of significant operating and financial restrictions that are set forth in the 1999 Credit Agreement and in the agreements (the "Senior Subordinated Note Agreements") pursuant to which $20.0 million of our senior subordinated notes (the "Senior Subordinated Notes") is outstanding. These covenants, among other things, limit our ability to assume or issue new debt, declare and pay dividends, repurchase shares of Common Stock and our Class B common stock (the "Class B Common Stock"), and dispose of assets. In addition, we are required to maintain specified financial ratios, including a maximum leverage ratio, minimum interest coverage ratio, and minimum fixed charge coverage ratio. Our ability to comply with such covenants and financial ratios may be affected by events beyond our control.

  The 1999 Credit Agreement also requires, subject to certain exceptions, that we apply 50% of the net cash proceeds (as defined in the 1999 Credit Agreement) received by us from the sale of our capital stock, 100% of the net cash proceeds received by us from the sale of our debt securities, 100% of the net cash proceeds in excess of an aggregate of $35.0 million received by us from certain asset dispositions, and, under certain circumstances, up to 50% of our excess cash flow (as defined in the 1999 Credit Agreement) to repay borrowings under the 1999 Credit Agreement. It further provides that the amount of borrowings available under the 1999 Credit Agreement will be permanently reduced by the amount of such repayments.

  The 1999 Credit Agreement also provides that it is an event of default thereunder if the Ackerley Family (as defined in the 1999 Credit Agreement) owns less than 51% of our outstanding voting stock. In addition, upon the occurrence of a change of control (as defined in the Senior Subordinated Note Agreements), the holders of the Senior Subordinated Notes have the right to require us to repurchase the Senior Subordinated Notes. See "Description of Other Indebtedness--Senior Subordinated Notes."

  The breach by us of any of those covenants would result in a default under any or all of the 1999 Credit Agreement, the Senior Subordinated Note Agreements, or the Indenture. In the event of any such default, the bank lenders under the 1999 Credit Agreement, or the holders of the Senior Subordinated Notes or the Notes, as the case may be, could elect to declare all amounts outstanding under the 1999 Credit Agreement, the Senior Subordinated Notes or the Notes, as the case may be, together with accrued interest, to be due and payable. Likewise, because of cross-default provisions in our debt instruments, a default under the 1999 Credit Agreement, the Senior Subordinated Notes or the Notes could result in acceleration of indebtedness outstanding under these or other debt instruments.

  In addition, we have pledged substantially all the stock and the material assets of our subsidiaries to secure our obligations under the 1999 Credit Agreement. If we were unable to repay any amounts due under the 1999 Credit Agreement when due (whether upon acceleration or otherwise), the bank lenders would be entitled to proceed against the collateral.

  As a result, default by us under the 1999 Credit Agreement, any of the Senior Subordinated Note Agreements, or the Indenture could have a material adverse effect on our business, financial conditions, or results of operations. If the indebtedness under any of these debt instruments were accelerated, there can be no assurance that we would be able to repay such indebtedness.

Subordination; Holding Company Structure

  The payment of principal, premium, if any, and interest on the Notes will be subordinated to the prior payment in full of all existing and future Senior Debt. As of September 30, 1998, on a pro forma basis after giving effect to the offering of the Initial Notes and the application of the estimated net proceeds therefrom and assuming we had repaid our Senior Secured Notes with borrowings under the 1998 Credit Agreement as of that date, approximately $51.8 million of Senior Debt would have been outstanding. The Indenture will limit the amount of additional debt we may incur, but not its form. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, our assets will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. In addition, under certain circumstances set forth in the Indenture, we may not pay principal of, premium, if any, or interest on the Notes, or purchase, redeem or otherwise retire the Notes, if a payment default or a non-payment default exists with respect to certain Senior Debt, including Senior Debt under the 1999 Credit Agreement and, in the case of non-payment default, if a payment blockage notice has been received by the Trustee (as defined). See "Description of the Notes-- Subordination" and "Description of Other Indebtedness--1999 Credit Agreement."

  In addition, although the Notes are intended to rank pari passu with the Senior Subordinated Notes, the subordination provisions of the Senior Subordinated Note Agreements differ in some material respects from the subordination provisions of the Indenture. Under certain circumstances, these differences could result in the holders of the Notes receiving less, ratably, than the holders of the Senior Subordinated Notes in the event of bankruptcy, insolvency or similar proceedings with respect to the Company or in certain other circumstances. See "Description of Other Indebtedness--Senior Subordinated Notes."

  Under certain circumstances, if any of our subsidiaries (other than an Unrestricted Subsidiary (as defined under "Description of the Notes--Certain Definitions")) guarantee indebtedness of either the Company or any other guarantor of the Notes, or grant or incur any lien securing any such indebtedness (other than liens on capital stock, partnership interests and other ownership interests in our subsidiaries securing indebtedness under the 1999 Credit Agreement or other bank credit facilities), such subsidiaries will be required to guarantee payment of the Notes, on a senior subordinated basis with subordination provisions analogous to those applicable to the Notes; provided that none of our subsidiaries will be required to guarantee payment of the Notes so long as any Senior Subordinated Notes remain outstanding. See "Description of the Notes--Certain Covenants--Guarantees of Certain Indebtedness." In that regard, the final scheduled maturity date of the Senior Subordinated Notes is December 15, 2000. Accordingly, the holders of Notes will not be entitled to the benefit of any subsidiary guarantees so long as the Senior Subordinated Notes are outstanding. Even if one or more of our subsidiaries thereafter guarantees the Notes, the lenders under the 1999 Credit Agreement will have a prior claim on the assets of the Company and its subsidiaries to the extent those assets are pledged to secure borrowings under the 1999 Credit Agreement. In addition, upon repayment of the Senior Subordinated Notes, substantially all of our direct and indirect subsidiaries will guarantee all amounts payable under the 1999 Credit Agreement. However, if our subsidiaries were to guarantee amounts under the 1999 Credit Agreement after repayment of the Senior Subordinated Notes, such subsidiaries (other than Unrestricted Subsidiaries) would be required to guarantee the Notes on a senior subordinated basis, as described above.

  We are a holding company, and the Exchange Notes will be our direct obligation. In addition, substantially all of our consolidated assets are held by our subsidiaries. The Notes will be either effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of each of our subsidiaries or, if a subsidiary enters into a guarantee of the Notes as described above, will be contractually subordinated to the Guarantor Senior Debt (as defined under "Description of the Notes-- Certain Definitions") of such subsidiary by the terms of such subsidiary guaranty. Any right we have to receive assets of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) would be subordinated to the claims of the subsidiary's creditors except in certain limited circumstances.

  As a holding company, our cash flow and the consequent ability to service our debt, including the Notes, will depend upon the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide cash (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of our obligations, including the Notes. Our subsidiaries are separate and distinct legal entities and, at least initially, will have no obligations to pay any amounts due on the Notes or to make any funds available to pay any amounts due on the Notes.

Limitations on Purchase of Notes Upon a Change of Control

  Upon a Change of Control, each holder of Notes will have the right, at the holder's option, to require us to purchase all or a portion of such holder's Notes. However, if a Change of Control were to occur, there can be no assurance that we would have or be able to obtain sufficient funds to pay the purchase price for all Notes tendered by the holders thereof or that we would be permitted, under the terms of its debt instruments, to purchase any of the Notes. If a Change of Control were to occur, we would likely be required to seek additional financing to repurchase Notes tendered by holders, and there can be no assurance that any such financing would be available on terms favorable to us or at all. In addition, a Change of Control would constitute a default under the 1999 Credit Agreement and could result in an acceleration of indebtedness under the 1999 Credit Agreement. Moreover, the 1999 Credit Agreement limits, and any future credit agreements or other agreements relating to other indebtedness to which we or any of our subsidiaries may become parties may limit or prohibit, us from repurchasing Notes upon a Change of Control. In the event a Change of Control occurs at a time when we are prohibited from purchasing, or are otherwise unable to purchase, Notes, our failure to purchase tendered Notes would constitute an event of default under the Indenture relating to the Notes, which could in turn constitute an event of default under the 1999 Credit Agreement, the Senior Subordinated Note Agreements or under other debt instruments or credit agreements to which we or any of our subsidiaries may from time to time be a party. In such circumstances, the subordination provisions of the Indenture would likely prohibit the purchase of Notes. As a result, there can be no assurance that we would be able to purchase Notes upon the occurrence of a Change of Control. See "Description of the Notes."

Absence of Public Market

  The Exchange Notes are a new issue of securities for which there is currently no established market. There can be no assurance as to (i) the liquidity of any such market that may develop, (ii) the ability of the holders of Exchange Notes to sell any of their Exchange Notes, or (iii) the price at which the holders of Exchange Notes would be able to sell any of their Exchange Notes. We do not presently intend to apply for listing of the Exchange Notes on any national securities exchange or arrange for them to be quoted on any quotation system. The Initial Purchasers have advised us that they intend to make a market in the Exchange Notes. The Initial Purchasers are not obligated, however, to make a market in the Exchange Notes, and any such market-making may be discontinued at any time at the sole discretion of the Initial Purchasers and without notice. Accordingly, we cannot guarantee the development or liquidity of any market for the Exchange Notes. If a market for the Exchange Notes were to develop, the Exchange Notes could trade at prices that may be higher or lower than reflected by the initial offering price of the Initial Notes depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities such as the Exchange Notes has been subject to disruptions that have caused substantial volatility in the prices of similar securities. We cannot guarantee that, if a market for the Exchange Notes were to develop, such a market would not be subject to similar disruptions.

Out-of-Home Media

  Tobacco Advertising. Approximately 5% and 3% of our consolidated net revenue for the year ended December 31, 1997 and the nine-month period ended September 30, 1998, respectively, came from the tobacco products industry. Manufacturers of tobacco products, principally cigarettes, historically have been major users of outdoor advertising displays. Tobacco advertising is currently subject to regulation and legislation has been introduced from time to time in the U.S. Congress that would further regulate and in certain instances prohibit advertising of tobacco products. On November 23, 1998, the major tobacco companies and the Attorneys General of 46 states entered into a broad-based consent judgment in which, among other things, these companies agreed to terminate all cigarette advertising on outdoor advertising within 150 days. The consent judgment affects our operations in Massachusetts, Oregon and Washington (other than King County). In 1997, we voluntarily agreed to eliminate tobacco advertising on displays located in King County (Washington) effective January 1, 1998. In addition, the State of Florida previously entered into a settlement agreement with the tobacco industry that eliminated tobacco advertising on billboards throughout the state. As a result of these and other factors, it is likely that our advertising revenue from tobacco companies will continue to decrease. Historically, we have been able to replace tobacco industry advertising revenue with revenue from other advertisers. However, we cannot predict when or to what extent we will be able to do so in the future.

  Regulation of Outdoor Advertising. Outdoor advertising displays are subject to governmental regulation at the federal, state, and local levels. These regulations, in some cases, limit the height, size, location, and operation of outdoor displays and, in some circumstances, regulate the content of the advertising copy displayed on outdoor displays. As described above, certain jurisdictions have recently proposed or enacted regulations restricting or banning outdoor advertising of tobacco or liquor. Likewise, regulations in certain jurisdictions prohibit the construction of new outdoor displays or the replacement, relocation, enlargement, or upgrading of existing structures. As a result, we cannot guarantee that existing or future laws or regulations relating to outdoor advertising will not have a material adverse effect on our business, financial condition, or results of operations.

  Our outdoor advertising operations are significantly affected by local zoning regulations. Some jurisdictions impose a limitation on the number of outdoor advertising structures permitted within the city limits. In addition, local zoning ordinances can restrict or prohibit outdoor advertising displays in specific areas. Most of our outdoor advertising structures are located in commercial and industrial zones subject to such regulations.

  Federal and corresponding state outdoor advertising statutes require payment of compensation for removal of existing structures by governmental order in some circumstances. Some jurisdictions have adopted ordinances which have sought the removal of existing structures without compensation. Ordinances requiring the removal of a billboard without compensation have been challenged in various state and federal courts on both statutory and constitutional grounds, with differing results.

  Although we have been successful in the past in challenging circumstances in which its displays have been subject to removal, we cannot predict whether we will be successful in the future and what effect, if any, such regulations may have on our operations. In addition, we are unable to predict what additional regulations may be imposed on outdoor advertising in the future. Legislation regulating the content of billboard advertisements, including the legislation described above, has been introduced in the U.S. Congress from time to time in the past. Changes in laws and regulations affecting outdoor advertising at any level of government may have a material adverse effect on our business, financial condition, or results of operations.

Broadcasting

  Government Regulation of Broadcasting Industry. Pursuant to the Communications Act of 1934 (the "Communications Act"), the domestic broadcasting industry is subject to extensive federal regulation. Among other things, federal law requires approval by the FCC for the issuance, renewal, transfer, and assignment of broadcasting station operating licenses, and limits, among other things, the number of broadcasting properties we may acquire in any market. In addition, our television station, KVOS, which is located in Bellingham, Washington and broadcasts into Vancouver, British Columbia, is regulated and affected by Canadian law. The restrictions and obligations imposed by these laws and regulations, including their amendment, interpretation, or enforcement, could have a material adverse effect on our business, financial condition, or results of operations.

  Renewal of Broadcasting Licenses. Our business will continue to be dependent upon acquiring and maintaining broadcasting licenses issued by the FCC. Such licenses are currently issued for a term of eight years, in accordance with the Telecommunications Act of 1996 (the "Telecommunications Act"). We own and operate seven television stations, operate an additional three television stations under time brokerage agreements, and own and operate four radio stations. License renewal applications for KVOS and the five television stations in California are currently pending. License renewal applications for the three New York television stations will be filed in 1999. As a result, the renewal of these licenses, as well as the renewal of licenses for its other broadcasting stations, is crucial to our broadcasting operations. In considering whether to renew a license, the FCC considers several factors, including the licensee's compliance with the FCC's children's television rules, the FCC's equal employment opportunity rules, and the FCC's radio frequency rules. The FCC also considers the Communications Act's limitations on license ownership by foreign individuals and foreign companies, and rules limiting common ownership of broadcast, cable, and newspaper properties. In addition, the FCC considers the licensee's general character, including the character of the persons holding interests in the licensee. In addition, third parties may challenge renewal applications or file competing applications to acquire the licenses that are subject to renewal. Historically, we have been able to renew its broadcast licenses on a regular basis. However, we cannot guarantee that pending or future applications to acquire or renew broadcasting licenses will be approved, or will not include conditions or qualifications adversely affecting our operations, any of which could have a material adverse effect on the Company. Moreover, governmental regulations and policies may change over time and we cannot guarantee that such changes would not have a material adverse impact on our business, financial condition, or results of operations.

  Approval of Purchase and Sale Transactions. We are seeking FCC approval to acquire the broadcasting licenses for five television stations and two radio stations as discussed under "Prospectus Summary--Recent Developments," and will be required to obtain FCC approval to acquire additional broadcasting licenses in the future. In connection with the application to acquire a broadcasting license, the FCC considers factors generally similar to those discussed in the preceding paragraph. In addition, the filing by third parties of petitions to deny, informal objections or comments to a proposed transaction can result in significant delays to, as well as denial of, FCC action on a particular application. On May 21, 1996, certain local persons filed a Petition for Emergency Relief with the FCC, seeking an order terminating our existing time brokerage agreement for KION(TV) and the purchase option pursuant to which we are seeking to acquire KION(TV). This Petition for Emergency Relief is still pending before the FCC. The petitioners have filed comments in connection with the KCBA(TV) and KION(TV) assignment and license renewal applications noting the pendency of their petition. Also, a Petition to Deny the Company's application to acquire KTVF(TV), KXLR(FM), and KCBF(AM) has been filed by a competing radio station owner. As a result, we cannot guarantee that the FCC will approve our application for the broadcasting licenses we are seeking or in the future may seek to acquire. Likewise, we are seeking to sell one television station, which requires that the purchaser obtain FCC approval as discussed above. Accordingly, there can be no assurance that the FCC will approve our disposition of broadcasting stations it is seeking or in the future may seek to sell. Failure to obtain FCC approval to transfer broadcasting licenses in connection with such transactions could adversely affect our business, financial condition, or results of operations.

  Time Brokerage Agreements. Currently, the FCC's Duopoly Rule prevents the common ownership of more than one television station in a single market, or in two different markets if the stations have significantly overlapping service areas. Without regard to the Duopoly Rule, however, the FCC does permit a television station owner to program significant amounts of the broadcast time of another station under a time brokerage agreement, as long as the licensee of that other station maintains ultimate control and responsibility for the programming and operations of the station and compliance with applicable FCC rules and policies. In addition, the FCC currently has a policy of granting waivers of the Duopoly Rule to permit common ownership of two stations with overlapping service areas in certain circumstances, provided the stations are located in different markets. These waivers are conditioned upon the outcome of the FCC's review of its television ownership rules.

  The FCC is considering whether to eliminate or amend the Duopoly Rule and whether to treat the programming of more than 15% of another station's weekly broadcast time under a time brokerage agreement as outright ownership of that station in counting the number of stations the programmer owns. The FCC has indicated that if it ultimately decides to treat time brokerage agreements as equivalent to ownership, it will either grandfather time brokerage agreements entered into before a specific date or provide a period of time (which we expect would be at least six months) for station owners to comply with the new rules by disposing of their interests in television stations and/or time brokerage agreements for television stations operating in the same markets or with overlapping service areas. We cannot predict whether or when the FCC will change these rules or whether Congress will take action which impacts these rules.

  Currently, the only areas in which we both own a television station and operate another television station under a time brokerage agreement are (i) the Syracuse/Utica, New York area, where we own and operate WIXT in Syracuse and operate WUTR in Utica under a time brokerage agreement, and (ii) the Monterey/Salinas, California area, where we own and operate KCBA(TV) in Salinas and operate KION(TV) in Monterey under a time brokerage agreement. We have applications pending with the FCC to acquire KION(TV) and to sell KCBA(TV). We also have a time brokerage agreement with the purchaser of KCBA(TV) which provides for us to operate KCBA(TV) following its sale. See "Prospectus Summary--Recent Developments." Thus, if the FCC were to treat time brokerage agreements as equivalent to outright station ownership without eliminating the Duopoly Rule or grandfathering our time brokerage agreements, we would be required to dispose of our interests in one of the stations in the Syracuse/Utica area and one of the stations in the Monterey/Salinas area, which could have a material adverse effect on our business, financial condition, or results of operations. If, prior to the time it acts on the KCBA(TV) application, the FCC changes its rules to prohibit time brokerage agreements with stations in the same markets, it is not certain that we would be permitted to operate KCBA(TV) under a time brokerage agreement following the sale.

  In addition, in August 1998 we acquired a television station (WIVT) in Binghamton, New York. Since the service areas of the Binghamton station and our television station (WIXT) in Syracuse, New York overlap, we obtained a waiver of the Duopoly Rule conditioned on the outcome of the FCC's review of its television ownership rules. Similarly, the service areas of WOKR(TV) and WIXT(TV) overlap and we have requested a waiver of the Duopoly Rule in connection with the acquisition of WOKR(TV). If the FCC decides to retain its current Duopoly Rule, we would be required to dispose of our interest in one of these stations, which could have a material adverse effect on our business, financial condition, or results of operations.

  New Technologies. The FCC is considering ways to introduce new technologies to the public, including digital television ("DTV"). The Telecommunications Act requires the FCC to oversee the transition from current analog television broadcasting to DTV broadcasting. During the transition period, the FCC will issue one digital broadcast license to each existing television licensee which files a license application. The FCC has ordered network affiliates in larger broadcast markets to begin DTV broadcasts during 1999. Our stations are required to begin construction of their digital transmission facilities by May 1, 2002. The stations will then be allowed to broadcast two signals using two channels, one digital and one analog, during the transition period which will extend until 2006. At the end of the transition period, broadcasters will be required to choose whether they will continue broadcasting on the digital or the analog channel, and to return the other channel to the FCC.

  We are unable to predict the effect any such new technology will have on the Company. However, DTV will impose additional costs on our television broadcasting operations, due to increased equipment and operating costs. In addition, conversion to DTV may reduce the geographical coverage area of our television stations. The increased costs of DTV for us and its potential limitations on geographical coverage may have a material adverse effect on our business, financial condition, or results of operations.

  KJR(AM) Transmission Facilities. KJR(AM) broadcasts from transmission facilities located on property leased from the Port of Seattle, currently on a month-to-month basis. We have filed an application with the FCC to co-locate KJR(AM)'s transmission facilities with KHHO's facilities in Tacoma, Washington. On May 5, 1998 the FCC issued a construction permit granting us authority to begin construction of the transmission facilities at the KHHO site. We are negotiating with the Port of Seattle to continue broadcasting from the present tower location or from an alternative site until KJR(AM) can broadcast from the KHHO site. However, we do not expect that KJR(AM) will be able to broadcast from the KHHO site for at least one to two years. We are exploring our legal options in the event that the Port of Seattle attempts to eject us from the current site before we are able to use the new site. While management expects to successfully resolve this matter, there can be no assurance that it will do so or that this matter will not have a material adverse effect on our business, financial condition, or results of operations.

Sports & Entertainment

  NBA Lockout; Labor Relations in Professional Sports. Players in the NBA are covered by the terms of a collective bargaining agreement, which was originally scheduled to expire on June 30, 2001. On March 23, 1998, the Board of Governors of the NBA voted to exercise their option to reopen the NBA's collective bargaining agreement with the National Basketball Players Association. As a result, the collective bargaining agreement expired on June 30, 1998 and the players were locked out. Preseason and regular season games scheduled through February 4, 1999 have been cancelled. On January 7, 1999, the NBA Board of Governors ratified a new six-year collective bargaining agreement between the NBA and the National Basketball Players Association. Consequently, the 1998-99 NBA season will start on February 5, 1999. The 1998-99 NBA season will consist of a shortened regular season in which each team plays 50 games (25 at home and 25 on the road), and playoffs in the usual NBA format. In a full-length NBA season, each team plays 82 regular season games (41 at home and 41 on the road).

  We estimate that, due to the cancellation of all games scheduled through the end of December 1998, our EBITDA for fiscal year 1998 is approximately $6.0 million to $7.0 million lower than it would have been if no games were cancelled. We also estimate that, due to the cancellation of games through February 4, 1999 our

EBITDA for January 1999 will be approximately $3.0 million to $4.0 million lower than it would have been if no games were cancelled. There can be no assurance that the NBA or the Seattle SuperSonics will not experience other labor relations difficulties in the future, which could have a material adverse effect on our business, financial condition, or results of operations.

  We share equally with the other NBA members in revenues generated by the NBA as a whole. Contracts between the NBA and two major television networks (NBC and TBS/TNT) accounted for a total of approximately $12.0 million of our net revenue for fiscal year 1997. Recently, the NBA renewed its contracts with NBC and TBS/TNT through the 2001-02 season. These contracts provide for total payments to the NBA over the four year contract period of up to $2.6 billion, plus, under certain circumstances, revenue sharing payments. Over the course of the year, fees are paid by NBC in five installments and by TBS/TNT in six installments. However, as a result of the NBA lockout, the NBA will not receive the full $2.6 billion over the life of these contracts (due to the contract provisions described below), which could have a material adverse effect on the Company.

  Under these contracts, the NBA continued to receive scheduled fees during the lockout. However, fees received from the networks during the lockout are considered to be loans to the NBA and must be repaid as described below. In addition, the NBA is required to pay interest on certain of the fee payments made during the lockout at the rate of 4% per annum. Following the end of the lockout, the NBA is required to repay the loans and accrued interest through equal deductions from the fee payments due from the networks over the remaining term of the contracts (currently due to expire at the end of the 2001-02 season), subject to the following exceptions. Under the NBC contract the loans will be repaid through equal deductions from the first ten fee installments after the end of the lockout. However, such repayments may be reduced if NBC and/or TBS/TNT decide to broadcast additional games over the term of the contracts.

  Dependence on Competitive Success. Our financial results and those of our sports & entertainment segment operations depend, to a large extent, on the performance of the Seattle SuperSonics and its ranking relative to other NBA teams in its division. By qualifying for the NBA playoffs, for example, we can receive significant additional revenue from ticket sales for home playoff games and from selling advertising during broadcasts of playoff games. In that regard, the Seattle SuperSonics qualified for the NBA playoffs in both their 1995-96 and 1996-97 seasons, which substantially increased our net revenue and Operating Cash Flow, as well as the net revenue and Operating Cash Flow for our sports & entertainment segment, for fiscal years 1996 and 1997. Although the Seattle SuperSonics qualified for the NBA playoffs for the 1997-98 season, our results of operations and those for our sports & entertainment segment would likely be adversely affected by poor performance by the Seattle SuperSonics in subsequent seasons, and there can be no assurance that the Seattle SuperSonics will perform well or qualify for the playoffs in the future.

  League Membership Risks. Because the NBA is a joint venture, the Seattle SuperSonics and other members of the NBA are generally jointly and severally liable for the debts and other liabilities of the NBA. Any failure of other members of the NBA to pay their pro rata share of any such debts and other liabilities could adversely affect the Company. The success of the NBA and its member teams depends in part on the competitiveness of other NBA teams and their ability to maintain fiscally sound franchises. Certain NBA teams have at times encountered financial difficulties, and there can be no assurance that the NBA and its members will continue to be able to operate on a fiscally stable and effective basis. In addition, the Seattle SuperSonics and its personnel are bound by a number of rules, regulations, and agreements, including the constitution and by-laws of the NBA, national television contracts, and collective bargaining agreements. Any changes to these rules, regulations, and agreements adopted by the NBA will be binding upon the Seattle SuperSonics and its personnel regardless of whether the Seattle SuperSonics agree or disagree with them, and it is possible that any such changes could adversely affect our business, financial condition, or results of operations.

  The Commissioner of the NBA has the exclusive power to interpret the constitution, by-laws, rules, and regulations of the NBA. The Commissioner's interpretations are final and binding on the Company, the Seattle

SuperSonics, and its personnel. In addition, member clubs of the NBA may not resort to the courts to enforce or maintain rights or claims against other member clubs, or to seek resolution of any dispute or controversy between member clubs. Instead, all such matters will be decided by the Commissioner of the NBA without any right of appeal to the courts or otherwise.

  Dependence on Talented Players; Risks Related to Player Salaries. The success of the Seattle SuperSonics will depend upon the team's continued ability to retain and attract talented players. The Seattle SuperSonics compete with other United States and foreign basketball teams for available players. There can be no assurance that the Seattle SuperSonics will be able to retain players upon expiration of their contracts or identify and obtain new players of comparable talent to replace players who retire or are injured, traded, or released. Even if the Seattle SuperSonics are able to retain or obtain players who have had successful college or professional careers, there can be no assurance that their performance for the Seattle SuperSonics in subsequent years will be at the same level as their prior performance.

  Players' salaries in the NBA have increased significantly in recent years. Significant further increases in players' salaries could occur and could have a material adverse effect on our business, financial condition, or results of operations.

  NBA player contracts generally provide that a player is entitled to receive his salary even if he is unable to play as a result of injuries sustained from basketball-related activities during the course of his employment. These salaries represent significant financial commitments of the Seattle SuperSonics. Disability insurance for NBA players (which in certain instances provides up to 80% of salary reimbursement after 41 consecutive games are missed) is costly to maintain, and, as required by NBA rules, the Seattle SuperSonics carry such insurance for its six most highly compensated players. In the event an injured player is not insured or insurance does not cover the entire amount of the injured player's salary, we would be obligated to pay all or a portion, as the case may be, of the injured player's salary. In addition, if we acquire a new player to replace the injured player, we would also be required to pay the salary of the replacement player. To the extent that our financial results are dependent on the Seattle SuperSonics' competitive success (as discussed above), the likelihood of achieving such success is substantially reduced by serious injuries to key players. There can be no assurance that key players for the Seattle SuperSonics will not sustain serious injuries during any given season. As a result, injuries to players could have a material adverse effect on our business, financial condition, or results of operations.

Competition

  Our three business segments are in highly competitive industries. Our broadcasting and out-of-home media businesses compete for audiences and advertising revenue with other broadcasting stations and out-of-home media advertising companies, as well as with other media forms. Such other media forms may include newspapers, magazines, transit advertising, yellow page directories, direct mail, local cable systems, and satellite broadcasting systems. Audience ratings and market shares are subject to change and any adverse change in a particular market could have a material adverse effect on our business, financial condition, or results of operations. Changes which could have an adverse effect on us include economic conditions, both general and local; shifts in population and other demographics; the level of competition for advertising dollars; a station's market rank, broadcasting power, assigned frequency, network affiliation, and audience identification; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; and changes in governmental regulations and policies and actions of federal regulatory bodies. There can be no assurance that we will be able to maintain or increase our current audience ratings and advertising revenue. In this respect, the entrance of a new television station in the Vancouver, British Columbia market in October 1997 has adversely affected the financial performance of our television station in Bellingham, Washington
(KVOS), which could have a material adverse effect on our business, financial condition, or results of operations.

  Certain of our competitors, including a few outdoor advertising companies that are substantially larger than our outdoor advertising operations, have significantly greater financial, marketing, sales and other resources than we have. There can be no assurance that we will be able to compete successfully against our competitors in the future.

  The Seattle SuperSonics compete directly with other professional and amateur sporting franchises and events, both in the Seattle/Tacoma market area and nationally via sports broadcasting. During portions of their season, the Seattle SuperSonics experience competition from professional football (the Seattle Seahawks) and professional baseball (the Seattle Mariners). In addition, the colleges and universities in the region, as well as public and private secondary schools, offer a full schedule of athletic events throughout the year. The Seattle SuperSonics also compete for attendance and advertising revenue with a wide range of other entertainment and recreational activities available in the region, including television, radio, newspapers, movies, live performances, and other events.

Legal Proceedings

  We become involved, from time to time, in various claims and lawsuits incidental to the ordinary course of our operations, including such matters as contract and lease disputes and complaints alleging employment discrimination. In addition, we participate in various governmental and administrative proceedings relating to, among other things, condemnation of outdoor advertising structures without payment of just compensation and matters affecting the operation of broadcasting facilities. Management believes that the outcome of any such pending claims or proceedings, individually or in the aggregate, will not have a material adverse effect upon our business or financial condition, except for the matters disclosed below.

  Lambert v. Ackerley. In December 1994 six former employees of one of our subsidiaries filed a complaint in King County (Washington) Superior Court against Seattle SuperSonics, Inc. and Full House Sports & Entertainment, Inc., both of which are our wholly-owned subsidiaries, and two of our officers, Barry
A. Ackerley, Chairman and Chief Executive Officer, and William N. Ackerley, former Co-President and Chief Operating Officer. The complaint alleged various violations of applicable wage and hour laws and breaches of employment contracts. The plaintiffs sought unspecified damages and injunctive relief.

  On or about January 10, 1995, those claims were removed on motion by the defendants to the U.S. District Court for the Western District of Washington in Seattle. On September 5, 1995, the plaintiffs amended the claims (1) to specify violations of Washington and U.S. federal labor laws and (2) to seek additional relief, including liquidated and punitive damages under the U.S. Fair Labor Standards Act and double damages under Washington law for willful refusal to pay overtime and minimum wages.

  On February 29, 1996, the jury rendered a verdict finding that the defendants had wrongfully terminated the plaintiffs' employment under Washington law and U.S. federal laws, and awarded compensatory damages of approximately $1.0 million for the plaintiffs and punitive damages against the defendants of $12.0 million. Following post-trial motions, the court reduced the punitive damages award to $4,182,000, comprised of $1,394,000 against each of Barry A. Ackerley and William N. Ackerley, and $1,394,000 against the corporate defendants collectively.

  On November 22, 1996, the defendants filed their Notice of Appeal from the U.S. District Court to the Ninth Circuit Court of Appeals in San Francisco.

  On October 1, 1998, the U.S. Court of Appeals for the Ninth Circuit issued an opinion ruling in our favor, holding that plaintiffs did not have a valid claim under the federal Fair Labor Standards Act and striking the award of damages, including all punitive damages that had been entered by the District Court. The Court of Appeals further reversed the lower court's award of $75,000 in emotional distress damages. Finally, the Court of Appeals remanded the cases for further consideration of whether or not the plaintiffs had a valid claim under the Washington State Fair Labor Standards Act and whether, if such was the case, the corporate officers named in the suit could have individual liability separate from the Company under State law. Subsequently, the plaintiffs filed a Motion for Rehearing or Reconsideration en banc that is presently pending before the Court of Appeals.

  Van Alstyne v. The Ackerley Group, Inc. On June 7, 1996, a former sales manager for television station WIXT, Syracuse, New York filed a complaint in the U.S. District Court for the Northern District of New York against The Ackerley Group, Inc., WIXT and the current and former general managers of WIXT. The complaint seeks unspecified damages and injunctive relief for discrimination on the basis of gender and disability, as well as unlawful retaliation, under both state and federal law. A trial date has not been set, but is not likely to take place before December 1999.

  RSA Media Inc. v. AK Media Group, Inc. On June 4, 1997, RSA Media Inc., a supplier of out-of-home advertising in Massachusetts, filed a complaint in the U.S. District Court for the District of Massachusetts ("Court") alleging that we have unlawfully monopolized the Boston-area billboard market in violation of the Sherman Antitrust Act, engaged in unlawful restraint of trade in violation of the Sherman Antitrust Act, and committed unfair trade practices in violation of Massachusetts state law. The plaintiff is seeking in excess of $20.0 million in damages. On May 22, 1998, the Court, in a ruling from the bench, dismissed count 2 of plaintiff's complaint, which alleged that the existence of leases between us and landowners restricted the landowners' ability to lease that same space to the plaintiff in violation of the Sherman Antitrust Act. We have filed a motion for summary judgment which is currently pending.

Dependence on Management

  Certain of our executive officers and divisional managers, including Mr. Barry A. Ackerley, are especially important to our direction and management. The loss of the services of such persons could have a material adverse effect on the Company, and there can be no assurance that we would be able to find replacements for such persons with equivalent business experience. See "Management."

Voting Control by Principal Stockholder

  Each share of our Common Stock has one vote per share and each share of our Class B Common Stock has ten votes per share. As of December 31, 1998, Barry A. Ackerley, our Chairman of the Board and Chief Executive Officer, beneficially owned approximately 48% of the outstanding shares of Common Stock and approximately 99% of the outstanding shares of Class B Common Stock, giving him approximately 92% of the combined voting power of our voting securities.

  As a director, the Chairman and Chief Executive Officer, and the majority stockholder of the Company, Mr. Ackerley has certain fiduciary duties to minority stockholders under applicable law. However, so long as Mr. Ackerley continues to own or control stock having a majority of the combined voting power of our voting securities, he will have the power to elect all of our directors and effect fundamental corporate transactions, such as mergers, asset sales, and "going private" transactions, without the approval of any other stockholders. Moreover, Mr. Ackerley's voting control would effectively prevent any other person or entity from acquiring or taking control of the Company without his approval.

Year 2000

  Many computer systems will experience problems handling dates beyond the year 1999. Therefore, some computer hardware and software will need to be modified prior to the year 2000 in order to remain functional. Management has completed an assessment of our automated systems and has implemented a program to complete all steps necessary to resolve identified issues. Our compliance program has several phases, including (1) project management, (2) assessment,
(3) testing, and (4) remediation and implementation.

  We formed a Year 2000 compliance team in December 1997. All of our mission-critical software programs have been identified, and the assessment phase is essentially complete. Our primary software vendors and business partners were also assessed during this phase, and vendors/business partners who provide mission-critical software have been contacted. In most cases, the vendors/business partners that are not already compliant have planned new Year 2000 compliant releases to be available early in 1999. Updating and testing of our automated systems is currently underway and we anticipate that testing will be complete by April 30, 1999. The remediation and implementation process, in which in-house software applications and hardware will be made compliant, will continue through 1999.

  The total financial impact that Year 2000 issues will have on us cannot be predicted with certainty at this time. In fact, in spite of all efforts being made to rectify these issues, the success of our efforts will not be known for sure until the year 2000 actually arrives. However, based on our assessment to date, we do not believe that expenses related to meeting Year 2000 challenges will exceed $750,000, although there can be no assurance in this regard.

  The year 2000 poses certain risks to us and our operations. Some of these risks are present because we purchase technology and information systems applications from other parties who face Year 2000 challenges. Other risks are present simply because we transact business with organizations who also face Year 2000 challenges. Although it is impossible to identify all possible risks that we may face moving into the next millennium, management has identified the following significant potential risks:

  The functions performed by our mission-critical software that are primarily at risk from Year 2000 challenges generally involve the scheduling of advertising and programming in our broadcasting and sports & entertainment segments, the scheduling of advertising in our out-of-home media segment, and the scheduling of events in our sports & entertainment segment. In all of these cases, Year 2000 challenges could impact our ability to deliver our product with the same efficiency as we do now.

  Our operations, like those of many other organizations, can be adversely affected by Year 2000 triggered failures of other companies upon whom we depend for the functioning of its mission-critical automated systems. As described above, we have identified our mission-critical vendors and is monitoring their Year 2000 compliance programs.

  We have not yet developed specific contingency plans related to Year 2000 issues, other than those described above. As we continue the testing phase, and based on future ongoing assessment of the readiness of vendors and service providers, we will develop appropriate contingency plans. It is possible that certain circumstances may occur for which there are no satisfactory contingency plans. As a result, there can be no assurance that Year 2000 issues will not have a material adverse effect on our business, financial condition, or results of operations.

                                USE OF PROCEEDS

  We will not receive any proceeds from the Exchange Offer. We used the net offering proceeds we received from the issuance of the Initial Notes, approximately $169.5 million, to repay outstanding indebtedness under the 1998 Credit Agreement. See "Description of Other Indebtedness--1999 Credit Agreement."

                                 CAPITALIZATION

  The following table sets forth, as of September 30, 1998, the consolidated capitalization of the Company (i) on an actual basis, (ii) on a pro forma basis after giving effect to the redemption of the Senior Secured Notes with borrowings under the 1998 Credit Agreement, and the Offering and the application of the net proceeds therefrom to repay borrowings as described under "Use of Proceeds," as if such transactions had occurred on September 30, 1998, and (iii) on a pro forma basis after giving effect to the transactions described in clause (ii) and the acquisition of substantially all of the assets of WOKR(TV) and the assumption of certain related liabilities as if such transactions had occurred on September 30, 1998. This table should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements included and incorporated by reference herein and the information set forth herein under "Unaudited Pro Forma Condensed Consolidated Financial Information."

                                                     September 30, 1998
                                               --------------------------------
                                                          Pro Forma
                                                          Redemption  Pro Forma
                                                Actual   and Offering   WOKR
                                               --------  ------------ ---------
                                                       (In thousands)
Long-term debt:
  Bank borrowings(1).......................... $ 77,500    $ 32,837   $145,337
  11.20% Senior Subordinated Notes, Series B,
   due 1998...................................    2,500       2,500      2,500
  10.48% Senior Subordinated Notes due 2000...   30,000      30,000     30,000
  10.75% Senior Secured Notes due 2003(2).....  120,000         --         --
  Notes offered hereby........................      --      175,000    175,000
  Other.......................................   20,685      20,685     20,685
                                               --------    --------   --------
      Total debt..............................  250,685     261,022    373,522
  Less current maturities.....................   23,367      14,367     14,367
                                               --------    --------   --------
      Total long-term debt.................... $227,318    $246,655   $359,155
Stockholders' deficiency:
  Common stock, $.01 par value per share;
   50,000,000 shares authorized, 21,950,636
   shares issued, and 20,575,690 shares
   outstanding(3).............................      219         219        219
  Class B common stock, $.01 par value per
   share; 11,406,510 shares authorized,
   11,051,230 shares issued and
   outstanding(3).............................      111         111        111
  Capital in excess of par value..............   10,325      10,325     10,325
  Deficit.....................................  (22,292)    (22,292)   (22,292)
  Less common stock in treasury, at cost
   (1,374,946 shares).........................  (10,089)    (10,089)   (10,089)
                                               --------    --------   --------
      Total stockholders' deficiency..........  (21,726)    (21,726)   (21,726)
                                               --------    --------   --------
        Total capitalization.................. $205,592    $224,929   $337,429
                                               ========    ========   ========

--------
(1) As of December 4, 1998, borrowings of $207.5 million were outstanding under the 1998 Credit Agreement. The Pro Forma Redemption and Offering amount assumes that net proceeds of $169.5 million from the Notes are used to repay bank borrowings, and the Pro Forma WOKR amount further assumes that the Company makes additional borrowings under the 1999 Credit Agreement of $112.5 million for the acquisition of WOKR(TV).
(2) All of the 10.75% Senior Secured Notes due 2003 were redeemed on October 1, 1998. The redemption and approximately $4.8 million of early redemption fees were financed with borrowings under the Term Loan Facility of the 1998 Credit Agreement. See "Prospectus Summary--Recent Developments."
(3) Does not include shares reserved for issuance under employee and director benefit plans or certain stock purchase agreements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following consolidated statement of operations data and consolidated other data for each of the three years in the period ended December 31, 1997 and the consolidated balance sheet data at December 31, 1997 and 1996 are derived from the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 included and incorporated by reference herein that have been audited by Ernst & Young LLP, independent auditors, and are qualified by reference to such Consolidated Financial Statements. The consolidated statement of operations data and consolidated other data for the years ended December 31, 1994 and 1993 and the consolidated balance sheet data at December 31, 1995, 1994, and 1993 are derived from audited financial statements of the Company not included or incorporated by reference in this Prospectus. The financial data as of and for the nine-month periods ended September 30, 1998 and 1997 are unaudited but, in the opinion of the management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of such periods. The following data should be read in conjunction with, and is qualified in its entirety by reference to, the historical and pro forma financial statements and other historical and pro forma financial information included and incorporated by reference in this Prospectus. The results of operations for the nine-month period ended September 30, 1998 are not necessarily indicative of the results to be expected for the full fiscal year. See "Prospectus Summary--Recent Developments" and "Unaudited Pro Forma Condensed Consolidated Financial Information."

                          Nine-Month Period Ended
                               September 30,                       Year Ended December 31,
                          --------------------------    ----------------------------------------------------
                             1998           1997          1997         1996      1995      1994      1993
                          -----------    -----------    --------     --------  --------  --------  ---------
                          (unaudited)    (unaudited)
                                                 (Dollars in thousands)
Consolidated Statement
 of Operations Data:
Revenue.................   $231,742       $217,372      $306,169     $279,662  $235,820  $211,728  $ 192,958
 Less agency commissions
  and discount..........    (26,772)       (25,106)      (34,994)     (32,364)  (28,423)  (25,626)   (22,341)
                           --------       --------      --------     --------  --------  --------  ---------
Net revenue.............    204,970        192,266       271,175      247,298   207,397   186,102    170,617
Expenses (other income):
 Operating expenses.....    168,470        151,154       210,752      186,954   156,343   142,812    132,316
 Disposition of assets..    (32,770)(1)        --            --           --        --     (2,506)       759
 Depreciation and
  amortization..........     10,771          9,858        16,103       16,996    13,243    10,883     12,018
 Interest expense.......     20,238         19,131        26,219       24,461    25,010    25,909     22,431
 Litigation expense
  (credit)..............        --          (5,000)       (5,000)         --     14,200       --         --
 Stock compensation
  expense...............        437          4,743         9,344          --        --        --         --
                           --------       --------      --------     --------  --------  --------  ---------
 Total expenses and
  other income..........    167,146        179,886       257,418      228,411   208,796   177,098    167,524
                           --------       --------      --------     --------  --------  --------  ---------
Income (loss) before
 income taxes and
 extraordinary item.....     37,824         12,380        13,757       18,887    (1,399)    9,004      3,093
Income tax (benefit)
 expense................     14,389         (2,223)      (19,172)       2,758     1,515        73        133
Income (loss) before
 extraordinary item.....     23,435         14,603        32,929       16,129    (2,914)    8,931      2,960
Extraordinary item......        --             --            --          (355)      --     (2,099)      (625)
                           --------       --------      --------     --------  --------  --------  ---------
Net income (loss).......     23,435 (1)     14,603 (1)    32,929 (1)   15,774    (2,914)    6,832      2,335
                           ========       ========      ========     ========  ========  ========  =========

Other Data:
Segment Operating Cash
 Flow(2)................     47,444         48,797        70,436       68,577    58,571    49,342     42,800
Corporate overhead......    (10,944)        (7,685)      (10,013)      (8,233)   (7,517)   (6,052)    (4,499)
EBITDA(3)...............     36,500         41,112        60,423       60,344    51,054    43,290     38,301
Depreciation and
 amortization...........     10,771          9,858        16,103       16,996    13,243    10,883     12,018
Capital expenditures....     24,207         13,219        17,593       13,124    15,098     8,794      3,478
Interest expense........     20,238         19,131        26,219       24,461    25,010    25,909     22,431
Ratio of EBITDA to
 interest expense.......       1.80x          2.15x         2.30x        2.47x     2.04x     1.67x      1.71x
Ratio of earnings to
 fixed charges(4).......       2.87x          1.65x         1.52x        1.77x     0.94x     1.35x      1.14x

Consolidated Balance
 Sheet Data (at end of
 period):
Working capital
 (deficiency)...........     (7,379)         9,089        12,019       11,154    15,110    16,783      7,970
Total assets............    308,240        243,609       266,385      224,912   189,882   170,783    160,491
Total long-term
 debt(5)................    227,318        221,243       213,294      229,350   215,328   225,613    213,165
Total debt(5)...........    250,685        226,941       229,424      235,141   220,147   228,646    224,080
Stockholders'
 deficiency.............    (21,726)       (64,939)      (44,909)     (83,839)  (99,093)  (95,958)  (102,852)

--------
(1) Disposition of assets reflects the sale of substantially all of the Company's airport advertising operations on June 30, 1998. See "Prospectus Summary--Recent Developments." Excluding the sale of the Company's airport advertising operations, net income would have been $3.0 million for the nine-month period ended September 30, 1998. The increase in net income in 1997 over 1996 reflects a $19.2 million income tax benefit primarily due to the recognition of a deferred tax asset and a $5.0 million reduction in an accrual for litigation expense, offset in part by a $9.3 million charge for stock compensation expense. Disregarding the impact of this reduction in the accrual for litigation expense and this stock compensation expense, income before income taxes and extraordinary items would have been $18.1 million for 1997 compared to $18.9 million for 1996. Net income for the nine-month period ended September 30, 1997 also reflects such reduction in the accrual for litigation expense, offset in part by a portion of such charge for stock compensation expense ($4.7 million). Disregarding the impact of this reduction in the accrual for litigation expense and this stock compensation expense, income before income taxes and extraordinary items would have been $12.1 million for the nine-month period ended September 30, 1997.
(2) "Operating Cash Flow" is defined as net revenue less operating expenses before depreciation, amortization, interest expense, disposition of assets and stock compensation expense. "Segment Operating Cash Flow" is defined as Operating Cash Flow less corporate overhead. Operating Cash Flow and Segment Operating Cash Flow are not to be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flow as a measure of the Company's liquidity.
(3) EBITDA means, in general, the sum of consolidated net income (loss), consolidated depreciation and amortization expense, consolidated interest expense, consolidated income tax expense (benefit), consolidated noncash charges and extraordinary or nonrecurring items. EBITDA has been included solely because the Company understands that it is used by certain investors and financial analysts as one measure of a Company's historical ability to service its debt. EBITDA is the same as Operating Cash Flow and is not to be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flow as a measure of the Company's liquidity.
(4) The ratio of earnings to fixed charges is expressed as the ratio of income before income taxes plus fixed charges (excluding capitalized interest) to fixed charges. Fixed charges consist of interest expense including amortization of financing costs (including capitalized interest) and the portion of operating rental expense that management believes is representative of the interest component of rental expense. For the year ended December 31, 1995, earnings were insufficient to cover fixed charges; the amount of the deficiency was approximately $1.4 million.
(5) Data as of December 31, 1995, 1994, and 1993 have been restated to conform to the current presentation.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  On June 30, 1998, the Company sold substantially all of the assets of its wholly-owned subsidiary, Ackerley Airport Advertising, Inc. ("Airport"). The sale price consisted of a base cash price of $40.0 million, paid on the closing date of the transaction, and a post-closing Contingent Payment of approximately $2.9 million, of which $1.2 million was paid in December 1998 and the remainder was paid in January 1999. See "Prospectus Summary--Recent Developments--Sale of Airport Advertising Operations." The Company recorded a gain from this transaction of $35.3 million, before taxes. While the Company believes that it will receive most, if not all, of the Contingent Payment, there can be no assurance in this regard. See "Prospectus Summary--Recent Developments."

  On September 25, 1998, the Company entered into a purchase agreement with Sinclair to acquire substantially all of the assets of WOKR(TV), an ABC affiliate licensed to Rochester, New York, for $125.0 million, subject to possible adjustments under the terms of the purchase agreement, plus the assumption of certain liabilities. The Company has paid $12.5 million into an escrow account, with the balance of the purchase price due at closing. The purchase price will be financed by borrowings under the 1999 Credit Agreement subject to customary borrowing conditions. Consummation of the transaction is subject to a number of conditions, including the acquisition of the station by Sinclair from Guy Gannett Communications and the receipt of FCC approval. Either party may terminate the purchase agreement, subject to certain conditions, if closing has not occurred by September 4, 1999. See "Risk Factors--Conditions to Acquiring WOKR(TV)" and "--Broadcasting--Approval of Purchase and Sale Transactions."

  The following unaudited pro forma condensed consolidated financial information of the Company consists of an unaudited pro forma condensed consolidated balance sheet as of September 30, 1998, and unaudited pro forma condensed consolidated statements of income for the nine-month period ended September 30, 1998 and year ended December 31, 1997 and related notes (collectively, the "Unaudited Pro Forma Condensed Consolidated Financial Statements"). The pro forma condensed consolidated balance sheet has been prepared assuming the acquisition of WOKR(TV) occurred on September 30, 1998 and the pro forma condensed consolidated statements of income have been prepared assuming the acquisition of WOKR(TV) and the sale of Airport both occurred on the first day of each period. The Unaudited Pro Forma Condensed Consolidated Financial Statements are subject to a number of estimates, assumptions and uncertainties and do not purport to reflect the financial condition or results of operations that would have existed or occurred had such transactions taken place on the dates indicated, nor do they purport to reflect the financial condition or results of operations that will exist or occur in the future. In particular, the Unaudited Pro Forma Condensed Consolidated Financial Statements assume that the Company will finance the acquisition of WOKR(TV) with borrowings under the 1999 Credit Agreement and the pro forma interest expense resulting therefrom is based upon the historical interest rate on borrowings under the 1998 Credit Agreement. Likewise, the acquisition of WOKR(TV) will be accounted for using the purchase method of accounting. The total purchase price will be allocated to the tangible and intangible assets and liabilities acquired based on their respective fair values. The allocation of the purchase price reflected in the Unaudited Pro Forma Condensed Consolidated Financial Statements is preliminary and is subject to adjustment, upon receipt of, among other things, certain appraisals of the acquired assets and liabilities. Finally, the accuracy of the Unaudited Pro Forma Condensed Consolidated Financial Statements depends in large part upon the accuracy of the historical financial data on which such pro forma financial statements are based. In that regard, the historical financial data for WOKR(TV) has not been independently verified by the Company nor has it been separately audited by any accounting firm. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements incorporated by reference herein.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               September 30, 1998

                                 (In thousands)

                           Historical   Historical  Pro Forma       Pro Forma
                         Ackerley Group    WOKR    Adjustments    Ackerley Group
                         -------------- ---------- -----------    --------------
         Assets
Current assets..........    $ 79,230     $ 4,052    $ (3,309)(a)     $ 79,973
Property and equipment,
 net....................     108,124       6,975         --           115,099
Intangibles, net........      80,278      45,183      73,309 (a)      198,770
Other assets............      40,608         674     (12,500)(a)       28,782
                            --------     -------    --------         --------
  Total assets..........    $308,240     $56,884    $ 57,500         $422,624
                            ========     =======    ========         ========
    Liabilities and
      Stockholders'
       Deficiency
Current liabilities.....    $ 86,609     $54,262    $(53,565)(a)     $ 87,306
Long-term debt, net of
 current portion........     227,318         --      112,500 (b)      339,818
Other long-term
 liabilities............      16,039       1,277         (90)(a)       17,226
Stockholders' equity
 (deficiency)...........     (21,726)      1,345      (1,345)(a)      (21,726)
                            --------     -------    --------         --------
  Total liabilities and
   stockholders' equity
   (deficiency).........    $308,240     $56,884    $ 57,500         $422,624
                            ========     =======    ========         ========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                   Nine-Month Period Ended September 30, 1998

                    (In thousands except per share amounts)

                           Historical   Historical   Historical    Pro Forma      Pro Forma
                         Ackerley Group    WOKR       Airport     Adjustments   Ackerley Group
                         -------------- ----------   ----------   -----------   --------------
Net revenue.............    $204,970     $13,022      $ 16,204      $   --         $201,788
Operating expenses......     168,470       7,373        14,850          --          160,993
Disposition of assets...     (32,770)                  (32,897)         --              127
Depreciation and
 amortization...........      10,771       4,124           921       (2,248)(c)      11,726
Interest expense........      20,238         --            --         5,988 (d)      26,226
Stock compensation
 expense................         437         --            --           --              437
                            --------     -------      --------      -------        --------
  Total expenses........     167,146      11,497       (17,126)       3,740         199,509
                            --------     -------      --------      -------        --------
Income before income
 taxes..................      37,824       1,525        33,330       (3,740)          2,279
Income tax (benefit)
 expense................      14,389         580(e)     12,665(e)    (1,421)(e)         882
                            --------     -------      --------      -------        --------
Net income..............    $ 23,435     $   946      $ 20,665      $(2,319)       $  1,397
                            ========     =======      ========      =======        ========
Earnings per common
 share..................    $   0.74     $  0.03      $   0.65      $ (0.07)       $  (0.04)
                            ========     =======      ========      =======        ========
Earnings per common
 share, assuming
 dilution...............    $   0.74     $  0.03      $   0.65      $ (0.07)       $  (0.04)
                            ========     =======      ========      =======        ========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                          Year Ended December 31, 1997

                    (In thousands except per share amounts)

                           Historical   Historical   Historical    Pro Forma      Pro Forma
                         Ackerley Group    WOKR       Airport     Adjustments   Ackerley Group
                         -------------- ----------   ----------   -----------   --------------
Net revenue.............    $271,175     $17,323      $29,079       $   --         $259,419
Operating expenses......     210,752       9,715       25,875           --          194,592
Depreciation and
 amortization...........      16,103       5,253        1,639        (3,243)(c)      16,474
Interest expense........      26,219                      --          6,773 (d)      32,992
Litigation expense
 (credit)...............      (5,000)                     --            --           (5,000)
Stock compensation
 expense................       9,344                      --            --            9,344
                            --------     -------      -------       -------        --------
  Total expenses........     257,418      14,968       27,514         3,530         248,402
                            --------     -------      -------       -------        --------
Income before income
 taxes..................      13,757       2,355        1,565        (3,530)         11,017
Income tax (benefit)
 expense................     (19,172)        895(e)       595(e)     (1,341)(e)     (20,213)
                            --------     -------      -------       -------        --------
Net income..............    $ 32,929     $ 1,460      $   970       $(2,189)       $ 31,230
                            ========     =======      =======       =======        ========
Earnings per common
 share..................    $   1.05     $  0.05      $  0.03       $ (0.07)       $   0.99
                            ========     =======      =======       =======        ========
Earnings per common
 share, assuming
 dilution...............    $   1.04     $  0.05      $  0.03       $ (0.07)       $   0.98
                            ========     =======      =======       =======        ========

   Notes to Pro Forma Condensed Consolidated Financial Statements (Unaudited)

  The accompanying Pro Forma Condensed Consolidated Financial Statements consist of the consolidated historical financial statements of the Company and WOKR(TV), less the historical financial statements of Airport, adjusted for certain pro forma adjustments, as described below:

    (a) Balance sheet adjustments give effect to the elimination of the historical net assets of WOKR(TV) not acquired by the Company and to the recording of goodwill associated with the acquisition.

    (b) Reflects borrowings for the purchase price of WOKR(TV), less $12.5 million in escrow at September 30, 1998.

    (c) Represents the change in depreciation and amortization based on the estimated allocation of the purchase price of WOKR(TV) to tangible and intangible assets. The estimated useful lives of the assets acquired are as follows:

     Building and improvements......................................... 25 years
     Broadcast equipment............................................... 10 years
     Other equipment...................................................  7 years
     Intangible assets................................................. 15 years

    (d) Represents the change in interest expense, assuming cash proceeds of $42.9 million from the sale of Airport are applied to the reduction of the Company's borrowings under the 1998 Credit Agreement, and the purchase of WOKR(TV) for $125.0 million is financed from borrowings under the 1999 Credit Agreement. The impact on interest expense is based on the Company's historical annual interest rate on borrowings under the 1998 Credit Agreement.

    (e) Represents income tax expense based on the Company's estimated statutory income tax rate.

                                   MANAGEMENT

Directors and Executive Officers

  The following table sets forth the name, age and positions of individuals who are serving as the directors and executive officers of the Company. Each director will hold office until the next annual meeting of stockholders or until his or her successor has been elected and qualified. Executive officers are elected by, and serve at the discretion of, the Board of Directors.

  Name                                  Age              Position(s)
  ----                                  ---              -----------
Barry A. Ackerley...................... 64  Chairman and Chief Executive Officer
Gail A. Ackerley....................... 60  Co-Chairman and Co-President
Deborah L. Bevier...................... 47  Director
M. Ian G. Gilchrist.................... 49  Director
Michel C. Thielen...................... 64  Director
Christopher H. Ackerley................ 29  Executive Vice President, Operations
                                             and Development
Denis M. Curley........................ 51  Co-President and Chief Financial
                                             Officer, Secretary, and Treasurer
Keith W. Ritzmann...................... 46  Senior Vice President and Chief
                                             Information
                                             Officer, Assistant Secretary, and
                                             Controller

  Mr. Barry A. Ackerley, one of the founders of the Company, assumed the responsibilities of President and Chief Operating Officer following the resignation of Donald E. Carter effective March 1991 and served until April 1991. He has been the Chief Executive Officer and a director of the Company and its predecessor and subsidiary companies since 1975. He also currently serves as the Company's Chairman.

  Ms. Gail A. Ackerley was elected to the Board of Directors in May 1995. She became Co-Chairman in September 1996, and was elected as one of the Company's Co-Presidents in November 1997. Ms. Ackerley has served as Chair of Ackerley Corporate Giving since 1986, supervising the Company's charitable activities. Ms. Ackerley is the wife of Mr. Barry A. Ackerley.

  Ms. Deborah L. Bevier was elected to the Board of Directors effective December 1, 1998. Ms. Bevier is President and CEO of Laird Norton Trust Company. She also serves as a member of the Board of Directors of Laird Norton Trust Company and the Laird Norton Financial Group. Prior to joining Laird Norton Trust Company in 1996, she served as Chairman and CEO of KeyBank of Washington and Northwest Region Executive for Key PrivateBank.

  Mr. M. Ian G. Gilchrist was elected to the Board of Directors in May 1995. He is a Managing Director of Salomon Smith Barney Inc., an investment banking firm and one of the Initial Purchasers. Prior to joining that company in May 1995, Mr. Gilchrist was a Managing Director of CS First Boston Corporation.

  Mr. Michel C. Thielen has served as a director of the Company since 1979. Mr. Thielen is Chairman and President of Thielen & Associates, an advertising agency. He is also Vice President of Executive Wings, Inc., an airport operations company.

  Mr. Christopher H. Ackerley joined the Company in 1995. He was elected Vice President for Marketing and Development in May 1998, and was elected Executive Vice President, Operations and Development in December 1998.

  Mr. Denis M. Curley, who joined the Company in December 1984, was elected as a Co-President in November 1997. Previously, he served as Executive Vice President from March 1995 to his election as a Co-President. Before then, he served as Senior Vice President from January 1990 through the date of his election as Executive Vice President. He has served as the Company's Chief Financial Officer since May 1988. Mr. Curley also presently serves as Secretary and Treasurer.

  Mr. Keith W. Ritzmann was named Senior Vice President and Chief Information Officer in January 1998. He served as a Vice President from January 1990 through the date of his election as Senior Vice President. He also presently serves as Assistant Secretary and Controller.

Division Management

  The following table sets forth information concerning the senior managers of certain operating divisions of AK Media Group, Inc., the principal operating subsidiary of the Company.

   Name                                      Position(s)
   ----                                      -----------
 Out-of-Home:
 Randal G. Swain............................ Senior Vice President, AK Media
                                             Group, Inc., and President, AK
                                             Media Northwest
 Broadcasting:
 David P. Reid.............................. Vice President and General
                                             Manager of KVOS(TV)
 Sports & Entertainment:
 John Dresel................................ President, Full House Sports &
                                             Entertainment
 Walter F. ("Wally") Walker................. President, Seattle SuperSonics

  Mr. Randal G. Swain was named Senior Vice President of AK Media Group, Inc. in December 1998. He has served as President of the Company's Northwest outdoor division, AK Media Northwest, since 1993. Previously, he served as the division's Vice President of Operations from 1992 and assistant Operations Manager from 1982. Mr. Swain originally joined the Company in 1976 and has 22 years of industry experience.

  Mr. David P. Reid serves as Vice President and General Manager of KVOS(TV) in Bellingham, Washington, a position he has held since 1985. Prior to joining the Company, Mr. Reid worked as the General Sales Manager of WSEE(TV) in Erie, Pennsylvania from 1982 to 1985. He has 21 years of industry experience.

  Mr. John Dresel serves as President of Full House Sports & Entertainment, a position he has held since 1994. Prior to that date he served as General Manager of KJR(AM), KLTX-FM (now KJR-FM) and the Seattle SuperSonics from 1992 to 1994. Mr. Dresel's affiliation with the Company dates back to 1986, when he joined the Seattle SuperSonics as Director of Ticket Sales. He has 12 years of industry experience.

  Mr. Walter F. ("Wally") Walker serves as President of the Seattle SuperSonics, a position he has held since 1994. Prior to joining the Company, Mr. Walker worked for Goldman, Sachs & Co. for seven years (1987-1994), and in 1992, was certified as a Chartered Financial Analyst. From 1976 to 1984 he played professional basketball with three different NBA teams, including the Seattle SuperSonics (1977-1982). Upon his completion of his professional basketball career, he attended Stanford University's Graduate School of Business from 1985 to 1987. He has 12 years of industry experience.

                       DESCRIPTION OF OTHER INDEBTEDNESS

Credit Agreement

  On January 22, 1999, the Company entered into the 1999 Credit Agreement with First Union National Bank, as administrative agent (the "Agent"), Fleet Bank, N.A., as documentation agent, Union Bank of California, N.A., KeyBank National Association and Bank of Montreal, Chicago Branch, as co-agents, and the other institutions party thereto (the "Banks"). The Credit 1999 Agreement provides for loans of up to $325.0 million. Loans under the 1999 Credit Agreement consist of (i) a $150.0 million Term Loan Facility, and (ii) a $175.0 million Revolving Loan Facility (together with the Term Loan Facility, the "Senior Credit Facility"). The following description of certain provisions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is available from the Company on request.

  As of January 25, 1999, $65.0 million of borrowings were outstanding under the Term Loan Facility and $5.0 million of borrowings were outstanding under the Revolving Loan Facility.

  The Term Loan Facility provides for term loans (the "Term Loans"), which will mature on December 31, 2005. The Company borrowed $65.0 million of the Tranche A Term Loans on January 22, 1999 and will borrow the remaining $85.0 million Tranche B Term Loans in connection with its acquisition of television station WOKR. The banks commitment to provide such funds, however, terminates April 30,1999. Term Loan Facility consisting of Tranche A Term Loans in the aggregate principal amount of $65.0 million and Tranche B Term Loans in the aggregate principal amount of $85.0 million (collectively, the "Term Loans") requires scheduled annual principal payments, payable quarterly beginning March 31, 2000, based on the following annual percentages for each of the following years: 5% in 2000; 10% in 2001; 15% in 2002; 20% in 2003; and 25% in each of
2004 and 2005.

  The Revolving Loan Facility provides for revolving credit loans (the "Revolving Loans" and, together with the Term Loans, the "Loans") of up to $175.0 million (the "Revolving Credit Commitment"), which includes up to $10.0 million in standby letters of credit. The Revolving Credit Facility requires scheduled annual commitment reductions, with required principal prepayments of outstanding Revolving Loans in excess of the reduced commitment levels quarterly beginning March 31, 2001, based on the following annual percentages:
10% in 2001; 20% in each of 2002 and 2003; and 25% in each of 2004 and 2005.
The Revolving Loan Facility matures on December 31, 2005.

  On or after March 31, 2001, the Company may request an increase of the Revolving Credit Commitment of up to $75.0 million. The increase is subject to several conditions, including the willingness of either an existing bank lender or qualified additional lender to make any such loan commitment and customary borrowing conditions.

  The Loans bear interest at an annual rate equal to, at the Company's option, the Base Rate (as defined in the 1999 Credit Agreement) plus an applicable margin (up to a maximum of 2.000%) or the LIBOR Rate (as defined in the 1999 Credit Agreement) plus an applicable margin (up to a maximum of 3.000%). The applicable margin is based upon the ratio of the Company's consolidated funded debt to its consolidated EBITDA (as such terms are defined in the 1999 Credit Agreement). The Company is required to pay commitment fees to the Banks and the Agent, including letter of credit commitment fees, and other customary fees.

  The 1999 Credit Agreement requires, subject to certain exceptions, that the Company apply 50% of the Net Cash Proceeds (as defined in the 1999 Credit Agreement) received by the Company from the sale of its capital stock, 100% of the Net Cash Proceeds received by the Company from the sale of its debt securities, 100% of the Net Cash Proceeds in excess of an aggregate of $35.0 million received by the Company from certain asset dispositions, and, under certain circumstances, either 25% or 50% of its Excess Cash Flow (as defined in the 1999 Credit Agreement) to repay borrowings thereunder. It further provides that the amount of borrowings available under the 1999 Credit Agreement will be reduced by the amount of any such repayments.

  All borrowings and other obligations under the 1999 Credit Agreement are secured by a pledge of substantially all the outstanding stock and material assets of the Company's subsidiaries. In the event the Ackerley Family (as defined in the 1999 Credit Agreement) fails to own at least 51% of the voting power of the Company, lenders holding at least two-thirds of the principal amount of outstanding loans may together elect to terminate all of the obligations under the 1999 Credit Agreement and demand immediate repayment of all outstanding borrowings.

  The 1999 Credit Agreement contains certain financial covenants including a current maximum consolidated leverage ratio, a maximum senior consolidated leverage ratio, a minimum consolidated interest coverage ratio, and a minimum consolidated fixed charge coverage ratio. The 1999 Credit Agreement contains certain other covenants of the Company limiting, among other things, the Company's ability to incur additional indebtedness or liens, declare and pay dividends, issue preferred stock of subsidiaries, repurchase shares of Common Stock and Class B Common Stock, dispose of assets, make investments, enter into transactions with affiliates, and enter into new lines of business.

  The 1999 Credit Agreement contains customary events of default, including payment and performance defaults under the 1999 Credit Agreement, cross-default provisions respecting other indebtedness, voluntary or involuntary bankruptcy or similar procedures, the entry of certain judgments for the payment of money, the failure to satisfy certain funding standards under ERISA, the failure of certain security documents to remain in effect, the existence of certain environmental claims, and the loss of, or the commencement of governmental action with respect to, certain broadcasting licenses.

  In addition, the 1999 Credit Agreement requires that, upon repayment of the Senior Subordinated Notes, substantially all of the Company's direct and indirect subsidiaries guarantee all amounts payable under the Agreement. However, if the Company's subsidiaries were to guarantee amounts under the 1999 Credit Agreement after repayment of the Senior Subordinated Notes, such subsidiaries (other than Unrestricted Subsidiaries) would be required to guarantee the Notes on a senior subordinated basis, as described under "Description of the Notes--Certain Covenants--Guarantees of Certain Indebtedness."

  The ability of the Company to borrow the $85.0 million Tranche B Term Loans is subject to certain conditions, including the completion of the acquisition of WOKR(TV) by the Company on terms materially the same as those approved by the Agent. The Tranche B Term Loan Commitment will automatically expire if the Company fails to close the acquisition of WOKR(TV) by April 30, 1999, unless the bank lenders agree to extend the termination date.

Senior Subordinated Notes

  In 1988 and 1989, the Company issued $12.5 million of 11.20% Senior Subordinated Notes, Series B, due December 15, 1998 ("11.20% Series B Notes") and $30.0 million of 10.48% Senior Subordinated Notes due December 15, 2000 ("10.48% Notes") pursuant to the Senior Subordinated Note Agreements. The following is a summary of certain terms of the Senior Subordinated Notes and the Senior Subordinated Note Agreements. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Senior Subordinated Note Agreements, copies of which are available from the Company on request.

  As of January 25, 1999, $20.0 million in aggregate principal amount of the 10.48% Notes is outstanding. The Senior Subordinated Notes bear interest payable quarterly, at the stated per annum rates. On December 31, 1998, the 11.20% Series B Notes matured and the Company repaid the entire $2.5 million in outstanding principal. On that same date, the Company also made the required prepayment of $10.0 million in principal on the 10.48% Notes.

  The Senior Subordinated Notes are unsecured obligations of the Company, subordinated to all Superior Debt (as defined in the Senior Subordinated Note Agreements) of the Company, including the obligations under the 1999 Credit Agreement. However, the subordination provisions of the Senior Subordinated Note Agreements differ in some material respects from the subordination provisions of the Indenture and, under certain circumstances, these differences could result in the holders of the Notes receiving less, ratably, than the holders of the Senior Subordinated Notes in the event of bankruptcy, insolvency or similar proceedings with respect to the Company. Likewise, the Company will be prohibited from making payments on the Notes upon the occurrence of certain defaults with respect to its Senior Debt (as defined under "Description of the Notes"), and, although there are similar payment blockage provisions applicable with respect to the Senior Subordinated Notes, under certain circumstances the Company would be prohibited from making payments on the Notes while at the same time being permitted to make payments on the Senior Subordinated Notes.

  The Company has the option of prepaying any or all of the Senior Subordinated Notes at a price equal to the principal amount of the Senior Subordinated Notes plus accrued and unpaid interest plus a make whole amount. The Company is required to make prepayments of principal on the 10.48% Notes in the amount of $10.0 million on December 15, 1999, with the remaining $10.0 million due at maturity on December 15, 2000.

  In the event of a change of control of the Company, any holder of Senior Subordinated Notes may require the Company to prepay the Senior Subordinated Notes it holds at a price equal to the principal amount of the Senior Subordinated Notes plus accrued and unpaid interest plus a make whole amount. A change of control is defined as the failure of the Ackerley Family (as defined in the Senior Subordinated Note Agreements) to own at least 51% of the voting power of the Company's capital stock.

  The Senior Subordinated Note Agreements contain certain financial covenants, including a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio. The Senior Subordinated Note Agreements contain certain other covenants of the Company limiting, among other things, mergers, sales of assets, disposition of stock of subsidiaries, incurrence of debt by subsidiaries, payment of dividends, stock redemptions, investments, changes in lines of business and transactions with affiliates.

                               THE EXCHANGE OFFER

Purpose Of The Exchange Offer

  We sold the Initial Notes in a private offering on December 14, 1998, to the Initial Purchasers pursuant to a purchase agreement dated as of December 9, 1998 by and among the Company and the Initial Purchasers (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Initial Notes to qualified institutional buyers and non-U.S. persons in reliance, and subject to the restrictions imposed under, Rule 144A and Regulation S under the Securities Act.

  Under the Registration Rights Agreement which we and the Initial Purchasers entered into in connection with the private offering of the Initial Notes, we are required to file, no more than 60 days following the date the Initial Notes were originally issued (the "Issue Date"), the Registration Statement of which this Prospectus is a part providing for a registered exchange offer of new notes identical in all material respects to the Initial Notes, except that such new notes will be freely transferable and will not have any covenants regarding exchange and registration rights. Under the Registration Rights Agreement, we are required to:

  . use reasonable best efforts to cause the Registration Statement to be declared effective no later than 120 days after the Issue Date,

  . keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to holders of the Initial Notes, and

  . use reasonable best efforts to consummate the Exchange Offer as promptly as practicable, but no later than 30 days after the Registration Statement is declared effective.

  The Registration Rights Agreement also provides that, under certain circumstances, we will file with the SEC a shelf registration statement (the "Shelf Registration Statement") relating to the offer and sale of Transfer Restricted Notes by holders of Transfer Restricted Notes who satisfy certain conditions regarding the provision to us of information in connection with the Shelf Registration Statement. "Transfer Restricted Notes" means each Initial Note or Exchange Note until:

  . the date on which such Initial Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer;

  . if such Exchange Note is received by a broker-dealer in exchange for an Initial Note in the Exchange Offer, then the date on which such Exchange
    Note is sold to a purchaser who receives from such broker-dealer a copy of this Prospectus;

  . the date on which such Initial Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

  . the date on which such Initial Note is distributed to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities Act;

  . such Note shall have been otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force; or

  . such Note ceases to be outstanding.

  The Exchange Offer being made by this Prospectus is intended to satisfy your exchange and registration rights under the Registration Rights Agreement. If we fail to fulfill such registration and exchange obligations, you, as a holder of outstanding Initial Notes, are entitled to receive "Additional Interest" until we have fulfilled such obligations, in the amount equal to 0.50% per annum of the principal amount of the Notes. The rate of Additional Interest will increase by an additional 0.50% per annum of the principal amount of the Notes for each subsequent 90-day period (or portion thereof) while a registration default is continuing until all registration defaults have been cured, up to a maximum amount of 1.50% of the principal amount of the Notes. Following the cure of a particular registration default, the accrual of Additional Interest with respect to such registration default will cease. All amounts of accrued Additional Interest will be payable in cash on the same interest payment dates as the Notes.

  For a more complete understanding of your exchange and registration rights, you should refer to the Registration Rights Agreement, which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and a copy of which is available as set forth under the heading "Where You Can Find More Information."

Effect Of The Exchange Offer

  Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell, and otherwise transfer the Exchange Notes issued to you pursuant to the Exchange Offer in exchange for your Initial Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you can represent that:

  . you are not an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company;

  . you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes;

  . you are acquiring the Exchange Notes in the ordinary course of your business; and

  . you are not an Initial Purchaser who acquired Initial Notes directly from us in the initial offering to resell pursuant to Rule 144A, Regulation S, or any other available exemption under the Securities Act.

  If you are not able to make these representations, you are a "Restricted Holder." As Restricted Holder, you will not be able to participate in the Exchange Offer and may only sell your Initial Notes pursuant to a registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.

  In addition, each broker-dealer (other than a Restricted Holder) that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (a "Participating Broker-Dealer"), must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based upon interpretations by the staff of the SEC, we believe that Exchange Notes issued pursuant to the Exchange Offer to Participating Broker-Dealers may be offered for resale, resold and otherwise transferred by a Participating Broker-Dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Initial Notes. The Company has agreed that, for a period of 180 days after the date the Registration Statement is declared effective by the SEC, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes pursuant to the Exchange Offer agrees to notify the Company prior to using this Prospectus in connection with the sale or transfer of Exchange Notes. See "Plan of Distribution."

  To the extent Initial Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Initial Notes will decrease with a resulting decrease in the liquidity in the market for the Initial Notes. Initial Notes that are still outstanding following the consummation of the Exchange Offer will continue to be subject to certain transfer restrictions.

Terms Of The Exchange Offer

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, we will accept any and all Initial Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. As of the date of this Prospectus, an aggregate of $175.0 million principal amount of the Initial Notes is outstanding. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Initial Notes accepted in the Exchange Offer. You may tender some or all of your Initial Notes pursuant to the Exchange Offer. However, Initial Notes may be tendered only in integral multiples of $1,000.

  By tendering Initial Notes in exchange for Exchange Notes and by executing the Letter of Transmittal, you will be required to represent, among other things, that:

  . you are not an "affiliate" (as defined in Rule 405 of the Securities Act) of Company;

  . you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes; and

  . you are acquiring the Exchange Notes in the ordinary course of your business.

  Each Participating Broker-Dealer must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Initial Notes, except that:

  . the offering of the Exchange Notes has been registered under the Securities Act;

  . the Exchange Notes will not be subject to transfer restrictions; and

  . the Exchange Notes will be issued free of any covenants regarding exchange and registration rights (including that they will not provide for Additional Interest).

  The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the Indenture under which the Initial Notes were, and the Exchange Notes will be, issued.

  This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of Initial Notes on or about
         , 1999. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered. However, the Exchange Offer is subject to certain customary conditions, which we may waive, and to the terms and provisions of the Registration Rights Agreement. See "-- Certain Conditions to the Exchange Offer."

  You do not have any appraisal or dissenters' rights under law or the Indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  If we do not accept for exchange any tendered Initial Notes because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Initial Notes will be returned, without expense to you, as promptly as practicable after the Expiration Date.

  If you tender Initial Notes in the Exchange Offer you will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Initial Notes pursuant to the Exchange Offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

  The term "Expiration Date" means 5:00 p.m., New York City time, on         ,
1999, unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  We have the right to delay accepting any Initial Notes, to extend the Exchange Offer or, if any of the conditions set forth below under "Certain Conditions to the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent. We also have the right to amend the terms of the Exchange Offer in any manner. If we delay acceptance of any Initial Notes, or terminate or amend the Exchange Offer, we will make a public announcement thereof as promptly as practicable. If we believe that we have made a material amendment of the terms of the Exchange Offer, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and we will extend the Exchange Offer to the extent required by law. We will notify the Exchange Agent of any extension of the Exchange Offer in writing or orally (which we will promptly confirm in writing). Unless otherwise required by applicable law or regulation, we will make a public announcement of any extension of the Expiration Date before 9:00 a.m., New York City time, on the first business day after the previously-scheduled expiration date.

  Without limiting the manner in which we may choose to make public announcements of any delay, extension, termination or amendment of the Exchange Offer, we shall have no obligation to publish, advise or otherwise communicate any such public announcement, other than by making a timely press release thereof.

Interest On The Exchange Notes

  Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid on the Initial Notes surrendered in exchange therefor or, if no interest has been paid on the Initial Notes, from December 14, 1998. The Exchange Notes will bear interest at a rate of 9% per year. Interest on the Exchange Notes will be payable semiannually on January 1 and July 1 of each year, beginning July 1, 1999.

Procedures For Tendering

  Each holder of Initial Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Initial Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date (unless such tender is being effected pursuant to the procedure for book-entry transfer described below).

  Any financial institution that is a participant in the book-entry transfer facility system of The Depository Trust Company (the "Depositary" or "DTC") may make book-entry delivery of the Initial Notes by causing DTC to transfer such Initial Notes into the Exchange Agent's account and to deliver an Agent's Message (as described below) on or prior to the Expiration Date in accordance with DTC's procedures for such transfer and delivery. If delivery of Initial Notes is effected through book-entry transfer into the Exchange Agent's account at DTC and an Agent's Message is not delivered, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The term "Agent's Message" means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a confirmation of the book-entry tender of Initial Notes into the Exchange Agent's account at DTC, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the Letter of Transmittal and that we may enforce the Letter of Transmittal against such participant.

  The tender (as set forth above) by a holder of Initial Notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for the holders.

  The method of delivery of Initial Notes, the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. NO LETTER OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO US.

  Only a holder of Initial Notes may tender such Initial Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Initial Notes are registered on the register maintained by the Trustee or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Initial Notes are held of record by DTC who desires to deliver such Initial Notes by book-entry transfer at DTC.

  Any beneficial holder whose Initial Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal must be guaranteed by:

  . a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  . a commercial bank or trust company having an office or correspondent in the United States; or

  . an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution")

unless the Initial Notes tendered pursuant thereto are tendered

  . by a registered holder who has not completed the box entitled "Special
    Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

  . for the account of an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Initial Notes listed therein, such Initial Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Initial Notes on behalf of the registered holder, and, in either case, signed as the name of the registered holder or holders appears on the Initial Notes.

  If the Letter of Transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Initial Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Initial Notes. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as we shall determine. Neither we, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Notes nor shall we, the Exchange Agent or any other person incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Initial Notes received by the Exchange Agent that are not properly tendered, and as to which the defects or irregularities have not been cured or waived, will be returned without cost by the Exchange Agent to the tendering holder of such Initial Notes unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

  In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any Initial Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "--Certain Conditions to the Exchange Offer," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Initial Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

  By tendering, each holder of Initial Notes will represent to us that, among other things:

  . the Exchange Notes acquired pursuant to the Exchange Offer in exchange for such holder's Initial Notes are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder;

  . neither the holder nor any other person receiving such Exchange Notes has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and

  . neither the holder nor any such other person receiving such Exchange
    Notes is an "affiliate" of ours, within the meaning of Rule 405 under the Securities Act or, if the holder or such person is an affiliate, then such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Acceptance Of Initial Notes For Exchange; Delivery Of Exchange Notes

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Initial Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Initial Notes. See "--Certain Conditions to the Exchange Offer." For each Initial Note accepted for exchange, the holder of such Initial Notes will receive an Exchange Note having a principal amount equal to that of the surrendered Initial Note.

  For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered Initial Notes for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

  In all cases, issuance of Exchange Notes for Initial Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Initial Notes and a properly completed and duly executed Letter of Transmittal and all other required documents or a timely book-entry confirmation of such Initial Note into the Exchange Agent's account at DTC. If any tendered Initial Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Initial Notes are submitted for a greater principal amount than the holder desired to exchange, such unaccepted or non-exchanged Initial Notes will be returned without expense to the tendering holder thereof (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged Initial Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the Expiration Date.

Book-Entry Transfer

  The Exchange Agent will make a request to establish an account with respect to the Initial Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in DTC's systems may make book-entry delivery of Initial Notes by causing DTC to transfer such Initial Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of Initial Notes may be effected through book-entry transfer at DTC, the Letter of Transmittal (or a facsimile thereof or an Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

  Holders who wish to tender their Initial Notes and who cannot deliver their Initial Notes, the Letter of Transmittal, or any other required documents to the Exchange Agent prior to the Expiration Date, or holders who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

  . The tender is made through an Eligible Institution;

  . Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Initial Notes, the certificate number or numbers of such Initial Notes and the principal amount of Initial Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Initial Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

  . Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Initial Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Initial Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Initial Notes according to the guaranteed delivery procedures set forth above.

Withdrawal Of Tenders

  Except as otherwise provided herein, tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Initial Notes in the Exchange Offer, a facsimile transmission or letter notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

  . specify the name of the person having deposited the Initial Notes to be withdrawn (the "Depositor");

  . include a statement that the Depositor is withdrawing its election to have Initial Notes exchanged and identify the Initial Notes to be withdrawn (including the certificate number or numbers and principal amount of such Initial Notes);

  . be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Initial Notes to register the transfer of such Initial Notes into the name of the Depositor withdrawing the tender; and

  . specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor.

  If Initial Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering" and "--Book-Entry Transfer," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Initial Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission.

  All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Initial Notes so withdrawn are validly re-tendered. Properly withdrawn Initial Notes may be re-tendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

Certain Conditions To The Exchange Offer

  The Exchange Offer is not subject to any conditions, other than that:

  . the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the SEC; and

  . there is no action or proceeding shall have been instituted or threatened in any court or any governmental agency which might materially impair our ability to proceed with the Exchange Offer, and

  . all governmental approvals which we deem necessary for the consummation of the Exchange Offer shall have been obtained.

There can be no assurance that any such condition will not occur. Holders of Initial Notes will have certain rights against us under the Registration Rights Agreement should we fail to consummate the Exchange Offer. If we determine that we may terminate the Exchange Offer, as set forth above, we may:

  . refuse to accept any Initial Notes and return any Initial Notes that have been tendered to the holders thereof;

  . extend the Exchange Offer and retain all Initial Notes tendered prior to the Expiration Date, subject to the rights of such holders of tendered Initial Notes to withdraw their tendered Initial Notes; or

  . waive such termination event with respect to the Exchange Offer and accept all properly tendered Initial Notes that have not been withdrawn.

If such waiver constitutes a material change in the Exchange Offer, we will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Initial Notes, and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Initial Notes, if the Exchange Offer would otherwise expire during such period.

Exchange Agent

  The Bank of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and inquiries for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                  By Mail, Overnight Courier or Hand Delivery:
                              The Bank of New York
                            101 Barclay Street, 21W
                            New York, New York 10286
               Attention: Corporate Trust Trustee Administration

         By Facsimile Transmission [(for Eligible Institutions only)]:
                                 (212) 815-5915
               Attention: Corporate Trust Trustee Administration
                      Confirm by Telephone: (212) 815-

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees And Expenses

  We will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. We will pay the cash expenses to be incurred in connection with soliciting tenders pursuant to the Exchange
Offer. Such expenses include fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

  Holders who tender their Initial Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register Exchange Notes in the name of, or request that Initial Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax thereon.

Accounting Treatment

  The Exchange Notes will be recorded at the same carrying value as the Initial Notes on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the Exchange Offer and the unamortized expenses relating to the issuance of the Initial Notes will be amortized over the term of the Exchange Notes.

                            DESCRIPTION OF THE NOTES

  The Initial Notes were, and the Exchange Notes will be, issued under an indenture, dated as of December 14, 1998 (the "Indenture"), by and among the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the Indenture may be obtained from the Company upon written request. The following summary of all of the provisions of the Indenture considered by the Company to be material to a prospective investor in the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture, including the definitions of certain terms therein, and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." References in this "Description of the Notes" to the "Company" refer to The Ackerley Group, Inc. individually and not to any of its Subsidiaries unless specifically indicated or the context so requires.

  The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as paying agent and registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the registrar, which initially will be the Trustee's principal corporate trust office. The Company may change any paying agent and registrar without notice to the holders. The Company will pay principal (and premium, if any) on the Notes at the Trustee's principal corporate trust office in New York, New York. At the Company's option, interest on the Notes may be paid at the Trustee's principal corporate trust office or by check mailed to the registered address of the holders.

Principal, Maturity and Interest

  The Notes are limited to $250,000,000 aggregate principal amount of which up to $175,000,000 aggregate principal amount of Exchange Notes are being offered hereby in exchange for outstanding Initial Notes. The Notes will mature on January 15, 2009. Interest on the Notes will accrue at the rate of 9% per annum, and will be payable semiannually on each January 15 and July 15, commencing on July 15, 1999, to the persons who are registered holders at the close of business on January 1 and July 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

  The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after January 15, 2004, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on January 15 of the years set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

      Year                                                            Percentage
      ----                                                            ----------
   2004..............................................................  104.500%
   2005..............................................................  103.000%
   2006..............................................................  101.500%
   2007 and thereafter...............................................  100.000%

  In addition, on or prior to January 15, 2002, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem the Notes on a pro rata basis, in part, at a redemption price equal to 109.000% of the principal amount thereof plus accrued and unpaid interest thereon to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the Notes outstanding must equal at least 66 2/3% of the aggregate principal amount of the Notes originally issued in the Offering. In order to effect a redemption with proceeds of a Public Equity Offering, the Company shall send the redemption notice in the manner specified in the Indenture not later than 30 days after the consummation of such Public Equity Offering and effect such redemption not later than 90 days after the consummation of such Public Equity Offering.

  Selection. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part; provided that any partial redemption pursuant to the second paragraph under "--Optional Redemption" will be made by the Trustee on a pro rata basis only. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

Change of Control

  The Indenture provides that upon the occurrence of a Change of Control, each holder may have the right to require that the Company repurchase all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase.

  The Indenture provides that, prior to the mailing of the notice referred to below, but in any event within 30 days following the date on which a Change of Control occurs, the Company covenants to (i) repay in full all Indebtedness under the Credit Agreement (and terminate all commitments thereunder) or offer to repay in full all such Indebtedness (and terminate all such commitments) and to repay the Indebtedness owed to (and terminate the commitments of) each lender which has accepted such offer or (ii) obtain the requisite consents under the Credit Agreement to permit the repurchase of the Notes as provided below. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase Notes pursuant to the provisions described below; provided that the Company's failure to comply with the covenant described in the preceding sentence shall constitute an Event of Default described under clause (iii) under "--Events of Default."

  Within 30 days following the date upon which a Change of Control occurs, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Upon compliance by the Company with the covenant described in the immediately preceding paragraph, the Company's failure to make a Change of Control Offer in accordance with this "Change of Control" covenant, and, upon the making of a Change of Control Offer, the failure of the Company to pay, on or before the Change of Control Payment Date, the purchase price for the Notes validly tendered pursuant to the Change of Control Offer, shall constitute an Event of Default described under clauses (iii) and (ii), respectively, under "--Events of Default." Holders electing to have a Note purchased pursuant to a Change of Control offer will be required to surrender the Note, properly endorsed for transfer together with such other customary documents as the Company may reasonably request, to the paying agent at the address specified in the notice prior to the close of business on the business day prior to the Change of Control Payment Date.

  The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer.

  This covenant is not intended to afford holders of the Notes protection in the event of certain highly leveraged transactions, reorganizations, restructurings, mergers and other similar transactions that might adversely affect the holders of the Notes but would not constitute a Change of Control. However, the Indenture contains limitations on the ability of the Company to incur additional Indebtedness and to engage in certain mergers, consolidations and sales of assets, whether or not a Change of Control is involved. See "-- Certain Covenants--Limitation on Incurrence of Additional Indebtedness," "-- Certain Covenants--Limitation on Asset Sales," and "--Certain Covenants-- Merger, Consolidation, and Sale of Assets."

  If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes that the Company might be required to purchase. In the event that the Company were required to purchase Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms, if at all. In addition, the terms of other indebtedness may restrict the Company's ability to repurchase the Notes, including pursuant to a Change of Control Offer. See "Risk Factors--Limitation on Purchase of Notes upon Change of Control" and "Description of Other Indebtedness--Credit Agreement."

  Without the consent of each holder of the Notes affected thereby, after the mailing of the notice of the Change of Control Offer, no amendment to the Indenture may, directly or indirectly, affect the Company's obligation to purchase the Notes or amend, modify or change the obligation of the Company to consummate a Change of Control Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offer. In addition, the Trustee may not waive the right of any holder of the Notes to require the repurchase of his or her Notes upon a Change of Control.

Subordination

  The payment of all obligations on the Notes is subordinated and junior in right of payment to the prior payment in full in cash or Cash Equivalents (or such payment duly provided for to the satisfaction of the holders of Senior
Debt) of all Obligations on Senior Debt. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, or marshalling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership, or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations due or to become due upon all Senior Debt will first be paid in full in cash or Cash Equivalents (or such payment duly provided for to the satisfaction of the holders of Senior
Debt) before any payment or distribution of any kind or character is made on account of any Obligations on the Notes, or for the acquisition of any of the Notes for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, or interest on, or any other amounts owing with respect to any Senior Debt, no payment of any kind or character (except payment in Permitted Securities), will be made by the Company or any other Person on behalf of the Company with respect to any Obligations on the Notes or to acquire any of the Notes for cash or property or otherwise. In addition, if any other event of default occurs and is continuing (or if such an event of default would occur upon any payment with respect to the Notes or would arise upon the passage of time as a result of such payment) with respect to any Designated Senior Debt (as such event of default is defined in the instrument creating or evidencing such Designated Senior Debt) and such event of default permits the holders of such Designated Senior Debt then outstanding to accelerate the maturity thereof and if the Representative for the respective issue of Designated Senior Debt gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all such events of default have been cured or waived or have ceased to exist or the Company and the Trustee receive notice from the Representative for the respective issue of Designated Senior Debt terminating the Blockage Period (as defined below), during the 180 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on behalf of the Company will make any payment of any kind or character (except in Permitted Securities) with respect to any Obligations on the Notes or acquire any of the Notes for cash or property or otherwise. Notwithstanding anything herein to the contrary, in no event will a Blockage Period extend beyond 180 days from the date the payment on the Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Designated Senior Debt initiating such Blockage Period shall be, or be made, the basis for commencement of a second Blockage Period by the Representative of such Designated Senior Debt whether or not within a period of 360 consecutive days, unless such event of default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provision under which an event of default previously existed or was continuing, shall constitute a new event of default for this purpose).

  By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Debt, including the holders of the Notes, may recover less, ratably, than holders of Senior Debt. See "Description of Other Indebtedness--Senior Subordinated Notes."

Certain Covenants

  The Indenture contains, among others, the following covenants.

  Limitation on Incurrence of Additional Indebtedness. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create, incur, assume, guarantee, acquire, or become liable for, contingently or otherwise (collectively "incur"), any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing limitations, the Company may incur Indebtedness (including Acquired Indebtedness), and any of the Company's Subsidiaries may incur Acquired Indebtedness, if, in either case, on the date of the incurrence of such Indebtedness, after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Company's Leverage Ratio is less than 7.0 to 1.

  For purposes of this "Limitation on Incurrence of Additional Indebtedness" covenant, Indebtedness outstanding on the Issue Date shall not be deemed to be an incurrence of Indebtedness.

  Limitation on Restricted Payments. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly,

    (a) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on shares of the Company's Capital Stock,

    (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights, or options to acquire shares of any class of such Capital Stock, other than the exchange of such Capital Stock or any warrants, rights, or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock or warrants, rights, or options to acquire Qualified Capital Stock,

    (c) make any principal payment on, purchase, defease, redeem, prepay, decrease, or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or its Subsidiaries that is subordinate or junior in right of payment to the Notes, or

    (d) make any Investment (other than Permitted Investments)

(each of the foregoing prohibited actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if, at the time of such Restricted Payment or immediately after giving effect thereto,

    (i) a Default or an Event of Default has occurred and is continuing,

    (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, or

    (iii) the aggregate amount of Restricted Payments made by the Company on or after the Issue Date, (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined by the Board of Directors of the Company in good faith) exceeds the sum of:
  (A) (x) 100% of the aggregate Consolidated EBITDA of the Company from the Issue Date through the most recent date for which financial information is available to the Company, taken as one accounting period (or, in the event that either such Consolidated EBITDA shall be a deficit, minus 100% of such deficit), less (y) 1.4 times Consolidated Interest Expense for the Company and for the same period, plus (B) 100% of the aggregate net proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale on or subsequent to the Issue Date of Qualified Capital Stock of the Company (excluding any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary of the Company until and to the extent such borrowing is repaid, but including the proceeds from the issuance and sale of any securities convertible into or exchangeable for Qualified Capital Stock to the extent such securities are so converted or exchanged and including any additional proceeds received by the Company upon such conversion or exchange), plus (C) without duplication of any amount included in clause (iii)(B) above, 100% of the aggregate net cash proceeds received by the Company as a capital contribution on or subsequent to the Issue Date (excluding the net cash proceeds from one or more Public Equity Offerings by the Company to the extent used to redeem the Notes on or after the date of the Indenture), plus (D) $5,000,000.

  Notwithstanding the foregoing, these provisions do not prohibit: (1) the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date of declaration; (2) the acquisition of Capital Stock or warrants, options, or other rights to acquire Capital Stock either (i) solely in exchange for shares of Qualified Capital Stock or warrants, options, or other rights to acquire Qualified Capital Stock, or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock or warrants, options or other rights to acquire Qualified Capital Stock;
(3) the acquisition of Indebtedness of the Company that is subordinate or junior in right of payment to the Notes, either (i) solely in exchange for shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or for Indebtedness of the Company which is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being acquired or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock (or warrants, options or other rights to acquire Qualified Capital Stock) or Indebtedness of the Company which is subordinate or junior in right of payment to the Notes, at least to the extent that the Indebtedness being acquired is subordinated to the Notes and has a Weighted Average Life to Maturity no less than that of the Indebtedness being refinanced; or (4) the making of Restricted Payments in an aggregate amount not to exceed $5,000,000; provided that no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof. In determining the aggregate amount of Restricted Payments made by the Company on or subsequent to the Issue Date, amounts expended pursuant to clauses (1),
(2), (3) (but only to the extent that Indebtedness is acquired in exchange for, or with the net proceeds from, the issuance of Qualified Capital Stock or warrants, options, or other rights to acquire Qualified Capital Stock), and (4) shall be included in such calculation.

  Limitation on Asset Sales. The Indenture provides that neither the Company nor any of its Subsidiaries will consummate an Asset Sale unless (i) the Company or the applicable Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by management of the Company or, if such Asset Sale involves consideration in excess of $10,000,000 by the Board of Directors, as evidenced by a board resolution), (ii) at least 75% of the consideration received by the Company or the Subsidiary, as the case may be, from such Asset Sale is cash or Cash Equivalents and is received at the time of such disposition, and (iii) upon the consummation of an Asset Sale, the Company applies, or causes such Subsidiary to apply, such Net Cash Proceeds within 180 days of receipt thereof either (A) to repay the principal of any Senior Debt, (B) to reinvest, or to be contractually committed to reinvest pursuant to a binding agreement, in Productive Assets and, in the latter case, to have so reinvested within 360 days of the date of receipt of such Net Cash Proceeds, or (C) to purchase Notes (pro rata among the holders of Notes tendered to the Company for purchase, based upon the aggregate principal amount of the Notes so tendered) tendered to the Company for purchase at a price equal to 100% of the principal amount thereof, plus accrued interest thereon to the date of purchase, pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, that if at any time any non-cash consideration received by the Company or any Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with clause (iii) above; provided, further, that the Company may defer making a Net Proceeds Offer until the aggregate Net Cash Proceeds from Asset Sales to be applied equals or exceeds $5,000,000.

  Subject to the deferral right set forth in the final proviso of the preceding paragraph, each notice of a Net Proceeds Offer will be mailed, by first class mail, to holders of Notes as shown on the applicable register of holders of Notes not more than 180 days after the relevant Asset Sale or, in the event the Company or a Subsidiary has entered into a binding agreement as provided in (B) above, within 180 days following the termination of such agreement but in no event later than 360 days after the relevant Asset Sale. Such notice will specify, among other things, the purchase date (which will be no earlier than 30 days nor later than 45 days from the date such notice is mailed, except as otherwise required by law) and will otherwise comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders of Notes may elect to tender their Notes in whole or in part in integral multiples of $1,000. To the extent holders properly tender Notes in an amount exceeding the Net Proceeds Offer, subject to the limitations set forth in the immediately preceding paragraph, the Company shall select the Notes to be repurchased on a pro rata basis (based upon the aggregate principal amount of Notes tendered). To the extent that the aggregate principal amount of Notes tendered pursuant to any Net Proceeds Offer is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Notes for any purposes otherwise permitted by the Indenture. Upon the consummation of any Net Proceeds Offer, the amount of Net Cash Proceeds subject to any future Net Proceeds offer from the Asset Sales giving rise to such Net Cash Proceeds shall be deemed to be zero.

  In addition, the Company will not, and will not permit any Subsidiary to, engage in any Asset Swaps, unless: (i) at the time of entering into the agreement to swap assets and immediately after giving effect to the proposed Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; (ii) the Company would, after giving pro forma effect to the proposed Asset Swap, have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) the respective fair market values of the assets being acquired and disposed of by the Company or any of its Subsidiaries (as determined in good faith by the management of the Company or, if such Asset Swap includes consideration in excess of $10,000,000, by the Board of Directors, as evidenced by a board resolution) are substantially the same as at the time of entering into the agreement to swap assets; and (iv) at the time of the consummation of the proposed Asset Swap, the percentage of any decline in the fair market value (determined as aforesaid) of the asset or assets being acquired by the Company or any of its Subsidiaries shall not be significantly greater than the percentage of any decline in the fair market value (determined as aforesaid) of the assets being disposed of by the Company or any of its Subsidiaries, calculated from the time the agreement to swap assets was entered into.

  The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

  Limitations on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service) with or for the benefit of any of its Affiliates (other than transactions between the Company and a Wholly-Owned Subsidiary of the Company or among Wholly-Owned Subsidiaries of the Company) (an "Affiliate Transaction"), other than Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction on an arm's-length basis from a person that is not an Affiliate; provided, that for a transaction or series of related transactions involving value of $1,000,000 or more, such determination will be made in good faith by a majority of members of the Board of Directors of the Company and by a majority of the disinterested members of the Board of Directors of the Company, if any; provided, further, that for a transaction or series of related transactions involving value of $5,000,000 or more, the Board of Directors of the Company has received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair, from a financial point of view, to the Company or such Subsidiary. The foregoing restrictions do not apply to (i) reasonable and customary directors' fees, indemnification, and similar arrangements and payments thereunder, (ii) any Restricted Payment permitted to be paid pursuant to the "--Limitation on Restricted Payments" covenant, (iii) any issuance of Qualified Stock pursuant to stock option or stock ownership plans approved by the Board of Directors of the Company, and (iv) transactions pursuant to agreements in existence on the Issue Date and any renewal of such agreements on substantially similar terms.

  Limitation on Dividend and Other Payment Restrictions Affecting
Subsidiaries. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock; (b) make loans or advances or pay any Indebtedness or other obligation owed to the Company or any of its Subsidiaries; or (c) transfer any of its property or assets to the Company, except for such encumbrances or restrictions existing under or by reason of: (1) applicable law, (2) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Subsidiary, (3) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (4) an agreement effecting a replacement, refunding, extension, or renewal of Indebtedness issued, assumed, or incurred pursuant to an agreement referred to in clause (3) above; provided, that the provisions relating to such encumbrance or restriction contained in any such replacement, refunding, extension, or renewal agreement or any such other agreement are not less favorable to the Company in all material respects as determined in good faith by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (3), or (5) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien.

  Prohibition on Incurrence of Senior Subordinated Debt. The Indenture prohibits the Company and any Guarantor from incurring or suffering to exist Indebtedness that is senior in right of payment to the Notes or the Guarantee of any such Guarantor, as the case may be, and is expressly subordinate in right of payment to any other Indebtedness of the Company or any such Guarantor, as the case may be.

  Limitation on Preferred Stock of Subsidiaries. The Indenture provides that the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own any Preferred Stock of a Subsidiary (other than Acquired Preferred Stock; provided that at the time the issuer of such Acquired Preferred Stock becomes a Subsidiary of the Company or merges with the Company or any of its Subsidiaries, and after giving effect to such transaction, the Company shall be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant).

  Limitation on Liens. The Indenture provides that neither the Company nor any of its Subsidiaries will create, incur, assume, or suffer to exist any Liens upon any of their respective assets, except for (a) Permitted Liens, (b) Liens to secure Senior Debt or guarantees thereof permitted under the Indenture, (c) any Liens in favor of the Trustee, (d) Liens to secure Guarantor Senior Debt permitted under the Indenture, and (e) any Lien to secure the replacement, refunding, extension, or renewal, in whole or in part, of any Indebtedness described in the foregoing clauses; provided that, to the extent any such clause limits the amount secured or the asset subject to such Liens, no extension or renewal will increase the assets subject to such Liens or the amount secured thereby beyond the assets or amounts set forth in such clauses.

  Limitation on Sale and Leaseback Transactions. The Indenture provides that neither the Company nor any of its Subsidiaries will enter into any Sale and Leaseback Transaction, except that the Company or any Subsidiary may enter into a Sale and Leaseback Transaction if, immediately prior thereto, and after giving effect to such Sale and Leaseback Transaction (the Indebtedness thereunder being equivalent to the Attributable Value thereof) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant.

  Guarantees of Certain Indebtedness. The Indenture provides that the Company will not permit any of its Subsidiaries, directly or indirectly, to guarantee or otherwise become liable for, or incur any Lien securing, the payment of any Indebtedness of the Company or any other Guarantor (other than Indebtedness not to exceed $2,000,000 in aggregate at any one time outstanding as to all of the Company's Subsidiaries, and other than Liens securing Indebtedness under the Credit Agreement consisting of pledges of Capital Stock of the Company's Subsidiaries), unless such Subsidiary, the Company, and the Trustee execute and deliver a supplemental indenture pursuant to which such Subsidiary becomes a Guarantor of the Notes and which evidences such Subsidiary's Guarantee of the Notes, such Guarantee to be a senior subordinated unsecured obligation of such Subsidiary. Neither the Company nor any such Guarantor shall be required to make a notation on the Notes or its Guarantee to reflect any such subsequent Guarantee. Nothing in this covenant shall be construed to permit any Subsidiary of the Company to incur Indebtedness otherwise prohibited by the "Limitation of Incurrence of Additional Indebtedness" covenant.

  The Indebtedness evidenced by any Guarantee (including the payment of principal of, premium, if any, and interest on the Notes) will be subordinated to Guarantor Senior Debt (defined with respect to the Indebtedness of a Guarantor in a similar manner as Senior Debt is defined with respect to the Company) on terms analogous to those applicable to the Notes. See "-- Subordination."

  The obligations of each Guarantor under its Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any guarantees under the Credit Agreement) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of the Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee is entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor.

  Any Guarantor may consolidate with or merge into or sell its assets to the Company or to another Guarantor without limitation. Any Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership, or trust other than the Company or another Guarantor (whether or not affiliated with the Guarantor). Upon the sale or disposition of a Guarantor (or all or substantially all of its assets) to a Person (whether or not an Affiliate of such Guarantor) which is not a Subsidiary of the Company, which is otherwise in compliance with the Indenture, such Guarantor shall be deemed released from all its obligations under the Indenture and its Guarantee and such Guarantee shall terminate; provided that any such termination shall occur only to the extent that all obligations of such Guarantor under the Credit Agreement, as applicable, and all of its guarantees of, and under all of its pledges of assets or other security interests which secure, Indebtedness of the Company shall also terminate upon such release, sale, or transfer; provided, further, that the consideration received by the Company in connection with such sale or other disposition shall be applied in accordance with the Indenture.

  Notwithstanding any other provision of this "Guarantees of Certain Indebtedness" covenant, no Subsidiary of the Company shall be required to execute and deliver a supplemental indenture pursuant to the first paragraph of this covenant, or otherwise issue a Guarantee, for so long as any Senior Subordinated Notes shall remain outstanding.

  Limitation on Line of Business. The Indenture provides that for so long as any Notes are outstanding, the Company and its Subsidiaries will engage solely in the ownership and operation of Permitted Businesses.

  Merger, Consolidation, and Sale of Assets. The Indenture provides that the Company may not, and will not permit its Subsidiaries to, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of the assets of the Company (determined on a consolidated business) to, another Person or adopt a plan of liquidation unless (i) either
(A) the Company is the survivor of such merger or consolidation or (B) the surviving or transferee Person is a corporation, partnership, or trust organized and existing under the laws of the United States, any state thereof or the District of Columbia and such surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Company under the Notes and the Indenture and assumes by amendment all of the obligations of the Company under the Registration Rights Agreement; (ii) immediately after giving effect to such transaction and the use of proceeds therefrom (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction), the Company or the surviving or transferee Person is able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; (iii) immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction) no Default or Event of Default has occurred and is continuing; and (iv) the Company has delivered to the Trustee an Officers' Certificate and Opinion of Counsel, each stating that such consolidation, merger, or transfer complies with the Indenture, that the surviving Person agrees by supplemental indenture to be bound thereby, and that all conditions precedent in the Indenture relating to such transaction have been satisfied. For purposes of the foregoing, the transfer (by lease, assignment, sale, or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Events of Default

  The following events are defined in the Indenture as "Events of Default": (i) the failure to pay interest on the Notes when the same becomes due and payable and the Default continues for a period of 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture); (ii) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption, or otherwise (whether or not such payment is prohibited by the subordination provisions of the Indenture); (iii) a default in the observance or performance of any other covenant or agreement contained in the Notes or the Indenture which default continues for a period of 30 days after the Company receives written notice thereof specifying the default from the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes; (iv) the failure to pay at the final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness in default for failure to pay principal at the final stated maturity (giving effect to any extensions thereof) or which has been accelerated, aggregates $5,000,000 or more at any time; (v) one or more judgments in an aggregate amount in excess of $5,000,000 (which are not covered by insurance as to which the insurer has not disclaimed coverage) being rendered against the Company or any of its Subsidiaries and such judgments remain undischarged or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable; (vi) any Guarantee ceases to be in full force and effect (other than as provided in the last paragraph under the "--Guarantees of Certain Indebtedness" covenant above) or is declared null and void, or any Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture) and such condition shall have continued for a period of 30 days after the Company receives written notice thereof from the Trustee or holders of at least 25% in aggregate principal amount of outstanding Notes; and (vii) certain events of bankruptcy, insolvency, or reorganization affecting the Company or any of its Significant Subsidiaries.

  Upon the happening of any Event of Default (other than clause (vii) of the preceding paragraph with respect to the Company or any Significant Subsidiary), the Trustee may, and the Trustee upon the request of holders of at least 25% in principal amount of the Notes shall, or the holders of at least 25% in principal amount of outstanding Notes may, declare the principal of and accrued but unpaid interest, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, will become due and payable upon the first to occur of an acceleration under the Credit Agreement or five business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice (unless all Events of Default specified in such Acceleration Notice have been cured or waived). If an Event of Default under clause (vii) of the preceding paragraph relating to the Company or any Significant Subsidiary occurs and is continuing, then such amount will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

  The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if
(i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Events of Default have been cured or waived except nonpayment of principal or interest on the Notes that has become due solely by such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal which has become due otherwise than by such declaration of acceleration, has been paid, and (iv) the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements, and advances. The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes or a Default or Event of Default arising under any provision of the Indenture which cannot be modified without the consent of each holder of Notes affected thereby.

  The Company is required to deliver to the Trustee, within 120 days after the end of the Company's fiscal year, a certificate indicating whether the signing officers know of any Default or Event of Default that occurred during the previous year and whether the Company has complied with its obligations under the Indenture. In addition, the Company will be required to notify the Trustee of the occurrence and continuation of any Default or Event of Default within five business days after the Company becomes aware of the same.

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default thereunder should occur and be continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provision for security or indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Satisfaction and Discharge of Indenture; Defeasance

  The Company may terminate its obligations under the Indenture at any time, and the obligations of the Guarantors, if any, with respect thereto shall terminate, by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by it thereunder. In addition, the Company, at its option, (i) will be discharged from any and all obligations with respect to the Notes, and each Guarantor, if any, will be discharged from any and all obligations with respect to its Guarantee (except for certain obligations of the Company to register the transfer or exchange of such Notes, replace stolen, lost or mutilated Notes, maintain paying agencies, and hold moneys for payment in trust) or (ii) need not comply with certain of the restrictive covenants in the Indenture, including the Company's obligation to offer to purchase or purchase Notes upon a

Change of Control or following an Asset Sale, and will not by such noncompliance cause a Default or Event of Default under clause (iii) under "Events of Default," if the Company deposits with the Trustee, in trust, U.S. Legal Tender or U.S. Government Obligations or a combination thereof which, through the payment of interest thereon and principal in respect thereof in accordance with their terms, will be sufficient to pay all the principal of and interest on the Notes on the dates such payments are due in accordance with the terms of such Notes as well as the Trustee's fees and expenses. To exercise either such option, the Company is required to deliver to the Trustee (A) an opinion of counsel or a private letter ruling issued to the Company by the IRS to the effect that the holders of the Notes will not recognize income, gain, or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such option had not been exercised and, in the case of an opinion of counsel furnished in connection with a discharge pursuant to clause (i) above, accompanied by a private letter ruling issued to the Company by the IRS to such effect, (B) subject to certain qualifications, an opinion of counsel to the effect that funds so deposited will not be subject to avoidance under applicable Bankruptcy Law, and (C) an officers' certificate and an opinion of counsel to the effect that the Company has complied with all conditions precedent to the defeasance. Notwithstanding the foregoing, the opinion of counsel required by clause (A) above need not be delivered if all Notes not therefore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable on the maturity date within one year, or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

  In the event the Company exercises its option described in clause (ii) of the second sentence of the preceding paragraph with respect to the Notes and the Notes are declared due and payable because of the occurrence of any Event of Default, the amount of U.S. Legal Tender or U.S. Government Obligations deposited with the Trustee to effect such defeasance may not be sufficient to pay amounts due on the Notes at the time of an acceleration resulting from such Event of Default. In any such event, the Company would remain liable to make payment of such amounts due at the time of any such acceleration.

Reports to Holders

  The Company will file with the Trustee and provide to the holders of the Notes, within 15 days after it files them with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company files with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. In the event the Company is no longer required to furnish such reports to its securityholders pursuant to the Exchange Act, the Company will cause its consolidated financial statements, comparable to those which would have been required to appear in annual or quarterly reports, to be delivered to the holders of the Notes. During the period beginning on the latest date of the original issuance of any of the Notes and the date any Note was acquired from the Company or any Affiliate of the Company after the Issue Date and ending on the date that is two years from such latest date, the Company will, during any period in which it is not subject to Section 13 or 15(d) under the Exchange Act or has not timely filed the reports and other information required thereby when so subject, make a available to any holder or beneficial owner of Notes which are Transfer Restricted Notes (as defined under "Exchange Offer; Registration Rights") in connection with any sale thereof and any prospective purchaser of Notes from such holder or beneficial owner the information required pursuant to Rule 144A(d)(4) under the Securities Act upon the request of any holder or beneficial owner of the Notes and it will take such further action as any holder or beneficial owner may reasonably require to sell its Notes without registration under the Securities Act within the limitation of the exemption provided by Rule 144A.

Modification of the Indenture

  From time to time, the Company and the Trustee, together, without the consent of the holders of the Notes, may amend or supplement the Indenture for certain specified purposes, including curing ambiguities, defects, or inconsistencies. Other modifications and amendments of the Indenture may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes, except that, without the consent of each holder of the Notes affected thereby, no amendment may, directly or indirectly: (i) reduce the amount of Notes whose holders must consent to an amendment; (ii) reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes; (iii) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor; (iv) make any Notes payable in money other than that stated in the Notes; (v) make any change in provisions of the Indenture protecting the right of each holder of a Note to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment or permitting holders of a majority in principal amount of the Notes to waive Defaults or Events of Default;
(vi) after the Company's obligation to purchase the Notes arises under the Indenture, amend, modify, or change the obligation of the Company to make or consummate a Change of Control Offer or a Net Proceeds Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers; (vii) modify or change any provision of the Indenture affecting the subordination of the Notes or any Guarantee in a manner adverse to the holders of the Notes; or (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in compliance with other provisions of the Indenture permitting such release.

Certain Definitions

  Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and not incurred by such Person or any of its Subsidiaries in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Company or such acquisition, merger, or consolidation.

  "Acquired Preferred Stock" means Preferred Stock of any Person or any of its Subsidiaries at the time such Person becomes a Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries and not issued by such Person in connection with, or in anticipation or contemplation of, such acquisition, merger, or consolidation together with any other Preferred Stock of such Person, the proceeds of which are used to refinance or replace such Person's Acquired Preferred Stock; provided that
(i) the maximum aggregate liquidation preference of any such refinancing or replacement Preferred Stock does not exceed the aggregate liquidation preference of the Acquired Preferred Stock being refinanced or replaced at the time of such refinancing or replacement and (ii) such refinancing or replacement Preferred Stock (other than Qualified Capital Stock) (x) shall not mature or become mandatorily redeemable prior to the maturity of the Acquired Preferred Stock being refinanced or replaced and (y) shall have a Weighted Average Life to Maturity greater than either (1) the Weighted Average Life to Maturity of the Acquired Preferred Stock being refinanced or replaced or
(2) the remaining Weighted Average Life to Maturity of the Notes.

  "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of its liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date, and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under such Guarantor's Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

  "Affiliate" of any Person means any other Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

  "Asset Acquisition" means (i) an Investment by the Company or any Subsidiary of the Company in any other Person pursuant to which such Person shall become a Subsidiary of the Company or shall be consolidated or merged with the Company or any Subsidiary of the Company or (ii) the acquisition by the Company or any Subsidiary of the Company of assets of any Person comprising a division or line of business of such Person.

  "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment, or other transfer for value, whether in a single transaction or in a series of related transactions, by the Company or any of its Subsidiaries to any Person other than the Company or a Wholly-Owned Subsidiary of the Company (excluding any Sale and Leaseback Transaction or any pledge of assets or stock by the Company or any of its Subsidiaries) of (i) any Capital Stock of any Subsidiary of the Company (other than directors' qualifying shares) or (ii) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business; provided that for purposes of the "Limitation on Asset Sales" covenant, Asset Sales shall not include (a) a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $500,000, (b) Asset Swaps made in compliance with the last paragraph of the "Limitation on Asset Sales" covenant, (c) transactions permitted under the "Merger, Consolidation, and Sale of Assets" covenant, or (d) any Contract Buy Out.

  "Asset Swap" means the execution of a definitive agreement, subject only to FCC approval and other customary closing conditions, that the Company in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange, of Productive Assets between the Company or any of its Subsidiaries and another Person or group of affiliated Persons; provided that any amendment to or waiver of any closing condition which individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

  "Attributable Value" in respect of a Sale and Leaseback Transaction of any property means, as at the time of determination, the greater of (i) the fair market value of the property subject to such arrangement (as determined in good faith by the Board of Directors of the Company) or (ii) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement.

  "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, or other equivalents (however designated) of capital stock, including each class of common stock and Preferred Stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

  "Capitalized Lease Obligation" means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

  "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Corporation or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $50,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through
(v) above.

  A "Change of Control" of the Company will be deemed to have occurred at such time as (i) any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act ("Group"), other than Permitted Holders, becomes the beneficial owner (as defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the Common Stock of the Company, (ii) any Person or Group, other than Permitted Holders, becomes the beneficial owner, directly or indirectly, of more than 30% of the total voting power of the Common Stock of the Company, and the Permitted Holders beneficially own, directly or indirectly in the aggregate, a lesser percentage of the total voting power of the Common Stock of the Company than such Person or Group and do not have the right or ability by voting power, contract, or otherwise to elect or designate for election a majority of the Board of Directors (or any analogous governing body) of the Company, (iii) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock of the Company would be converted into cash, securities, or other property, other than a merger or consolidation of the Company in which the holders of the Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger, or
(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company has been approved by 66 2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors of the Company.

  "Common Stock," as used in this Description of the Notes, means, with respect to any Person, any and all shares, interests, or other participations in, and other equivalents (however designated and whether voting, super-voting or non-voting) of, such Person's common stock whether outstanding at the Issue Date or issued thereafter, and includes, without limitation, all series and classes of such common stock.

  "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of (i) Consolidated Net Income and (ii) to the extent Consolidated Net Income has been reduced thereby, (A) all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses), (B) Consolidated Interest Expense, and (C) Consolidated Non-Cash Charges, all as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP.

  "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of (i) the interest expense of such Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Swap Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing, or similar facilities, and (e) all accrued interest and (ii) the interest component of Capitalized Lease Obligations paid or accrued by such Person and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or loss) of such Person and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication, (a) gains and losses from Asset Sales (without regard to the $500,000 limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects, (b) items classified as extraordinary or nonrecurring gains and losses, and the related tax effects according to GAAP, (c) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of such first referred to Person or is merged or consolidated with it or any of its Subsidiaries, (d) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law, or otherwise, and (e) the net income of any Person, other than a Subsidiary, except to the extent of the lesser of (x) dividends or distributions paid to such first referred to Person or its Subsidiary by such Person and (y) the net income of such Person (but in no event less than zero), and the net loss of such Person shall be included only to the extent of the aggregate Investment of the first referred to Person or a consolidated Subsidiary of such Person.

  "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization, and other non-cash expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary or nonrecurring item).

  "Contract Buy Out" means the involuntary disposition or termination (including, without limitation, pursuant to a buy out) of a contract between a media representation company and a client station.

  "Credit Agreement" means the Credit Agreement, dated as of January 28, 1998, among the Company, the lenders thereto and First Union National Bank, a national banking association, as administrative agent, Fleet Bank, N.A., as documentation agent, and Union Bank of California, N.A. and KeyBank National Association, as co-agents, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether (i) by the same or any other agent, lender, or group of lenders, (ii) under the same or different terms, including but without limitation, amounts available for borrowing, or (iii) effective immediately after or subsequent to any termination of a previous Credit Agreement.

  "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

  "Designated Guarantor Senior Debt" means Indebtedness guaranteed by a Guarantor under or in respect of Designated Senior Debt.

  "Designated Senior Debt" means (i) Indebtedness under or in respect of the Credit Agreement and (ii) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $50,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

  "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), in whole or in part, on or prior to the final maturity date of the Notes.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

  "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

  "Guarantee" means any guarantee of the Notes, on a senior subordinated basis, by a Subsidiary of the Company issued in accordance with the covenant "Guarantees of Certain Indebtedness."

  "Guarantor" means any of the Company's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms thereof.

  "Guarantor Senior Debt" means any Indebtedness of a Guarantor (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), whether outstanding on the Issue Date or thereafter created, incurred, or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, and all monetary obligations of every nature under, (x) the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses, and indemnities and (y) all Interest Swap Obligations. Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include any of the following amounts (whether or not constituting Indebtedness as defined in the Indenture): (i) any Indebtedness of a Guarantor to a Subsidiary of such Guarantor; (ii) Indebtedness and other amounts owing to trade creditors incurred in connection with obtaining goods, materials or services; (iii) Indebtedness represented by Disqualified Capital Stock; and (iv) any liability for federal, state, local, or other taxes owed or owing by a Guarantor; and (v) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

  "Indebtedness" means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, that is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by notes, debentures, or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding, without limitation, any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business and accrued expenses) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included (i) any Capitalized Lease Obligations, (ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor), (iv) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance, or similar credit transaction, (v) Disqualified Capital Stock of such Person, and (vi) obligations of any such Person under any Interest Swap Obligations applicable to any of the foregoing (if and to the extent such Interest Swap Obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP). The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (i) the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP, (ii) Indebtedness shall not include any liability for federal, state, local, or other taxes and (iii) the principal amount of any Indebtedness shall be reduced by the aggregate amount of Cash Equivalents of such Person and its Subsidiaries that are pledged to secure, and are required to be applied, solely to the repayment of the principal of such Indebtedness. Notwithstanding any other provision of the foregoing definition, any trade payable or broadcast program liability arising from the purchase of goods or materials or for programming or services obtained in the ordinary course of business shall not be deemed to be "Indebtedness" of such Person or any of its Subsidiaries for purposes of this definition.

  "Interest Swap Obligations" means the obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, or other interest rate hedge or arrangement.

  "Investment" means (i) any transfer or delivery of cash, stock, or other property of value in exchange for Indebtedness, stock, or other security or ownership interest in any Person by way of loan, advance, capital contribution, guarantee, or otherwise and (ii) an investment deemed to have been made by the Company at the time any entity which was a Subsidiary of the Company ceases to be such a Subsidiary in an amount equal to the value of the loans and advances made, and any remaining ownership interest in, such entity immediately following such entity ceasing to be a Subsidiary of the Company. The issuance of Qualified Capital Stock of the Company shall not constitute an Investment. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined conclusively in good faith by management of the Company unless the fair market value of such Investment exceeds $5,000,000, in which case the fair market value shall be determined conclusively in good faith by the Board of Directors of the Company at the time such Investment is made.

  "Issue Date" means the date of original issuance of the Notes.

  "Leverage Ratio" shall mean, as to any Person, the ratio of (i) the sum of the aggregate outstanding amount of Indebtedness of such Person and its Subsidiaries as of the date of calculation on a consolidated basis in accordance with GAAP to (ii) the Consolidated EBITDA of such Person for the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of determination.

  For purposes of this definition, the aggregate outstanding principal amount of Indebtedness of the Person and its Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness giving rise to the need to perform such calculation had been incurred and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred had occurred, on the last day of the Four Quarter Period. In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and its Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness pursuant to working capital facilities, at any time subsequent to the beginning of the Four Quarter Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Four Quarter Period and (ii) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption, or liability for any such Indebtedness and also including any Consolidated EBITDA associated with such Asset Acquisition) occurred on the first day of the Four Quarter Period. Furthermore, in calculating "Consolidated Interest Expense" for purposes of the calculation of "Consolidated EBITDA," (i) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness as in effect on the date of determination and
(ii) notwithstanding (i) above, interest determined on a fluctuating basis, to the extent such interest is covered by Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

  "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Company or any of its Subsidiaries from such Asset Sale net of
(i) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting, and investment banking fees and sales commissions, recording fees, title insurance premiums, appraisers fees, and costs reasonably incurred in preparation of any asset or property for sale), (ii) taxes paid or reasonably estimated to be payable (calculated based on the combined state, federal, and foreign statutory tax rates applicable to the Company or the Subsidiary engaged in such Asset Sale), and (iii) repayment of Indebtedness secured by assets subject to such Asset Sale; provided that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

  "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing, or otherwise relating to, any Indebtedness.

  "Permitted Business" means the businesses engaged in by the Company and its Subsidiaries on the date of the Indenture and activities reasonably related thereto.

  "Permitted Holders" means (i) Barry A. Ackerley, his immediate family, his grandchildren, and his heirs (in each case including adopted persons), (ii) any trusts controlled by or for the exclusive benefit of the individuals referred to in clause (i) above or the executor or administrator of the estate or other legal representative of the individuals referred to in clause (i), and (iii) any other Person of which at least a majority of the outstanding voting stock is owned, of record and beneficially, by any of the Persons referred to in clause (i) or (ii) above.

  "Permitted Indebtedness" means, without duplication, (i) the Notes originally issued on the Issue Date and any Exchange Notes issued in exchange therefor;
(ii) additional Indebtedness of the Company incurred pursuant to the Credit Agreement in an aggregate principal amount not to exceed $100,000,000; (iii) Interest Swap Obligations; provided that such Interest Swap Obligations are entered into to protect the Company from fluctuations in interest rates of its Indebtedness; (iv) Refinancing Indebtedness; (v) Indebtedness owed by the Company to any Subsidiary or by any Subsidiary to the Company or any Subsidiary of the Company; (vi) Purchase Money Indebtedness not to exceed $5,000,000 in aggregate principal amount at any time outstanding; (vii) Capitalized Lease Obligations not to exceed $15,000,000 in aggregate capitalized amount at any time outstanding; (viii) Indebtedness of the Company or any Subsidiary incurred in respect of performance and payment bonds (other than in respect of Indebtedness); (ix) guarantees by Subsidiaries of any Indebtedness permitted to be incurred pursuant to the Indenture; (x) guarantees of Indebtedness, not to exceed $25,000,000 in the aggregate amount at any time outstanding, owing by Persons who are parties to time brokerage agreements with the Company, in respect of Indebtedness of such Persons arising in connection with such time brokerage agreements; and (xi) Indebtedness of the Company or any of its Subsidiaries in addition to the foregoing not to exceed $10,000,000 in principal amount outstanding at any time (which amount may, but need not, be incurred under the Credit Agreement).

  "Permitted Investments" means (i) Investments received by the Company or its Subsidiaries as consideration for a sale of assets, including an Asset Sale effected in compliance with the "Limitation on Asset Sales" covenant, (ii) Investments by the Company or any Wholly-Owned Subsidiary of the Company in any Wholly-Owned Subsidiary of the Company (whether existing on the Issue Date or created thereafter) or any Person that after such Investments, and as a result thereof, becomes a Wholly-Owned Subsidiary of the Company and Investments in the Company by any Wholly-Owned Subsidiary of the Company, (iii) cash and Cash Equivalents, (iv) Investments in securities of trade creditors, wholesalers, or customers received pursuant to any plan of reorganization or similar arrangement, (v) Investments consisting of loans and advances to employees in the ordinary course of business not to exceed an aggregate amount of $5,000,000 at any time outstanding, (vi) extensions of trade credit in the ordinary course of business, (vii) prepaid expenses incurred in the ordinary course of business, (viii) Interest Swap Obligations, and (ix) additional Investments in an aggregate amount not to exceed $5,000,000 at any time outstanding.

  "Permitted Liens" means (i) Liens for taxes, assessments, or other governmental charges or statutory obligations that are not delinquent or remain payable without penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required), (ii) Liens of carriers, warehousemen, mechanics, materialmen, landlords, and other similar Liens imposed by law incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings, (iii) pledges or deposits to secure obligations under workers' compensation, unemployment insurance, or similar legislation, (iv) Liens to secure performance bonds or other obligations of a like nature (other than for borrowed money), incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions, minor defects or irregularities in title, and other similar charges or encumbrances incurred in the ordinary course of business not interfering in any material respect with the business of the Company or its Subsidiaries, (vi) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of letters of credit or bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business, (vii) judgment and attachment Liens not giving rise to an Event of Default, (viii) leases or subleases granted to others in the ordinary course of business not interfering in any material respect with the business of the Company or its Subsidiaries, (ix) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or its Subsidiaries of its obligations under such lease, (x) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Company or any of its Subsidiaries is a lessee, (xi) Liens securing Purchase Money Indebtedness permitted under clause (vi) of the definition of Permitted Indebtedness; provided that any such Lien (a) shall attach to the property financed by the underlying Purchase Money Indebtedness (the "Subject Property") concurrently with or within ten days after the acquisition thereof by the Company or a Subsidiary, and (b) shall not encumber any property of the Company or any of its Subsidiaries other than the Subject Property, (xii) Liens attributable to Capitalized Lease Obligations permitted under clause (vii) of the definition of Permitted Indebtedness; provided that any such Lien does not extend to any property other than the property subject to the underlying lease, (xiii) any other Liens imposed by operation of law which do not materially affect the Company's or its Subsidiaries' ability to perform their obligations under the Notes and the Indenture and renewals and extensions thereof which do not extend to any additional property and do not increase the amount secured, and (xiv) Liens in existence on the Issue Date and any extension, renewal, or replacement, in whole or in part, thereof, provided that any such extension, renewal, or replacement is not materially more restrictive that the Lien being so extended, renewed, or replaced and does not extend to any property other than the property encumbered by the original Lien.

  "Permitted Securities" means (i) Qualified Capital Stock issued by the Company, (ii) securities substantially identical to the Notes issued by the Company in payment of interest accrued thereon and (iii) securities issued by the Company which are subordinated to the Senior Debt at least to the same extent as the Notes and having a Weighted Average Life to Maturity at least equal to the remaining Weighted Average Life to Maturity of the Notes (the issuance of such subordinated securities to be consented to by the holders of at least a majority of the outstanding amount of Senior Debt consisting of each class of Designated Senior Debt then outstanding, which subordinated securities will be issued in exchange for outstanding Notes or to pay interest accrued on outstanding Notes).

  "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

  "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

  "Productive Assets" means assets of a kind used or usable by the Company and its Subsidiaries in a Permitted Business.

  "Public Equity Offering" means an underwritten, fully registered public offering of Capital Stock (other than Disqualified Capital Stock) of the Company pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act, the gross proceeds of which are at least $25,000,000.

  "Purchase Money Indebtedness" means any Indebtedness incurred by a Person to finance the cost (including the cost of construction, installation or improvement) of an item of property, the principal amount of which Indebtedness does not exceed the sum of (i) the lesser of (A) the fair market value of such property, as determined conclusively in good faith by management of the Company unless the fair market value of such property exceeds $5,000,000, in which case the fair market value of such property shall be determined conclusively in good faith by the Board of Directors of the Company, or (B) 100% of such cost and
(ii) reasonable fees and expenses of such Person incurred in connection therewith.

  "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

  "Refinancing Indebtedness" means Indebtedness of the Company and/or any Subsidiary of the Company to the extent the proceeds thereof are used solely to refinance (whether by amendment, renewal, extension, refunding, or defeasance) Indebtedness of the Company and/or any Subsidiary of the Company, in each such event, incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clause (ii), (iii), (v), (vi),
(vii), (viii), (ix), or (x) of the definition of Permitted Indebtedness); provided that (a) Indebtedness of the Company may not be refinanced with Indebtedness of any Subsidiary of the Company, (b) the principal amount of Refinancing Indebtedness incurred pursuant to this definition (or, if such Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the accreted value of such Indebtedness) shall not exceed the principal amount or accreted value, as the case may be, of the Indebtedness refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of reasonable expenses in connection therewith, (c) such Refinancing Indebtedness (x) shall have no scheduled principal payment prior to the final maturity of the Indebtedness being refinanced and (y) shall have a Weighted Average Life to Maturity greater than either (1) the Weighted Average Life to Maturity of the Indebtedness refinanced or (2) the remaining Weighted Average Life to Maturity of the Notes, and (d) if the Indebtedness to be refinanced is expressly subordinated in right of payment in any manner to any other Indebtedness of the Company or a Subsidiary of the Company, as the case may be, the Indebtedness to be incurred pursuant to this definition shall also be subordinated on terms no more favorable to the holders of such Refinancing Indebtedness than the subordination terms of the Indebtedness being refinanced.

  "Representative" means the indenture trustee or other trustee, agent, or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.

  "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Subsidiary of any property, whether owned by the Company or any Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property; provided that any transaction which the Company elects to treat as an Asset Sale and to apply the proceeds therefrom in accordance with the "Limitation on Asset Sales" covenant shall not be deemed to be a Sale and Leaseback Transaction.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

  "Senior Debt" means any Indebtedness of the Company (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of, and all monetary obligations of every nature under, (x) the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses, and indemnities, and (y) all Interest Swap Obligations. Notwithstanding the foregoing, Senior Debt shall not include any of the following amounts (whether or not constituting Indebtedness as defined in the Indenture): (i) any Indebtedness of the Company to a Subsidiary of the Company, (ii) Indebtedness and other amounts owing to trade creditors incurred in connection with obtaining goods, materials or services, (iii) Indebtedness represented by Disqualified Capital Stock, (iv) any liability for federal, state, local, or other taxes owed or owing by the Company, (v) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company, including Indebtedness under the Subordinated Note Agreements.

  "Significant Subsidiary" means for any Person each Subsidiary of such Person which (i) for the most recent fiscal year of such Person accounted for more than 10% of the consolidated net income of such Person or (ii) as at the end of such fiscal year, was the owner of more than 10% of the consolidated assets of such Person.

  "Subordinated Note Agreements" means the Note Agreement, dated as of December 1, 1988, regarding the 11.20% Senior Subordinated Notes, Series B, due December 15, 1998 by and among the Company and the purchasers named in Schedule I thereto, as amended, and the Note Agreement, dated as of December 1, 1989, regarding the 10.48% Senior Subordinated Notes due December 15, 2000, by and among the Company and the purchasers named in Schedule I thereto, as amended.

  "Subsidiary," with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or (ii) any other Person of which at least a majority of the interests entitled to vote in the election or replacement of directors, managers, or trustees thereof (or other Person performing similar functions) are at the time, directly or indirectly, owned by such Person. Notwithstanding anything in the Indenture to the contrary, all references to the Company and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include the Company and its Subsidiaries as to which financial statements are prepared on a consolidated basis in accordance with GAAP and to financial information prepared on such a consolidated basis. Notwithstanding anything in the Indenture to the contrary, an Unrestricted Subsidiary shall not be deemed to be a Subsidiary for purposes of the Indenture.

  "Unrestricted Subsidiary" means a Person who would otherwise be a Subsidiary of the Company, created after the Issue Date, that has been designated an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company, provided that (a) neither the Company nor any of its Subsidiaries
(1) provides any credit support for any Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement, or instrument evidencing such Indebtedness) or (2) is directly or indirectly liable for any Indebtedness of such Unrestricted Subsidiary, (b) the creditors with respect to Indebtedness for borrowed money of such Unrestricted Subsidiary, having a principal amount in excess of $50,000,000, have agreed in writing that they have no recourse, direct or indirect, to the Company or any Subsidiary of the Company, including, without limitation, recourse with respect to the payment of principal of or interest on any Indebtedness of such Unrestricted Subsidiary, and (c) at the time of designation of such Unrestricted Subsidiary, such Unrestricted Subsidiary has no property or assets (other than de minimis assets resulting from the initial capitalization of such Unrestricted Subsidiary). Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

  "U.S. Legal Tender" means United States dollars, or any replacement currency which shall then be the lawful currency for payment of public and private debts in the United States of America.

  "U.S. Government Obligations" means direct, non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which guarantee or obligation the full faith and credit of the United States of America is pledged.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity, or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

  "Wholly-Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors' qualifying shares) which normally have the right to vote in the election of directors are owned by such Person or any Wholly-Owned Subsidiary of such Person.

                         BOOK ENTRY; DELIVERY AND FORM

  Except as set forth in the following paragraph, the Exchange Notes will be initially represented by one global Note (the "Global Exchange Note"). The Global Exchange Note will be deposited with or on behalf of, The Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Investors may hold their beneficial interests in the Global Exchange Note directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC.


  Exchange Notes that are issued as described below under "--Certificated Notes" will be issued in definitive form. Upon the transfer of an Exchange Note in definitive form, such Exchange Note will, unless the Global Exchange Note has previously been exchanged for Exchange Notes in definitive form, be exchanged for an interest in the Global Exchange Note representing the principal amount of Exchange Notes being transferred.

  The Company expects that pursuant to procedures established by DTC (a) upon issuance of the Global Exchange Note in exchange for the Initial Notes pursuant to the Exchange Offer, DTC or its custodian will credit on its internal system portions of the Global Exchange Note to the respective accounts of persons who have accounts with DTC and (b) ownership of the Exchange Notes will be shown on, and the transfer of ownership there will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Exchange Note will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants in such system, or indirectly through organizations which are Participants in such system.

  So long as DTC or its nominee is the registered owner or holder of any of the Exchange Notes, DTC or such nominee will be considered the sole owner or holder of such Notes represented by such Global Exchange Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Exchange Note will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture with respect to the Exchange Notes.

  Payments of the principal of or premium and interest (including Additional Interest) on the Exchange Notes represented by the Global Exchange Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, or any Paying Agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Exchange Note or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interest.

  The Company expects that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest (including Additional Interest) on the Global Exchange Note will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Exchange Note as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Exchange Note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

  Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If an owner of a beneficial interest in the Global Exchange Note requires physical delivery of a Certificated Security for any reason, including to sell Exchange Notes to persons in jurisdictions which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the Global Exchange Note in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture. Because the laws of certain jurisdictions may require that purchasers of securities take physical delivery of securities in definitive form or that a pledge of securities may only be effected if the securities are in definitive form, such laws may impair the ability to transfer and pledge beneficial interests in the Global Exchange Note.

  Interests in the Global Exchange Note will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the Participants.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account at DTC interests in the Global Notes are credited and only in respect of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction.

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

  Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among its participants, DTC is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Paying Agent will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Securities. Interests in the Global Exchange Note will be exchanged for Certificated Securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Exchange Note, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) the Company in its sole discretion determines that the interest in the Global Exchange Note (in whole but not in part) should be exchanged for Certificated Securities and delivers a written notice to such effect to the Trustee; provided that no Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Securities to be delivered. Beneficial interests in the Global Exchange Note may be exchanged for Certificated Securities, and Certificated Securities may be exchanged for beneficial interests in the Global Exchange Note, subject to compliance with the procedures and restrictions set forth in the Indenture.

  Year 2000. DTC management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

  However, the DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as DTC's direct and indirect participants and third party vendors from whom the DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to (i) impress upon them the importance of such services being Year 2000 compliant and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

  According to DTC, the information set forth in the two immediately preceding paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

  The information set forth above concerning DTC and its book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for the accuracy thereof.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


  The following is a general discussion of the principal United States federal income tax consequences to holders of Initial Notes who exchange their Initial Notes for Exchange Notes pursuant to the Exchange Offer. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion is limited to holders of Initial Notes who hold the Notes as capital assets, within the meaning of section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to holders of Initial Notes and Exchange Notes in light of their personal circumstances or to certain types of holders of Initial Notes and Exchange Notes (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged the risk of owning a Note). In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, or any estate or gift tax considerations.

Exchange Offer

  The exchange of Initial Notes for Exchange Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for United States Federal income tax purposes. Accordingly, there should be no United States Federal income tax consequences to holders who exchange Initial Notes for Exchange Notes pursuant to the Exchange Offer and any such holder should have the same adjusted tax basis and holding period in the Exchange Notes as it had in the Initial Notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period one year from the Consummation Deadline (as defined in the Registration Rights Agreement) or such shorter period as will terminate when all Initial Notes covered by the Registration Statement of which this Prospectus forms a part have been said pursuant thereto (such period being hereinafter referred to as the "Prospectus Delivery Period"), it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  During the Prospectus Delivery Period, The Company will promptly send additional copies of the Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such document. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters in connection with the sale of the Exchange Notes being offered, including the validity of the Exchange Notes, will be passed upon for the Company by Graham & Dunn PC, Seattle, Washington.

                                    EXPERTS

  The consolidated financial statements of The Ackerley Group, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                            The Ackerley Group, Inc.

                               Offer to Exchange
                 9% Series B Senior Subordinated Notes due 2009
                                      For
                 9% Series A Senior Subordinated Notes due 2009

                                   --------

                                   PROSPECTUS
                                        , 1999

                                   --------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Under Article SEVENTH of the Company's Certificate of Incorporation and
Section 9.1 of the Company's Bylaws, the Company indemnifies all directors, officers, employees, agents, and other persons whom it may identify to the full extent permitted by the Delaware General Corporation Law against any liability and the expenses incurred in defense of such liability. Nothing contained in the Company's Certificate of Incorporation shall be deemed to require or make mandatory the purchase and maintenance of insurance permitted under Section 145(g) of the Delaware General Corporation Law. The Company will pay the expenses of any director or officer in defense of such liability in advance of the final disposition of the matter upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts if it shall ultimately be determined that such person is not entitled to such indemnification. In addition, the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Registration Statement, provides that each Underwriter will indemnify and hold harmless the Company, its directors and its officers who sign this Registration Statement and each person, if any, who controls the Company within the meanings of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against certain specified liabilities and expenses caused by any untrue statements or omissions in the Registration Statement based upon information furnished in writing to the Company by such Underwriter expressly for use therein.

  The Company maintains directors' and officers' liability insurance for the directors and principal officers of the Company.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits.

 Exhibit
   No.                                   Exhibit
 -------                                 -------
   3.1   Fourth Restated Certificate of Incorporation (1)
   3.2   Amended and Restated Bylaws(2)
   4.1   Indenture dated December 14, 1998 between The Ackerley Group, Inc. and
          The Bank of New York, as Trustee relating to the 9% Senior
          Subordinated Notes due 2009
   4.2   Form of 9% Series B Senior Subordinated Note due 2009
   4.3   Registration Rights Agreement dated December 14, 1998 among The
          Ackerley Group, Inc. and the Initial Purchasers named therein
  *5     Opinion of Graham & Dunn PC as to legality of securities
  *7     Opinion of Graham & Dunn PC as to certain tax matters
 *10.1   Credit Agreement dated January 22, 1999, by and among The Ackerley
          Group, Inc., First Union National Bank, Fleet Bank, N.A., Union Bank
          of California, N.A., KeyBank National Association and Bank of
          Montreal, Chicago Branch
 *10.2   Security Agreement dated January 22, 1999 between the Company and
          First Union National Bank, as administrative agent
 *10.3   Pledge Agreement dated as of January 22, 1999 between the Company and
          First Union National Bank, as administrative agent
  10.4   Composite Conformed Copy of Note Agreements between the Company and certain insurance companies, dated as of December 1, 1989(3)

Exhibit
  No.                                                  Exhibit
-------                                                -------
 10.5    Amendment No. 1 dated October 18, 1991 to Note Agreements dated December 1, 1989(4)
 10.6    Agreements of Waiver and Amendment dated as of September 30, 1990, relating to the Note
          Agreements(5)
 10.7    Implementation and Waiver Agreement dated October 18, 1991(4)
 10.8    The Company's Employee Stock Option Plan, as amended and restated on March 4, 1996(6)
 10.9    Nonemployee-Director's Equity Compensation Plan(7)
 10.10   Premises Use and Occupancy Agreement between The City of Seattle and SSI Sports, Inc. dated
          March 2, 1994(8)
 10.11   Purchase and Sale Agreement between Sky Sites, Inc. and Ackerley Airport Advertising, Inc., dated as of May 19, 1998(9)
 10.12   Asset Purchase Agreement between Sinclair Communications, Inc. and The Ackerley Group, Inc. dated as of September 25, 1998 (relating to WOKR(TV), Rochester, New York)(10)
 10.13   Acquisition Agreement between Wicks Broadcast Group Limited Partnership and AK Media Group,
          Inc. dated as of November 30, 1998 (relating to KMTR(TV), Eugene, Oregon)
 10.14   Asset Exchange Agreement among Benedek Broadcasting Corporation, Benedek License Corporation,
          and AK Media Group, Inc. dated December 30, 1998 (relating to KKTV(TV), Colorado Springs,
          Colorado, and KCOY(TV), Santa Maria, California)
 12      Computation of Ratio of Earnings to Fixed Charges
 21      Subsidiaries of the Company
*23.1    Consent of Graham & Dunn PC (included in Exhibit 5.1)
 23.2    Consent of Ernst & Young LLP, Independent Auditors
 24      Powers of Attorney for each of Barry A. Ackerley, Gail A. Ackerley, Deborah L. Bevier, M. Ian G.
          Gilchrist, Michel C. Thielen, Denis M. Curley, and Keith W. Ritzmann
 25      Statement of Eligibility and Qualification of Trustee on Form T-1
 99.1    Form of Letter of Transmittal
 99.2    Form of Notice of Guaranteed Delivery
 99.3    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
 99.4    Form of Letter to Clients

--------
 *To be filed by amendment.
 (1) Incorporated by reference to Exhibit 3.0 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
 (2) Incorporated by reference to Exhibit 3.5 to the Company's 1997 Annual Report on Form 10-K.
 (3) Incorporated by reference to Exhibits 10.13 and 10.16, respectively, to the Company's 1989 Annual Report on Form 10-K.

 (4) Incorporated by reference to Exhibits 10.9, 10.10, and 10.16, respectively, to the Company's 1991 Annual Report on Form 10-K.
 (5) Incorporated by reference to Exhibit 10.20 to the Company's 1990 Annual Report on Form 10-K.
 (6) Incorporated by reference to Exhibit 10.10 to the Company's 1995 Annual Report on Form 10-K.
 (7) Incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8, filed on May 14, 1996.
 (8) Incorporated by reference to Exhibit 10.22 to the Company's 1994 Annual Report on Form 10-K.
 (9) Incorporated by reference to Exhibit 10 to the Company's Current Report on Form 8-K, filed on July 15, 1998.
(10) Incorporated by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

  (b) Financial Statement Schedules

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents file subsequent to the effective date of the registration statement through the date of responding to the request.

  (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on February 1, 1999.

                                          The Ackerley Group, Inc.

                                                             *
                                          By: _________________________________
                                            Barry A. Ackerley
                                            Chairman and Chief Executive
                                            Officer (Principal Executive
                                            Officer)

  Pursuant to the requirements of the Securities Act of 1993, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title               Date

                  *                     Chairman and Chief      February 1, 1999
-------------------------------------    Executive Officer and
          Barry A. Ackerley              Director (Principal
                                         Executive Officer)

                  *                     Co-Chairman and Co-     February 1, 1999
-------------------------------------    President and Director
          Gail A. Ackerley

         /s/ Denis M. Curley            Co-President and Chief  February 1, 1999
-------------------------------------    Financial Officer,
           Denis M. Curley               Secretary and
                                         Treasurer (Principal
                                         Financial Officer)

        /s/ Keith W. Ritzmann           Senior Vice President   February 1, 1999
-------------------------------------    and Chief Information
          Keith W. Ritzmann              Officer, Assistant
                                         Secretary and
                                         Controller (Principle
                                         Accounting Officer)

                  *                     Director                February 1, 1999
-------------------------------------
          Deborah L. Bevier

                  *                     Director                February 1, 1999
-------------------------------------
         M. Ian G. Gilchrist

                  *                     Director                February 1, 1999
-------------------------------------
          Michel C. Thielen

        /s/ Keith W. Ritzmann                                   February 1, 1999
*By: ________________________________
  Attorney-In-Fact

                                 EXHIBIT INDEX

 Exhibit
   No.                                   Exhibit
 -------                                 -------
   3.1   Fourth Restated Certificate of Incorporation (1)
   3.2   Amended and Restated Bylaws(2)
   4.1   Indenture dated December 14, 1998 between The Ackerley Group, Inc. and
          The Bank of New York, as Trustee relating to the 9% Senior
          Subordinated Notes due 2009
   4.2   Form of 9% Series B Senior Subordinated Note due 2009
   4.3   Registration Rights Agreement dated December 14, 1998 among The
          Ackerley Group, Inc. and the Initial Purchasers named therein
  *5     Opinion of Graham & Dunn PC as to legality of securities
  *7     Opinion of Graham & Dunn PC as to certain tax matters
 *10.1   Credit Agreement dated January 22, 1999, by and among The Ackerley
          Group, Inc., First Union National Bank, Fleet Bank, N.A., Union Bank
          of California, N.A., KeyBank National Association and Bank of
          Montreal, Chicago Branch
 *10.2   Security Agreement dated January 22, 1999 between the Company and
          First Union National Bank, as administrative agent
 *10.3   Pledge Agreement dated as of January 22, 1999 between the Company and
          First Union National Bank, as administrative agent
  10.4   Composite Conformed Copy of Note Agreements between the Company and certain insurance companies, dated as of December 1, 1989(3)
  10.5   Amendment No. 1 dated October 18, 1991 to Note Agreements dated
          December 1, 1989(4)
  10.6   Agreements of Waiver and Amendment dated as of September 30, 1990, relating to the Note Agreements(5)
  10.7   Implementation and Waiver Agreement dated October 18, 1991(4)
  10.8   The Company's Employee Stock Option Plan, as amended and restated on
          March 4, 1996(6)
  10.9   Nonemployee-Director's Equity Compensation Plan(7)
  10.10  Premises Use and Occupancy Agreement between The City of Seattle and
          SSI Sports, Inc. dated March 2, 1994(8)
  10.11  Purchase and Sale Agreement between Sky Sites, Inc. and Ackerley
          Airport Advertising, Inc., dated as of May 19, 1998(9)
  10.12  Asset Purchase Agreement between Sinclair Communications, Inc. and The
          Ackerley Group, Inc. dated as of September 25, 1998 relating to
          WOKR(TV), Rochester, New York)(10)
  10.13  Acquisition Agreement between Wicks Broadcast Group Limited
          Partnership and AK Media Group, Inc. dated as of November 30, 1998
  10.14  Asset Exchange Agreement among Benedek Broadcasting Corporation,
          Benedek License Corporation, and AK Media Group, Inc. dated December
          30, 1998
  12     Computation of Ratio of Earnings to Fixed Charges

 Exhibit
   No.                                  Exhibit
 -------                                -------
  21     Subsidiaries of the Company
 *23.1   Consent of Graham & Dunn PC (included in Exhibit 5.1)
  23.2   Consent of Ernst & Young LLP
  24     Powers of Attorney for each of Barry A. Ackerley, Gail A. Ackerley,
          Deborah L. Bevier, M. Ian G.
          Gilchrist, Michel C. Thielen, Denis M. Curley, and Keith W. Ritzmann
  25     Statement of Eligibility and Qualification of Trustee on Form T-1
 *99.1   Form of Letter of Transmittal
 *99.2   Form of Notice of Guaranteed Delivery
 *99.3   Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
         and Other Nominees
 *99.4   Form of Letter to Clients

--------
  *   To be filed by amendment.
 (1) Incorporated by reference to Exhibit 3.0 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
 (2) Incorporated by reference to Exhibit 3.5 to the Company's 1997 Annual Report on Form 10-K.
 (3) Incorporated by reference to Exhibits 10.13 and 10.16, respectively, to the Company's 1989 Annual Report on Form 10-K.
 (4) Incorporated by reference to Exhibits 10.9, 10.10, and 10.16, respectively, to the Company's 1991 Annual Report on Form 10-K.
 (5) Incorporated by reference to Exhibit 10.20 to the Company's 1990 Annual Report on Form 10-K.
 (6) Incorporated by reference to Exhibit 10.10 to the Company's 1995 Annual Report on Form 10-K.
 (7) Incorporated by reference to Exhibit 99.1 to the Company's Registration Statement on Form S-8, filed on May 14, 1996.
 (8) Incorporated by reference to Exhibit 10.22 to the Company's 1994 Annual Report on Form 10-K.
 (9) Incorporated by reference to Exhibit 10 to the Company's Current Report on Form 8-K, filed on July 15, 1998.
(10) Incorporated by reference to Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.